Exhibit 99.T3C.2

Amended Form of New High Yield Notes Indenture

ENQUEST PLC,
as Issuer

the Guarantors named herein

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee, Principal Paying Agent,
Transfer Agent and Registrar

Indenture

Dated as of November [21], 2016

7% PIK Toggle Senior Notes with a scheduled maturity in 2022

CROSS-REFERENCE TABLE*

U.S. Trust Indenture Act section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	7.12
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.3; 7.10
311(a)	7.11
(b)	7.11
312(a)	2.5
(b)	11.4
(c)	11.4
313(a)	7.6
(b)(1)	N.A.
(b)(2)	7.6; 7.7
(c)	7.6; 11.3
(d)	7.6
314(a)	4.3; 4.17;11.3; 11.6
(b)	N.A.
(c)(1)	11.5
(c)(2)	11.5
(c)(3)	N.A.
(d)	N.A.
(e)	11.6
(f)	N.A.
315(a)	7.1
(b)	6.2(b); 11.3
(c)	7.1
(d)	7.1
(e)	6.11
316(a) (last sentence)	2.9
(a)(1)(A)	6.5
(a)(1)(B)	6.4
(a)(2)	N.A.
(b)	9.2(d)
(c)	6.15
317(a)(1)	6.8
(a)(2)	6.9
(b)	2.4
318(a)	11.1
(b)	N.A.
(c)	11.1

N.A. means not applicable.

*    This Cross Reference Table is not part of the Indenture.

i

5.	SUCCESSORS		77
	5.1	Merger, Consolidation or Sale of Assets	77
	5.2	Successor Substituted	78

6.	EVENTS OF DEFAULT AND REMEDIES		79
	6.1	Events of Default	79
	6.2	Acceleration	81
	6.3	Other Remedies	81
	6.4	Waiver of Past Defaults	82
	6.5	Control by Majority	82
	6.6	Limitation on Suits	82
	6.7	[RESERVED]	83
	6.8	Collection Suit by Trustee	83
	6.9	Trustee May File Proofs of Claim	83
	6.10	Priority of Payment	83
	6.11	Undertaking for Costs	84
	6.12	Restoration of Rights and Remedies	84
	6.13	Rights and Remedies Cumulative	84
	6.14	Delay or Omission not Waiver	85
	6.15	Record Date	85
	6.16	Waiver of Stay or Extension Laws	85

7.	TRUSTEE		85
	7.1	Duties of Trustee	85
	7.2	Certain Rights of Trustee	86
	7.3	Individual Rights of Trustee	87
	7.4	Trustee’s Disclaimer	87
	7.5	Notice of Listing/Delisting	87
	7.6	Reports by Trustee to Holders	87
	7.7	Compensation and Indemnity	88
	7.8	Replacement of Trustee	89
	7.9	Successor Trustee by Merger	90
	7.10	Eligibility; Disqualification	90
	7.11	Preferential Collection of Claims Against Issuer	90
	7.12	Appointment of Co-Trustee	90
	7.13	Rights of Other Agents	91

8.	DEFEASANCE, SATISFACTION AND DISCHARGE		91
	8.1	Issuer’s Option to Effect Legal Defeasance or Covenant Defeasance	91
	8.2	Legal Defeasance and Discharge	92
	8.3	Covenant Defeasance	92
	8.4	Conditions to Defeasance	92
	8.5	Satisfaction and Discharge of Indenture	93
	8.6	Survival of Certain Obligations	94
	8.7	Acknowledgment of Discharge by Trustee	94
	8.8	Application of Trust Money	94
	8.9	Repayment to Issuer	95
	8.10	Indemnity for Government Securities	95
	8.11	Reinstatement	95

9.	AMENDMENT, SUPPLEMENT AND WAIVER		95
	9.1	Without Consent of Holders	95
	9.2	With Consent of Holders	96
	9.3	Compliance with U.S. Trust Indenture Act	97
	9.4	Effect of Supplemental Indentures	97
	9.5	Notation on or Exchange of Notes	97
	9.6	Revocation and Effect of Consents	98
	9.7	Notice of Amendment or Waiver	98

	9.8	Trustee to Sign Amendments, Etc.	98
	9.9	Additional Guarantee Subordination Agreements	98

10.	NOTE GUARANTEES		100
	10.1	Note Guarantee	100
	10.2	Turnover	101
	10.3	Authorization to Effect Subordination	101
	10.4	Reliance by Holders of Senior Debt	101
	10.5	Subject to Guarantee Subordination Agreement and any Additional Guarantee Subordination Agreement	101
	10.6	Subrogation	102
	10.7	Limitation of Note Guarantee	102
	10.8	Notation Not Required	103
	10.9	Successors and Assigns	103
	10.10	No Waiver	103
	10.11	Modification	103
	10.12	Note Guarantees Release	103
	10.13	Additional Guarantors to Execute Supplemental Indenture	104

11.	MISCELLANEOUS		104
	11.1	U.S. Trust Indenture Act Controls	104
	11.2	USA PATRIOT Act	104
	11.3	Notices	104
	11.4	Communication by Holders with Other Holders	106
	11.5	Certificate and Opinion as to Conditions Precedent	106
	11.6	Statements Required in Certificate or Opinion	107
	11.7	Rules by Trustee, Paying Agents and Registrar	107
	11.8	Legal Holidays	107
	11.9	Governing Law	107
	11.10	Jurisdiction	107
	11.11	No Personal Liability of Directors, Officers, Employees and Stockholders	108
	11.12	Successors	108
	11.13	Multiple Originals	108
	11.14	Table of Contents and Headings	108
	11.15	Severability	108
	11.16	Judgment Currency	109
	11.17	Prescription	109
	11.18	Force Majeure	109

Schedule 1		Form of Note	S1-1

Schedule 2		Form of Certificate of Exchange	S2-1

Schedule 3		Form of Supplemental Indenture to be Delivered by Subsequent Guarantors	S3-1

INDENTURE dated as of November [21], 2016

AMONG:

(1)                                     ENQUEST PLC, a public limited company incorporated under the laws of England and Wales, with company number 07140891 (the “Issuer”);

(2)                                     the Guarantors; and

(3)                                     DEUTSCHE BANK TRUST COMPANY AMERICAS (the “Trustee”, “Principal Paying Agent”, “Transfer Agent” and “Registrar”).

RECITALS OF THE ISSUER AND THE GUARANTORS

The Issuer is delivering this Indenture to provide for the issuance of (i) its 7% PIK Toggle Senior Notes with a scheduled maturity in 2022 issued on the date hereof (whether represented by a Global Note or a Definitive Registered Note, the “Original Notes”), which are being issued in exchange of its 2022 Notes (as defined herein) pursuant to the Scheme (as defined herein), and (ii) any Additional Notes (whether represented by a Global Note or a Definitive Registered Note, together with the Original Notes, the “Notes”). The Guarantors are hereunder providing for the issuance of their respective Guarantees of the Notes.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

1.                                          DEFINITIONS

1.1                                   Definitions

“2016 Equity Issuance” means the placing and open offer of up to $100.0 million (equivalent) launched pursuant to the prospectus dated October 14, 2016 as part of the Scheme.

“2022 Notes” means the Issuer’s 7% Senior Notes due 2022, in exchange for which the Original Notes are to be issued under this Indenture pursuant to the Scheme.

“Acquired Debt” means, with respect to any specified Person:

(a)                           Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(b)                           Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Assets” means:

(a)                           any property or assets used or useful in the Oil and Gas Business;

(b)                           the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or any of its Restricted Subsidiaries; or

(c)                            Capital Stock constituting a Minority Interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (b) or (c) of this definition is primarily engaged in the Oil and Gas Business.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control”, as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling”, “controlled by” and “under common control with” have correlative meanings.

“Agents” means the Principal Paying Agent, the Transfer Agent and the Registrar.

“Applicable Premium” means, with respect to any Note at any time, the greater of (1) 1.0% of the principal amount of such Note and (2) the excess of:

(a)                           the present value at such time of (i) the Redemption Price of the Note on April 15, 2017 (such Redemption Price being set forth in the table in Section 3.8(b)), plus (ii) all required interest payments due on the Note through April 15, 2017 (excluding accrued but unpaid interest to the Redemption Date) discounted back to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Rate as of such time plus 50 basis points; over

(b)                           the then-outstanding principal amount of the Note.

The Issuer shall calculate the Applicable Premium and, for the avoidance of doubt, calculation of the Applicable Premium shall not be a duty or obligation of the Trustee, the Registrar or any Paying Agent.

“Applicable Procedures” means, with respect of any transfer or exchange of, or for beneficial interests in, any Global Note, the rules and procedures of the relevant Clearing System that apply to such transfer or exchange.

“Asset Sale” means:

(a)                           the sale, lease, conveyance or other disposition of any assets or rights (including by way of a Production Payment but excluding an operating lease entered into in the ordinary course of the Oil and Gas Business); provided that the sale, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by Section 4.9 or Section 5.1 and not by Section 4.7; and

(b)                           the issuance of Equity Interests in any of the Issuer’s Restricted Subsidiaries or the sale by the Issuer or its Restricted Subsidiaries of Equity Interests in any of the Issuer’s Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(a)                           any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $50.0 million;

(b)                           a transfer or other disposition of assets or Equity Interests between or among the Issuer and its Restricted Subsidiaries;

(c)                            an issuance or sale of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or to a Restricted Subsidiary of the Issuer;

(d)                           the sale, lease or other disposition of products, services, Hydrocarbons or mineral products inventory or accounts receivable or other assets in the ordinary course of business;

(e)                            the abandonment, farm-in, farm-out, carry, lease or sublease of any oil and gas properties or the forfeiture or other disposition of such properties, in each case in the ordinary course of business;

(f)                             the disposition of assets to a Person who is providing services (the provision of which have been or are to be outsourced by the Issuer or any Restricted Subsidiary to such Person) related to such assets;

(g)                            any sale or other disposition of damaged, unserviceable, worn-out or obsolete assets in the ordinary course of business;

(h)                           the sale or other disposition of cash or Cash Equivalents or other financial assets in the ordinary course of business;

(i)                               for purposes of Section 4.7 only, the making of a Permitted Investment or a disposition subject to Section 4.6;

(j)                              the sale or other disposition (whether or not in the ordinary course of business) of crude oil and natural gas properties; provided that at the time of such sale or other disposition such properties do not have associated with them any proved and probable reserves;

(k)                           any Asset Swap;

(l)                               granting of Liens not prohibited by Section 4.5;

(m)                       the licensing or sublicensing of intellectual property, including licenses for seismic data or other general intangibles and licenses, leases or subleases of other property, in the ordinary course of business and which do not materially interfere with the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(n)                           a surrender or waiver of contract rights, oil and gas leases or the settlement, release or surrender of contract, tort or other claims of any kind;

(o)                           dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(p)                           any sale or other disposition of any oil and gas properties or interests therein to any governmental authority that is (i) a result of a relinquishment to, or a compulsory or involuntary acquisition by, such authority or (ii) made in connection with acquiring, renewing or retaining, as applicable, any other oil and gas properties or interests awarded by such governmental authority; provided that any cash or Cash Equivalents received in connection with any such sale or other disposition must be applied in accordance with Section 4.7;

(q)                           foreclosure, condemnation or any similar action with respect to any property or other assets; and

(r)                              any Production Payments and Reserve Sales; provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Issuer or a Restricted Subsidiary, shall have been created, incurred, issued, assumed or

Guaranteed in connection with the financing of, and within 60 days after the acquisition of, the property that is subject thereto.

“Asset Swap” means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange (including by way of any farm-out, farm-in, lease or sublease or any other contractual transfer of rights) of any assets or properties or interests therein (including, for the avoidance of doubt, shares in companies owning such assets or properties or interests therein) used or useful in the Oil and Gas Business between the Issuer or any of its Restricted Subsidiaries and another Person; provided that the Fair Market Value of the properties or assets or interests therein traded or exchanged by the Issuer or such Restricted Subsidiary (together with any cash) is reasonably equivalent (as determined in good faith by a responsible accounting or financial officer of the Issuer) to the Fair Market Value of the properties or assets or interests therein (together with any cash) to be received by the Issuer or such Restricted Subsidiary, and provided further that any net cash received must be applied in accordance with Section 4.7.

“Bank Credit Facilities” means any Credit Facility that does not constitute Public Indebtedness.

“Bankruptcy Law” means (i) the UK Insolvency Act 1986, as amended (together with the rules and regulations made pursuant thereto), (ii) title 11, United States Bankruptcy Code of 1978, as amended and (iii) any other applicable law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d—3 and Rule 13d—5 under the U.S. Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in section 13(d)(3) of the U.S. Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficial Ownership”, “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(a)                           with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b)                           with respect to a partnership, the board of directors of the general partner of the partnership;

(c)                            with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(d)                           with respect to any other Person, the board or committee of such Person serving a similar function.

“Book-Entry Interest” means a beneficial interest in a Global Note held by or through a Participant.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in London, Luxembourg or New York or another place of payment under this Indenture are authorized or required by law to close.

“Calculation Date” has the meaning given in the definition of “Fixed Charge Coverage Ratio”.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with IFRS, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(a)                           in the case of a corporation, corporate stock;

(b)                           in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)                            in the case of a partnership or limited liability company, partnership interests (whether general or limited) or, membership interests; and

(d)                           any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(a)                           securities issued or directly and fully guaranteed or insured by the government of the United States of America, a member state of the European Union on December 31, 2003, Switzerland, Norway, Canada, Australia or Japan (including, in each case, any agency or instrumentality thereof), as the case may be, the payment of which is backed by the full faith and credit of the United States, the relevant member state of the European Union, Switzerland, Norway, Canada, Australia or Japan, as the case may be, having maturities of not more than fifteen months from the date of acquisition, the long-term debt of which is rated at the time of acquisition thereof is at least “A” or the equivalent thereof by S&P, or “A2” or the equivalent thereof by Moody’s or the equivalent rating category of another internationally recognized rating agency;

(b)                           certificates of deposit, time deposits, eurodollar time deposits, money market deposits, overnight bank deposits or bankers’ acceptances (and similar instruments) having maturities of not more than fifteen months from the date of acquisition thereof issued by any commercial bank, the long-term debt of which is rated at the time of acquisition thereof at least “A-” or the equivalent thereof by S&P, or “A3” or the equivalent thereof by Moody’s or the equivalent rating category of another internationally recognized rating agency, and having combined capital and surplus in excess of $250.0 million;

(c)                            repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) of this definition entered into with any financial institution meeting the qualifications specified in clause (b) of this definition;

(d)                           commercial paper rated at the time of acquisition thereof at least “A—2” or the equivalent thereof by S&P or “P—2” or the equivalent thereof by Moody’s, or carrying an equivalent rating by an internationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

(e)                            in the case of any Restricted Subsidiary of the Issuer located outside the United States, Canada and the European Union, any substantially similar investment to the kinds described in clauses (b) and (c) of this definition obtained in the ordinary course of business and (i) with the highest ranking obtainable in the applicable jurisdiction or (ii) with any bank, trust company or similar entity, which would rank, in terms of combined capital and surplus and undivided profits or the ratings on its long-term debt, among the top five banks in such jurisdiction; and

(f)                             interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (a) through (d) of this definition.

“Cash Payment Condition” will be satisfied in respect of an Interest Payment Date (as determined by the Issuer) if (i) the average of the Daily Brent Oil Prices during the period of six calendar months immediately preceding the Payment Condition Determination Date is equal to or above $65.00; and (ii) as at the relevant Payment Condition Determination Date, no payment Event of Default (as defined in the Senior Facility) under the Senior Facility has occurred and is continuing, which shall include, for the avoidance of doubt, any such Event of Default (as defined in the Senior Facility) arising as a result of the aggregate amount of the loans and letters of credit outstanding under the Senior Facility exceeding the Aggregate Commitments (as defined in the Senior Facility) applicable at such time.

“Change of Control” means the occurrence of any of the following:

(a)                           the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in section 13(d) of the U.S. Exchange Act);

(b)                           the adoption of a plan relating to the liquidation or dissolution of the Issuer; or

(c)                            the consummation of any transaction (including any merger or consolidation), the result of which is that any “person” (as defined in clause (a) of this definition) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Issuer, measured by voting power rather than number of shares.

“Clearing System” means DTC, Euroclear and/or Clearstream, Luxembourg.

“Clearstream, Luxembourg” means Clearstream Banking, société anonyme, and its successors.

“Companies Act” means the UK Companies Act 2006, as amended.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus the following, without duplication:

(a)                           an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with a sale of assets (together with any related provision for taxes and any related non-recurring charges relating to any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity) to the extent deducted in calculating such Consolidated Net Income; plus

(b)                           taxes based on income or profits of such Person and its Restricted Subsidiaries for such period to the extent deducted in calculating such Consolidated Net Income; plus

(c)                            the Fixed Charges of such Person and its Restricted Subsidiaries for such period to the extent deducted in calculating such Consolidated Net Income; plus

(d)                           depreciation, depletion, amortization (including amortization of intangibles and deferred financing fees but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash charges and expenses (including write downs and impairment of property, plant, equipment and intangible and other long lived assets and the impact of purchase accounting on the Issuer and its Restricted Subsidiaries for such period), of such Person and its Restricted Subsidiaries (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) for such period to the extent deducted in calculating such Consolidated Net Income; plus

(e)                            any expenses, charges or other costs related to the issuance of any Capital Stock, or any Permitted Investment, acquisition, disposition, recapitalization or listing or the incurrence of Indebtedness permitted to be incurred under Section 4.4 (including any refinancing thereof) whether or not successful, including (i) such fees, expenses or charges related to any incurrence of Indebtedness issuance and (ii) any amendment or other modification of any incurrence, in each case to the extent deducted in calculating such Consolidated Net Income; plus

(f)                             any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness); plus

(g)                            the amount of any minority interest expense consisting of subsidiary income attributable to Minority Interests of third parties in any non-wholly owned Restricted Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on, or other cash payments in respect of, Equity Interests held by such parties; plus

(h)                           if such Person accounts for its oil and natural gas operations using successful efforts or a similar method of accounting, consolidated exploration and abandonment expense and write-offs of the Issuer and its Restricted Subsidiaries; plus

(i)                               the proceeds of any business interruption insurance received or that become receivable during such period to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income; plus

(j)                              payments received or that become receivable with respect to expenses that are covered by the indemnification provisions in any agreement entered into by such Person in connection with an acquisition to the extent such expenses were included in computing Consolidated Net Income; minus

(k)                           non-cash items increasing such Consolidated Net Income for such period (other than any non-cash items increasing such Consolidated Net Income pursuant to clauses (a) through (j) of the definition of Consolidated Net Income), other than items that were accrued in the ordinary course of business; and minus

(l)                               the sum of (i) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production

Payments and (ii) amounts recorded in accordance with IFRS as repayments of principal and interest pursuant to Dollar-Denominated Production Payments,

in each case, on a consolidated basis and determined in accordance with IFRS.

“Consolidated Leverage” means, as of any date of determination, with respect to any specified Person, the total amount of Indebtedness under Credit Facilities of such Person and its Restricted Subsidiaries on a consolidated basis (excluding Hedging Obligations and excluding letters of credit) less cash and Cash Equivalents held by such specified Person as of the date of determination.

“Consolidated Leverage Ratio” means, as of any date of determination, with respect to any specified Person, the ratio of (a) the Consolidated Leverage of such Person on such date to (b) the Consolidated Cash Flow of the Person for the two most recent half-year periods ending immediately prior to such date for which internal financial statements are available. For purposes of calculating the Consolidated Cash Flow for such period:

(a)                           acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the two half-year reference period or subsequent to such reference period, and on or prior to the date of determination, or that are to be made on the date of determination, will be given pro forma effect as if they had occurred on the first day of the two half-year reference period;

(b)                           the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of on or prior to the date of determination (including transactions giving rise to the need to calculate such Consolidated Leverage Ratio) will be excluded;

(c)                            any Person that is a Restricted Subsidiary on the date of determination will be deemed to have been a Restricted Subsidiary at all times during such two half-year reference period; and

(d)                           any Person that is not a Restricted Subsidiary on the date of determination will be deemed not to have been a Restricted Subsidiary at any time during such two half-year reference period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculation shall be determined in good faith by a responsible accounting or financial officer of the Issuer and may include anticipated expense and cost reduction synergies. In determining the amount of Indebtedness in respect of borrowed money outstanding on any date of determination, pro forma effect will be given to any incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness in respect of borrowed money on such date. Any undrawn amounts under revolving credit Indebtedness shall be deemed not to be outstanding.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiaries), determined in accordance with IFRS; provided that:

(a)                           the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(b)                           solely for the purpose of determining the amount available for Restricted Payments under Section 4.6(a)(III)(3)(i), any net income (but not loss) of any Restricted Subsidiary (other than any Guarantor) will be excluded if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to such Person (or any Guarantor that holds the Equity Interests of such Restricted Subsidiary, as applicable) by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (i) restrictions that have been waived or otherwise released, (ii) restrictions pursuant to the Notes or this Indenture, (iii) contractual restrictions in effect on the Issue Date with respect to the Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole, are not materially less favorable to the Holders than such restrictions in effect on the Issue Date and (iv) any restriction listed under Section 4.14(b)(i), (ii), (iv) or (xi)) except that such Person’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to such Person or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary (other than any Guarantor), to the limitation contained in this clause);

(c)                            the cumulative effect of a change in accounting principles will be excluded;

(d)                           income resulting from transfers of assets (other than cash) between such Person or any of its Restricted Subsidiaries, on the one hand, and an Unrestricted Subsidiary, on the other hand, will be excluded;

(e)                            any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of such Person or its consolidated Restricted Subsidiaries (including pursuant to any sale or leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by a responsible accounting or financial officer of such Person) and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person will be excluded;

(f)                             any “ceiling limitation” or other asset impairment writedowns on oil and gas properties will be excluded;

(g)                            any unrealized non-cash gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value or changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations will be excluded;

(h)                           any non-cash compensation charge or expense arising from any grant of stock, stock option or other equity-based award will be excluded;

(i)                               to the extent deducted in the calculation of net income, any non-cash or non-recurring charges associated with any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded; and

(j)                              (i) extraordinary, exceptional, unusual or non-recurring gains, losses or charges, (ii) any asset impairment charges or the financial impacts of natural disasters (including fire, flood and storm and related events) or (iii) any non-cash charges or reserves in respect of any restructurings, redundancy, integration or severance, or other post-employment arrangements, signing, retention or completion bonuses, transaction costs, acquisition costs, business optimization, system establishment, software or information technology implementation or development, costs related to governmental investigations and curtailments or modifications to pension or post-retirement benefits schemes, litigation or any asset impairment charges, in each case will be excluded.

“Consolidated Total Assets” means the total assets of the Issuer and its Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Issuer prepared in accordance with IFRS.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person Guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that, in each case, does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(a)                           to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b)                           to advance or supply funds:

(i)         for the purchase or payment of any such primary obligation; or

(ii)        to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor;

(c)                            to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof; or

(d)                           for the avoidance of doubt, any contingent obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions, or similar claims, obligations or contributions or social security or wage taxes.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Corporate Trust Office” means the principal corporate trust office of the Trustee, at which at any particular time its corporate trust business shall be administered, which office at the date of execution of this Indenture is located at Deutsche Bank Trust Company Americas, Trust & Agency Services, 60 Wall Street, MS NYC60-1630, New York, NY, USA, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).

“Credit Facilities” means, one or more debt facilities, capital markets indentures, instruments or arrangements incurred by the Issuer, any Restricted Subsidiary or any Finance Subsidiary (including the Senior Facility or commercial paper facilities and overdraft facilities) with banks, funds or other institutions or investors, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables) or letters of credit, notes or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or trustees or other banks, funds, institutions or investors and whether provided under the Senior Facility or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any promissory notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facilities” shall include any agreement or instrument (a) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (b) adding Subsidiaries of the Issuer as additional borrowers, issuers or guarantors thereunder, (c) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (d) otherwise altering the terms and conditions thereof.

“Currency Exchange Protection Agreement” means, in respect of any Person, any foreign exchange contract, currency swap agreement, currency option, cap, floor, ceiling or collar agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates as to which such Person is a party.

“Daily Brent Oil Price” means the end of day daily Dated Brent Future published by Platts (or such equivalent price that may replace the dated Brent price from time to time).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Registered Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Sections 2.6 and 2.7, and substantially in the form of Schedule 1, except that such Note shall not bear the Global Note Legend or the DTC Legend and shall not have the “Schedule of Principal Amount of Indebtedness Evidenced by this Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, DTC, or a Person appointed as common depository on behalf of Euroclear or Clearstream, Luxembourg with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture; provided that, for the avoidance of doubt, upon issuance the Original Notes shall be deposited with a common depositary on behalf of Euroclear and Clearstream, Luxembourg.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as “Designated Non-Cash Consideration” pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, or is so redeemable at the option of the holder thereof prior to such date, will be deemed to be

Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.6. For purposes hereof, the amount of Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value to be determined as set forth herein.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with IFRS, together with all undertakings and obligations in connection therewith.

“Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in the Wall Street Journal in the “Currencies & Commodities” column under the heading “Currencies” on the date two Business Days prior to such determination.

“DTC” means The Depository Trust Company.

“DTC Legend” means the legend set forth in Section 2.6(f)(ii).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Euroclear” means Euroclear Bank SA/NV, and its successors as operator of the Euroclear System.

“Existing Indebtedness” means Indebtedness of the Issuer and its Restricted Subsidiaries (other than Indebtedness under the Senior Facility and the Retail Notes) in existence on the date of this Indenture.

“Explanatory Statement” means the document dated October 25, 2016 made available to scheme creditors in connection with the Scheme by the Issuer.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, as determined in good faith by a responsible accounting or financial officer of the Issuer.

“Finance Subsidiary” means a wholly owned subsidiary of the Issuer that is formed for the purpose of borrowing funds or issuing securities and lending the proceeds to the Issuer or a Guarantor and that conducts no business other than as may be reasonably incidental to, or related to, the foregoing.

“Fitch” means Fitch, Inc. or any successor to its ratings business.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary course working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by a responsible accounting or financial officer of the Issuer) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable two full half-year reference period; provided, however, that the pro forma calculation of Fixed Charges shall not give effect to (a) any Indebtedness incurred on the Calculation Date (and, for the avoidance of doubt, not reclassified on such Calculation Date) pursuant to Section 4.4(b) or (b) the discharge on the Calculation Date of any Indebtedness to the extent that such discharge results from the application of the proceeds of any Indebtedness incurred pursuant to Section 4.4(b).

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(a)                           acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used or useful in the Oil and Gas Business), or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the two half-year reference period or subsequent to such reference period and on or prior to the Calculation Date or that are to be made on the Calculation Date, will be given pro forma effect (including Pro Forma Cost Savings) as if they had occurred on the first day of the two half-year reference period;

(b)                           the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(c)                            the Fixed Charges attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(d)                           any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such two half-year reference period; and

(e)                            any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such two half-year reference period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(a)                           the consolidated interest expense (net of interest income) of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (excluding any interest attributable to Dollar-Denominated Production Payments) including amortization of discount (but not debt issuance costs, commissions, fees and expenses), non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of

                                         Hedging Obligations or other derivative instruments), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations (excluding amortization of fees) in respect of interest rates; plus

(b)                           the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(c)                            any interest on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, to the extent paid in cash by such Person or any of its Restricted Subsidiaries; plus

(d)                           the product of (i) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any series of preferred stock of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to the Person or a Restricted Subsidiary of such Person, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current statutory tax rate of such Person, expressed as a decimal.

“FPSO” means any floating storage and offloading unit, floating storage and production unit, floating production, storage and offloading unit, or similar moveable infrastructure (including vessels used or useful in connection with performing seismic surveys) and any related infrastructure in connection with the foregoing.

“Global Note Legend” means the legend set forth in Section 2.6(f)(i), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the global notes, substantially in the form of Schedule 1 hereto, bearing the Global Note Legend and, if applicable, the DTC Legend and to which the “Schedule of Principal Amount of Indebtedness Evidenced by this Note” has been attached, which shall be issued in accordance with Sections 2.1 and 2.6 and deposited with the Depositary and registered in the name of the Depositary or its nominee.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to maintain financial statement conditions or otherwise), or entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include the endorsements for collection or deposit in the ordinary course of business or any obligation to the extent it is payable only in Capital Stock of the guarantor that is not Disqualified Stock. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee Subordination Agreement” means the subordination agreement dated on April 9, 2014 made between, among others, the Issuer, the trustee in respect of the 2022 Notes and the facility agent and security trustee under the Senior Facility, as amended, restated or otherwise modified or varied from time to time, to which the Trustee will accede as “Notes Trustee” as of the Issue Date.

“Guarantors” means collectively:

(a)                           EnQuest NWO Limited (Company No. 08497436);

(b)                           EnQuest Heather Limited (Company No. 02748866);

(c)                            EnQuest Britain Limited (Company No. 03628497);

(d)                           EnQuest Heather Leasing Limited (Company No. 07848449);

(e)                            EnQuest ENS Limited (Company No. 06411750);

(f)                             EnQuest Global Limited (Company No. 08482753);

(g)                            EQ Petroleum Sabah Ltd (formerly known as EQ Malaysia Ltd) (Company No. 07211014); and

(h)                           any other Person that Guarantees the Notes pursuant to this Indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(a)                           interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements, other agreements or arrangements designed to manage interest rates or interest rate risk;

(b)                           any foreign exchange contract, currency swap agreement, currency option, cap, floor, ceiling or collar agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates;

(c)                            any forward contract, commodity futures contract, commodity option agreement, commodity swap agreement, cap, floor, ceiling or collar agreement or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

(d)                           other agreements or arrangements designed to protect such Person against fluctuations in interest rates, commodity prices, weather conditions or currency exchange rates, including Currency Exchange Protection Agreements.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Hydrocarbons” means oil, gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“IFRS” means International Financial Reporting Standards as adopted by the European Union and in effect on the Issue Date or, with respect to Section 4.17, as in effect from time to time.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables):

(a)                           in respect of borrowed money;

(b)                           evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c)                            in respect of bankers’ acceptances (or reimbursement obligations in respect thereof except to the extent any such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of incurrence);

(d)                           representing Capital Lease Obligations;

(e)                            representing the balance deferred and unpaid of the purchase price of any property due more than one year after such property is acquired;

(f)                             representing any Hedging Obligations;

(g)                            the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (i) the Fair Market Value of such asset at such date of determination and (ii) the amount of such Indebtedness of such other Persons; and

(h)                           the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (including, with respect to any Production Payment, any warranties or guarantees of production or payment by such Person with respect to such Production Payment, but excluding other contractual obligations of such Person with respect to such Production Payment);

provided that the foregoing indebtedness (other than letters of credit and Hedging Obligations) shall be included in this definition of Indebtedness only if, and to the extent that, the indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with IFRS. Notwithstanding the foregoing, indebtedness shall be included in the definition of Indebtedness after deducting any receivable due from another Person (other than the Issuer and its Restricted Subsidiaries) who has an interest in an asset financed with such indebtedness to the Issuer or any Restricted Subsidiary in respect of such other Person’s interest in the relevant asset. Subject to clause (h) of the preceding sentence, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

The term “Indebtedness” shall not include:

(a)                           any lease of property which would be considered an operating lease under IFRS;

(b)                           for the avoidance of doubt, Contingent Obligations;

(c)                            any obligation of a Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property;

(d)                           in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business; or

(e)                            in connection with the purchase by the Issuer or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing.

“Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes.

“Investment Grade Status” shall occur when the Notes are rated as follows by two of the following three Rating Agencies: “Baa3” or better by Moody’s, “BBB—“ or better by S&P or “BBB—“ or better by Fitch (or, if any such entity ceases to rate the Notes, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization”, as that term is defined for purposes of section 3(a)(62) of the U.S. Exchange Act, selected by the Issuer as a replacement agency).

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations, but excluding advances or extensions of credit to customers or suppliers made in the ordinary course of business), advances or capital contributions (excluding endorsements of negotiable instruments and documents in the ordinary course of business, and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with IFRS. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.6(c). The acquisition by the Issuer or any Subsidiary of the Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.6(c). Except as otherwise provided herein, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value and, to the extent applicable, shall be determined based on the equity value of such Investment.

“Issue Date” means the date on which the Original Notes were first issued under this Indenture.

“Issuer” means EnQuest PLC, the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Issuer Order” means a written order of the Issuer signed by any Person authorized by the Board of Directors of the Issuer and delivered to the Trustee.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers or employees of any Issuer or any Restricted Subsidiary:

(a)                           in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business;

(b)                           in respect of moving related expenses incurred in connection with any closing or consolidation of any facility or office; or

(c)                            in the ordinary course of business and (in the case of this clause (c)) not exceeding $10.0 million in the aggregate outstanding at any time.

“Market Capitalization” means an amount equal to the greater of (a) (i) the total number of issued and outstanding shares of share capital or common equity interests of the Issuer on the date of the declaration of the relevant dividend multiplied by (ii) the arithmetic mean of the closing prices per share of such share capital or common equity interests for the 30 consecutive trading days immediately preceding the date of declaration of such dividend and (b) £75.0 million, being the market capitalization at the time of the initial public offering of the Issuer.

“Maturity” means, with respect to any Indebtedness, the date on which any principal of such Indebtedness becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption, tender for purchase or otherwise.

“Minority Interest” means the percentage interest represented by any shares of stock of any class of Capital Stock of a Restricted Subsidiary of the Issuer that are not owned by the Issuer or a Restricted Subsidiary of the Issuer.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its ratings business.

“MTN Program” means the Issuer’s £500.0 million medium-term note program.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration or Cash Equivalents received in any Asset Sale), net of the direct costs relating to such Asset Sale, including:

(a)                           all legal, accounting, investment banking, commissions and other fees and expenses incurred, title and recording tax expenses, and all Taxes required to be paid or accrued as a liability under IFRS, as a consequence of such Asset Sale;

(b)                           all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law be repaid out of the proceeds from such Asset Sale;

(c)                            all distributions and other payments required to be made to holders of Minority Interests in Subsidiaries or joint ventures as a result of such Asset Sale; and

(d)                           the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with IFRS, or held in escrow, in either case for adjustment in respect of the sale price or for any liabilities associated with the assets disposed of in such Asset Sale and retained by the Issuer or any Restricted Subsidiary after such Asset Sale.

“Non-Recourse Debt” means Indebtedness:

(a)                           as to which neither the Issuer nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) constitutes the lender;

(b)                           no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(c)                            the explicit terms of which provide there is no recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries, except as contemplated by clause (z) of the definition of Permitted Liens.

“Note Guarantee” means the Guarantee by each Guarantor of the Issuer’s Obligations under this Indenture and the Notes pursuant to this Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum dated as of April 4, 2014, relating to the offering of the 2022 Notes.

“Officer” means, with respect to any Person, a member of the Board of Directors, the chief executive officer, the president, the chief financial officer, any vice president, the treasurer, any managing director, any responsible accounting or financial officer, the secretary or the equivalent position of any of the foregoing or any other Person that the Board of Directors of such Person shall designate for such purpose.

“Officers’ Certificate” means a certificate signed on behalf of any Person by one or more Officers of such Person.

“Oil and Gas Business” means:

(a)                           the acquisition, exploration, exploitation, development, production, operation and disposition of interests in oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbon and mineral properties or products produced in association with the foregoing;

(b)                           the gathering, marketing, distributing, treating, refining, processing, storing, selling and transporting of any production from oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbon and mineral properties (whether or not such properties are owned by the Issuer or its Subsidiaries) and products produced in association therewith;

(c)                            any other related energy business, including power generation and electrical transmission business, from oil, natural gas and other Hydrocarbons and minerals produced substantially from properties in which the Issuer or its Restricted Subsidiaries, directly or indirectly, participates;

(d)                           any business relating to oil and gas field seismic mapping, sales, service provision and technology development; and

(e)                            any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in clauses (a), (b), (c) or (d) of this definition.

“Opinion of Counsel” means a written opinion from legal counsel (in form and substance reasonably acceptable to the Trustee, where such opinion is addressed to, or is for the benefit of, the Trustee). The counsel may be an employee of or counsel to the Issuer, any Subsidiary of the Issuer or the Trustee.

“Payment Condition Determination Date” means, in respect of any Interest Payment Date, the date which falls one calendar month prior to such Interest Payment Date, except that if such date is not a Business Day, the Payment Condition Determination Date shall be the immediately preceding Business Day.

“Permitted Business Investments” means Investments made in the ordinary course of, and of a nature that is or has become customary in, the Oil and Gas Business, as a means of actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing, distributing, storing or transporting oil, natural gas or other Hydrocarbons and minerals (including with respect to plugging and abandonment) through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including:

(a)                           direct or indirect ownership of crude oil, natural gas, other restricted Hydrocarbon and minerals properties or any interest therein or gathering, transportation, processing, storage or related systems or ancillary real property interests;

(b)                           Investments in the form of or pursuant to operating agreements, joint ventures, processing agreements, farm-in agreements, farm-out agreements, development agreements, production sharing agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of crude oil and natural gas and other Hydrocarbons and minerals, participation agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements (including for limited liability companies) or other similar or customary agreements, in each case made or entered into with third parties (including Unrestricted Subsidiaries); and

(c)                            direct or indirect ownership interests in drilling rigs, FPSOs and common processing facilities and in each case related equipment, including transportation equipment.

“Permitted Investments” means:

(a)                           any Investment in the Issuer or in a Restricted Subsidiary of the Issuer;

(b)                           any Investment in cash and Cash Equivalents;

(c)                            any Investment by the Issuer or any Restricted Subsidiary of the Issuer in any Person whose primary business is the Oil and Gas Business, if as a result of such Investment:

(i)         such Person becomes a Restricted Subsidiary of the Issuer; or

(ii)        such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(d)                           any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.7;

(e)                            any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer;

(f)                             any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates;

(g)                            Investments represented by Hedging Obligations;

(h)                           receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(i)                               surety and performance bonds and workers’ compensation, utility, lease, tax, performance and similar deposits and prepaid expenses in the ordinary course of business;

(j)                              Guarantees of Indebtedness permitted under Section 4.4;

(k)                           guarantees by the Issuer or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Restricted Subsidiary in the ordinary course of business;

(l)                               Investments of a Restricted Subsidiary acquired after the Issue Date or of any entity merged into the Issuer or merged into or consolidated or amalgamated with a Restricted Subsidiary in accordance with Section 5.1 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger or consolidation;

(m)                       Permitted Business Investments;

(n)                           Investments received as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(o)                           any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date; provided that the amount of any such Investment may be increased (i) as required by the terms of such Investment as in existence on the Issue Date or (ii) as otherwise permitted hereunder;

(p)                           Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses, concessions or operating leases related to the Oil and Gas Business;

(q)                           Investments in the Notes and any other Indebtedness of the Issuer or any Restricted Subsidiary;

(r)                              Management Advances;

(s)                             payroll, commission, travel, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business, in each case to the extent the same constitutes an Investment;

(t)                              Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and similar deposits made in the ordinary course of business by the Issuer or any Restricted Subsidiary;

(u)                           receivables or working capital loans or other such similar forms of credit support owing to the Issuer or any Restricted Subsidiary of the Issuer and advances to suppliers, contractors or builders, in each case payable or dischargeable in accordance with such trade terms as the Issuer or such Restricted Subsidiary deems reasonable under the circumstances;

(v)                           (i) loans or grants customary or advisable in the Oil and Gas Business in respect of community development projects or economic development activities appropriate for the Issuer’s regions of operation and in regions other than the United Kingdom and Norway and consistent with past practice or counterparty requirements and (ii) Investments made with funds received by the Issuer and its Restricted Subsidiaries from grants or donations from third parties; and

(w)                         other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (w) that are at the time outstanding, not to exceed the greater of (x) $120.0 million and (y) 3.5% of Consolidated Total Assets; provided that if an Investment is made pursuant to this clause (w) in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 4.6 such Investment shall thereafter be deemed to have been made pursuant to clause (a) or (c) of this definition and not this clause (w).

“Permitted Liens” means, with respect to any Person:

(a)                           Liens securing Indebtedness incurred under (i) Bank Credit Facilities pursuant to Section 4.4(a), (ii) Credit Facilities pursuant to Section 4.4(b)(i) and (iii) Section 4.4(b)(xxiv); provided that the aggregate amount of such Indebtedness that is secured by a Lien on a junior priority basis may not exceed $200.0 million at any one time outstanding; provided further that no Indebtedness secured by junior priority Liens pursuant to this clause (a) shall be used to repay or refinance the Notes or the Retail Notes or any Permitted Refinancing Indebtedness in respect of the Notes or the Retail Notes;

(b)                           Liens in favor of the Issuer or any Restricted Subsidiary;

(c)                            Liens on property of a Person existing at the time such Person is merged with or into or consolidated or amalgamated with the Issuer or any Subsidiary of the Issuer; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or amalgamation and do not extend to any assets other than those of the Person merged into or consolidated or amalgamated with the Issuer or the Subsidiary;

(d)                           Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Issuer or any Subsidiary of the Issuer; provided that such Liens were in existence prior to such acquisition, and not incurred in contemplation of, such acquisition;

(e)                            Liens existing on the Issue Date;

(f)                             Liens on Capital Stock of and assets of any Restricted Subsidiary that is not a Guarantor that secures Indebtedness of such Restricted Subsidiary or any other Restricted Subsidiary that is not a Guarantor;

(g)                            Liens for taxes, assessments or governmental charges or claims that (i) are not yet due and payable or (ii) that are being contested in good faith by appropriate proceedings;

(h)                           survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, gas and oil pipelines, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(i)                               Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Issuer or its Restricted Subsidiaries relating to such property or assets;

(j)                              Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(k)                           any attachment, prejudgment or judgment Lien that does not constitute an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(l)                               Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);

(m)                       Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

(i)                               the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(ii)                            the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (A) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness extended, renewed, refunded, refinanced, replaced, exchanged, defeased or discharged with such Permitted Refinancing Indebtedness and (B) an amount necessary to pay any fees and expenses, including premiums, related to such extension, renewal, refunding, refinancing, replacement, exchange, defeasance or discharge;

(n)                           Liens for the purpose of securing (i) all or any part of the purchase price, lease expense, rental payments or cost of design, construction, installation or improvement of any FPSO used or useful in the Oil and Gas Business and any Permitted Refinancing Indebtedness in respect thereof permitted to be incurred under this Indenture, (ii) the payment of all or a part of the purchase price of, or Capital Lease Obligations with respect to, or the repair, improvement or construction cost of, assets or property acquired or repaired, improved or constructed in the ordinary course of business and (iii) Indebtedness incurred under Section 4.4(b)(xxiii); provided that such Liens are limited to the Relevant Assets and, in the event the Restricted Subsidiary incurring such Indebtedness is a special purpose vehicle established solely for the purpose of owning the Relevant Assets, the shares in such Restricted Subsidiary;

(o)                           Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained or deposited with a depositary institution;

(p)                           Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(q)                           Liens in respect of Production Payments and Reserve Sales; provided such Liens are limited to the property that is the subject of such Production Payment and Reserve Sale;

(r)                              Liens on pipelines and pipeline facilities that arise by operation of law;

(s)                             Liens arising under oil and gas leases or subleases, assignments, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, partnership agreements, operating agreements, royalties, royalty trusts, working interests, carried working interests, net profit interests, joint interest billing arrangements, joint venture agreements, participation agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, licenses, sublicenses and other agreements which are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are subject to the relevant agreement, program, order or contract;

(t)                              any

(i)         interest or title of a lessor or sublessor under any lease, Liens reserved in oil, gas or other Hydrocarbons, mineral leases for bonus, royalty or rental payments and for compliance with the terms of such leases;

(ii)        restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including ground leases or other prior leases of the demised premises, mortgages, mechanics’ liens, tax liens, and easements); or

(iii)       subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding subclause (ii);

(u)                           Liens arising under this Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under this Indenture; provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of the Indebtedness;

(v)                           Liens securing Hedging Obligations, which obligations are permitted by Section 4.4(b)(ix);

(w)                         Liens upon specific items of inventory, receivables or other goods (or the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods (or the proceeds thereof);

(x)                           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of assets entered into in the ordinary course of business;

(y)                           (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord, contractor or other third party on property over which the Issuer or any Restricted Subsidiary has easement rights or on any real property leased by the Issuer or any Restricted Subsidiary (including those arising from progress or partial payments by a third party relating to such property or assets) and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings or compulsory purchase order affecting real property;

(z)                            Liens (including put and call arrangements) on Capital Stock or other securities of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(aa)                    pledges of goods, the related documents of title or other related documents arising or created in the ordinary course of the Issuer or any Restricted Subsidiary’s business or operations as Liens only for Indebtedness to a bank or financial institution directly relating to the goods or documents on or over which the pledge exists;

(bb)                    limited recourse Liens in respect of the ownership interests in, or assets owned by, any joint ventures which are not Restricted Subsidiaries securing obligations of such joint ventures;

(cc)                      Liens on any proceeds loan made by the Issuer or any Restricted Subsidiary in connection with any future incurrence of Indebtedness permitted under this Indenture and securing that Indebtedness;

(dd)                    Liens created on any asset of the Issuer or a Restricted Subsidiary established to hold assets of any stock option plan or any other management or employee benefit or incentive plan or unit trust of the Issuer or a Restricted Subsidiary securing any loan to finance the acquisition of such assets;

(ee)                      Liens over treasury stock of the Issuer or a Restricted Subsidiary purchased or otherwise acquired for value by the Issuer or such Restricted Subsidiary pursuant to a stock buy-back scheme or other similar plan or arrangement;

(ff)                        Liens with respect to Indebtedness of the Issuer or any Subsidiary of the Issuer (other than Liens incurred on a junior priority basis to secure Indebtedness under clause (a) of this definition) with respect to Indebtedness at any one time outstanding that does not exceed the greater of (x) $45.0 million and (y) 1.25% of Consolidated Total Assets as determined on the date of incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of the proceeds therefrom;

(gg)                      the following ordinary course items:

(i)                               leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(ii)                            landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or the like Liens arising by contract or statute in the ordinary course of business;

(iii)                         pledges or deposits made in the ordinary course of business (A) in connection with leases, tenders, bids, statutory obligations, surety or appeal bonds, government contracts, performance bonds and similar obligations, (B) in connection with workers’ compensation, unemployment insurance and other social security legislation (including, in each case, Liens to secure letters of credit issued to assure payment of such obligations) or (C) to secure plugging and abandonment obligations;

(iv)                        Liens arising from Uniform Commercial Code financing statement filings under U.S. state law (or similar filings under applicable jurisdictions) regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(v)                           Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings in the ordinary course of business;

(vi)                        leases, licenses, subleases and sublicenses of assets in the ordinary course of business; and

(vii)                     Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities; and

(hh)                    any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in clauses (b) through (gg) of this definition (but excluding clauses (n) and (ff) of this definition); provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, exchange, defease or discharge other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(a)                           the aggregate principal amount (or accreted value, if applicable, or if issued with original issue discount, aggregate issue price) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable, or if issued with original issue discount, aggregate issue price) of the Indebtedness being extended, renewed, refunded, refinanced, replaced, exchanged, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(b)                           such Permitted Refinancing Indebtedness has (i) a final maturity date that is either (A) no earlier than the final maturity date of the Indebtedness being extended, renewed, refunded, refinanced, replaced, exchanged, defeased or discharged or (B) after the final maturity date of the Notes, and (ii) has a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged;

(c)                            if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is expressly contractually subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, on terms at least as favorable to the Holders of Notes or the Note Guarantees, as the case may be, as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, exchanged, defeased or discharged; and

(d)                           if the Issuer or any Guarantor was the obligor on the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged, such Indebtedness is incurred either by the Issuer, a Finance Subsidiary or by a Guarantor.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principal Paying Agent” means Deutsche Bank Trust Company Americas in such capacity, or any successor Principal Paying Agent appointed under this Indenture.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Production Payments and Reserve Sales” means the grant or transfer by the Issuer or a Restricted Subsidiary of the Issuer to any Person of a royalty, overriding royalty, net profits interest, Production Payment, partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Issuer or a Subsidiary of the Issuer.

“Pro Forma Cost Savings” means, without duplication, with respect to any period, reductions in costs and related adjustments that have been actually realized or are projected in good faith by a responsible accounting or financial officer of the Issuer to result from reasonably identifiable and factually supportable actions or events, but only if such reductions in costs and related adjustments are so projected by the Issuer to be realized during the consecutive two half-year reference period commencing after the transaction giving rise to such calculation.

“Public Equity Offering” means, with respect to any Person, a bona fide underwritten primary public offering of the ordinary shares or common equity of such Person, either (a) pursuant to a flotation on the London Stock Exchange or any other nationally recognized stock exchange or listing authority in a member state of the European Union, or (b) pursuant to an effective registration statement under the U.S. Securities Act (other than a registration statement on Form S-8 or otherwise relating to Equity Interests issued or issuable under any employee benefit plan).

“Public Indebtedness” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued (x) in a public offering or (y) in a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A (or Rule 144A and Regulation S) whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale or (z) under exemptions for securities issued under Section 3(a)(10) of the U.S. Securities Act (including the Original Notes). For the avoidance of doubt, the term “Public Indebtedness” shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not underwritten by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than fifteen Persons (provided that multiple managed accounts and affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed not underwritten), or any commercial bank or similar Indebtedness, receivables financing, Capital Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering”.

“Rating Agencies” means (a) S&P, (b) Moody’s, (c) Fitch and (d) if S&P, Moody’s, Fitch or any of these shall not make a rating of the Notes available, an internationally recognized securities rating agency or agencies, as the case may be, selected by the Issuer, which shall be substituted for S&P, Moody’s, Fitch or any of these, as the case may be.

“Record Date” for the interest payable on any Interest Payment Date means the April 1 or October 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

“Redemption Date”, when used with respect to any Note to be redeemed, in whole or in part, means the date fixed for such redemption by or pursuant to this Indenture.

“Redemption Price”, when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

“Registrar” means Deutsche Bank Trust Company Americas in such capacity, or any successor Registrar appointed under this Indenture.

“Regulation S” means Regulation S under the U.S. Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless the context requires otherwise, each reference to a Restricted Subsidiary herein is to a Restricted Subsidiary of the Issuer.

“Retail Notes” means the Issuer’s £155.0 million 7% Extendable PIK Toggle Notes due April 15, 2022 constituted by a trust deed dated January 24, 2013, as amended, restated or otherwise modified or varied from time to time.

“Rule 144A” means Rule 144A under the U.S. Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“S&P” means Standard & Poor’s Ratings Services and any successor to its ratings business.

“Scheme” means the scheme of arrangement under Part 26 of the Companies Act between the Issuer and certain of its creditors, to be implemented as set forth in the Scheme document provided by the Issuer to such creditors and as more fully described in the Explanatory Statement.

“SEC” means the U.S. Securities and Exchange Commission.

“Senior Debt” means, whether outstanding on the Issue Date or thereafter incurred, all amounts payable by, under or in respect of all other Indebtedness of the Issuer or any Guarantor, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or such Guarantor at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Debt will not include:

(a)                           any Indebtedness incurred in violation of this Indenture;

(b)                           any obligation of (i) the Issuer to any Restricted Subsidiary or (ii) any Guarantor to the Issuer or any Restricted Subsidiary;

(c)                            any liability for taxes owed or owing by the Issuer or any Restricted Subsidiary;

(d)                           any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(e)                            any Indebtedness, guarantee or obligation of the Issuer or any Guarantor that is evidenced by an instrument that expressly provides, in the case of the Issuer, that it is subordinate in right of payment to the Notes, or in the case of any Guarantor, that it is subordinate or pari passu in right of payment with the Note Guarantee of such Guarantor; or

(f)                             any Capital Stock.

“Senior Facility” means the senior secured revolving credit facility agreement dated March 6, 2012, as amended, restated or otherwise modified or varied from time to time, entered into by, among others, the Issuer, as the borrower, BNP Paribas, as facility agent, and certain lenders party thereto.

“Senior Facility Repayment Date” means the earlier of the date on which:

(a)                           the Senior Facility is repaid in full from cash generated from operations of the Issuer and its Subsidiaries; and

(b)                           the Senior Facility is refinanced on open market terms which are commercially acceptable to the Issuer and which permit all interest accruing under the Notes to be paid in cash on each subsequent Interest Payment Date, provided that the Issuer shall use reasonable efforts to refinance the Senior Facility (as an alternative to repayment from cash generated from operations) on such terms.

“Significant Subsidiary” means, at the date of determination, any Restricted Subsidiary that, together with its Subsidiaries which are Restricted Subsidiaries, (i) for the most recent fiscal year, accounted for more than 10% of the consolidated revenues of the Issuer, or (ii) as of the end of the most recent fiscal year, was the owner of more than 10% of the consolidated assets of the Issuer.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Issuer (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement or any Indebtedness of a Guarantor (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the Note Guarantee of such Guarantor pursuant to a written agreement, as the case may be.

“Subsidiary” means, with respect to any specified Person:

(a)                           any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of its Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof);

(b)                           any corporation, association or other business entity of which that Person or one or more of the other Subsidiaries of that Person (or any combination thereof), directly or indirectly, has the right to appoint a majority of the directors, managers or trustees, as applicable, or has the operational control of the corporation, association or other business entity and the financial results of such corporation, association or other business entity are consolidated with the financial results of such Person or one or more of the other Subsidiaries of that Person (or any combination thereof); and

(c)                            any partnership, joint venture, limited liability company or similar entity of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (ii) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tanjong Baram Facility means the limited-recourse term loan facility constituted under the $35.0 million term loan facility agreement dated June 11, 2015, entered into by, among others, EQ Petroleum Development Malaysia SDN BHD as Borrower and DBS Bank Ltd as Facility Agent, as amended from time to time.

“Tax” means any tax, duty, levy, impost, assessment or other governmental charge of whatever nature (including penalties, interest and any other additions thereto). “Taxes” and “Taxation” shall be construed to have corresponding meanings.

“Trade Credit Deferrals” means (a) Indebtedness constituted by the $60.0 million of deferral of amounts owed by the Group to a specified trade creditor and secured by floating charges entered into by members of the group (other than the Issuer) on a second lien basis and (b) a loan for up to $40.0 million on an unsecured basis from a specified trade creditor to fund payment of amounts owed by the Group to that trade creditor.

“Transfer Agent” means Deutsche Bank Trust Company Americas in such capacity, or any successor Transfer Agent appointed under this Indenture.

“Treasury Rate” means, in respect of any Redemption Date, the yield to maturity as of the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to April 15, 2017; provided, however, that if the period from the Redemption Date to April 15, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Issuer will calculate the Treasury Rate no later than the second (and no earlier than the fourth) Business Day preceding the applicable Redemption Date.

“Trustee” means Deutsche Bank Trust Company Americas in such capacity, the party named as such in this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and, thereafter, means the successor serving hereunder.

“Trust Officer” means, when used with respect to the Trustee, any managing director, director, vice president, assistant vice president, associate or trust officer in the debt and agency services department of the Trustee or any other officer of the Trustee customarily performing functions similar to those performed by any of the above-designated officers, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject, and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer that is designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(a)                          has no Indebtedness other than Non-Recourse Debt; and

(b)                          except as permitted by Section 4.8, is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer.

All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

“U.S. dollars” or “$” means the lawful currency of the United States of America.

“U.S. Government Obligations” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“U.S. Trust Indenture Act” means the United States Trust Indenture Act of 1939, as amended.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with IFRS, together with all related undertakings and obligations.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a)                          the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b)                          the then outstanding principal amount of such Indebtedness.

1.2                                   Other Definitions

Term	Defined in Section
“Additional Amounts”	4.10(a)
“Additional Guarantee Subordination Agreement”	9.9(a)
“Additional Notes”	2.14
“Affiliate Transaction”	4.8(a)
“Asset Sale Offer”	4.7(d)
“Authenticating Agent”	2.2
“Authorized Agent”	11.10
“Change of Control Offer”	4.9(a)
“Change of Control Payment”	4.9(a)
“Change of Control Payment Date”	4.9(a)
“Code”	4.10(a)(vii)
“Covenant Defeasance”	8.3
“Defaulted Interest”	2.11
“Event of Default”	6.1(a)
“Excess Proceeds”	4.7(c)
“incur”	4.4(a)
“Legal Defeasance”	8.2
“Judgment Currency”	11.16
“Note Obligations”	10.1(a)
“Notes”	Recitals

Term	Defined in Section
“Notes Offer”	4.7(b)(i)
“Original Notes”	Recitals
“Participants”	2.1(c)
“Paying Agent”	2.3
“Payment Default”	6.1(a)(vi)(A)
“Permitted Debt”	4.4(b)
“Restricted Payments”	4.6(a)
“Security Register”	2.3
“Suspension Period”	4.18(a)
“Tax Jurisdiction”	4.10(a)

1.3                                   Incorporation by Reference of U.S. Trust Indenture Act

Whenever this Indenture refers to a provision of the U.S. Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture.

The following terms used in the U.S. Trust Indenture Act shall have the following meanings when used in this Indenture:

(a)                           “indenture securities” means the Notes;

(b)                           “indenture security Holder” means a Holder of a Note;

(c)                            “indenture to be qualified” means this Indenture;

(d)                           “indenture trustee” or “institutional trustee” means the Trustee; and

(e)                            “obligor” on the Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the U.S. Trust Indenture Act, defined by reference of the U.S. Trust Indenture Act to another statute or defined by SEC rule under the U.S. Trust Indenture Act have the meanings so assigned to them.

1.4                                   Rules of Construction

Unless the context otherwise requires:

(a)                           a term has the meaning assigned to it;

(b)                           an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;

(c)                            “or” is not exclusive;

(d)                           “including” or “include” means including or include without limitation;

(e)                            words in the singular include the plural and words in the plural include the singular;

(f)                             unsecured or unguaranteed Indebtedness shall not be deemed to be subordinate or junior to secured or guaranteed Indebtedness merely by virtue of its nature as unsecured or unguaranteed Indebtedness;

(g)                            the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section, clause or other subdivision; and

(h)                           for purposes of the covenants and definitions set forth in this Indenture, except as otherwise provided in Section 4.4(g), any amounts stated in U.S. dollars shall be deemed to include both U.S. dollars and Dollar Equivalents.

2.                                          THE NOTES

2.1                                   The Notes

(a)                           Form and Dating

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Schedule 1 hereto with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture. The Notes may have notations, legends or endorsements required by law, the rules of any securities exchange or usage. Each Note shall be dated the date of its authentication. The terms and provisions contained in the form of the Notes shall constitute and are hereby expressly made a part of this Indenture. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling to the extent permitted by law. The Notes shall be issued only in registered book-entry form without coupons in minimum denominations of $1 and in integral multiples of $1. However, Notes may only be subscribed in minimum amounts of $1,000 and integral multiples of $1 in excess thereof and may only be traded in minimum amounts of $1,000 and in integral multiples of $1.

(b)                           Global Notes.

(i)                               Notes issued in global form shall be substantially in the form of Schedule 1 hereto with such applicable legends as are provided in such Schedule. Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions, repurchases and cancellations. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Principal Paying Agent, Registrar or the Depositary, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.6.

(ii)                            Notes shall be deposited with the Depositary and registered in the name of the Depositary or its nominee, duly executed by the Issuer and authenticated by the Trustee as herein provided. The aggregate principal amount of the Global Note may from time to time be increased or decreased by adjustments made on Schedule A to each such Global Note, as herein provided.

(c)                            Book-Entry Provisions

Book-Entry Interests will be limited to Persons that have accounts with the relevant Clearing System or Persons that may hold interests through Participants, including through DTC, Euroclear and Clearstream, Luxembourg. Ownership of interests in the Book-Entry Interests and transfers thereof will be subject to restrictions on transfer and certification requirements as set forth herein. In addition, transfers of Book-Entry Interests between Participants in DTC, Participants in Euroclear or Participants in Clearstream, Luxembourg will be effected by DTC, Euroclear or Clearstream, Luxembourg pursuant to customary procedures and subject to the applicable rules and procedures established by DTC, Euroclear or Clearstream, Luxembourg and their respective Participants.

Members of, or participants and account holders in, DTC, Euroclear and Clearstream, Luxembourg (“Participants”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the relevant Clearing System or by the Depositary of the Global Note or under such Global Note, and the Depositary or its nominee may be treated by the Issuer, a Guarantor, the Trustee and any agent of the Issuer, a Guarantor or the Trustee as the sole owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, a Guarantor, the Trustee or any agent of the Issuer, a Guarantor or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the relevant Clearing System or impair, as between the relevant Clearing System and its Participants, the operation of customary practices of such Persons governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

(d)                           Definitive Registered Notes.

Definitive Registered Notes issued upon transfer of a Book-Entry Interest or a Definitive Registered Note, or in exchange for a Book-Entry Interest or a Definitive Registered Note, shall be issued in accordance with this Indenture.

Definitive Registered Notes will be substantially in the form of Schedule 1 hereto and will have a legend with respect to restrictions on transfer as set forth in such Schedule.

Except as provided in Section 2.6, owners of a Book-Entry Interest will not be entitled to receive Definitive Registered Notes.

2.2                                   Execution and Authentication

An authorized member of the Board of Directors or an Officer of the Issuer shall sign the Notes for the Issuer by manual or facsimile signature.

If an authorized member of the Board of Directors or an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid or obligatory for any purpose until at least one authorized officer of the Trustee (or the Authenticating Agent) signs the certificate of authentication on the Note by manual signature. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture. Notwithstanding the foregoing, if any Note shall have been authenticated and delivered hereunder but never issued and sold by the Issuer, the Issuer shall deliver such Note to the Registrar for cancellation as provided for in Section 2.10.

Pursuant hereto, the Trustee will, upon receipt of an Issuer Order, authenticate (a) on the Issue Date, Original Notes executed and delivered to it by the Issuer in an aggregate principal amount of $[677,482,000] and (b) from time to time after the Issue Date, Additional Notes in an aggregate principal amount specified in such Issuer Order, subject to compliance at the time of issuance of such Additional Notes with this Indenture. The aggregate principal amount of Notes outstanding shall not exceed the aggregate principal amount of Notes authorized for issuance by the Issuer pursuant to one or more Issuer Orders, except as provided in Section 2.7.

The Trustee may appoint one or more authenticating agents (each, an “Authenticating Agent”), reasonably acceptable to the Issuer to authenticate the Notes on behalf of the Trustee. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by any such agent. An Authenticating Agent has the same rights as any Registrar, Transfer Agent or Paying Agent to deal with the Holders or the Issuer or an Affiliate of the Issuer.

The Trustee shall have the right to decline to authenticate and deliver any Notes under this Section 2.2 if the Trustee, being advised by counsel, determines that such action may not lawfully be taken or if the Trustee in good faith shall determine that such action would expose the Trustee to personal liability to existing Holders.

2.3                                   Paying Agents and Registrar for the Notes

The Issuer shall maintain one or more paying agents (each, a “Paying Agent”) for the Notes in the Borough of Manhattan, City of New York. The Issuer hereby appoints as the initial Paying Agent Deutsche Bank Trust Company Americas in New York.

The Issuer shall also maintain both a Registrar and a Transfer Agent with offices in the Borough of Manhattan, City of New York. The Issuer hereby appoints as the initial Registrar and as the initial Transfer Agent Deutsche Bank Trust Company Americas.

The Issuer may change any Paying Agent, the Registrar or the Transfer Agent without prior notice to the Holders. For so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and its rules so require, the Issuer shall publish a notice of any change of a Paying Agent, the Registrar or the Transfer Agent in the Luxemburger Wort or in another leading newspaper of general circulation in Luxembourg or, to the extent and in the manner permitted by the rules of the Luxembourg Stock Exchange, post such notice on the official website of the Luxembourg Stock Exchange in accordance with Section 11.3.

Subject to any applicable laws and regulations, the Registrar will maintain a register (the “Security Register”) at the corporate trust office of the Registrar reflecting ownership of each Global Note and any Definitive Registered Notes outstanding from time to time. The Registrar will provide the Issuer with a copy of the Security Register on each Record Date, or, if not a Business Day, the following Business Day. Notwithstanding the foregoing, for so long as outstanding Notes are Global Notes held by the Depositary or its nominee, no such copy shall be required. Such registration in the Security Register shall be conclusive evidence of the ownership of Notes. Included in the books and records for the Notes shall be notations as to whether such Notes have been paid, exchanged or transferred, cancelled, lost, stolen, mutilated or destroyed and whether such Notes have been replaced. In the case of the replacement of any of the Notes, the Registrar shall keep a record of the Note so replaced and the Note issued in replacement thereof. In the case of the cancellation of any of the Notes, the Registrar shall keep a record of the Note so cancelled and the date on which such Note was cancelled.

If the Issuer fails to maintain a Registrar, Transfer Agent or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7.

2.4                                   Paying Agent to Hold Money in Trust

Not later than 10:00 a.m. (New York time) on each Interest Payment Date, the maturity date of the Notes and each payment date relating to an Asset Sale Offer or a Change of Control Offer, and the Business Day immediately following any acceleration of the Notes pursuant to Section 6.2, the Issuer shall deposit with the applicable Paying Agent money in immediately available funds sufficient to make cash payments due on such date. Each Paying Agent shall hold for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of, interest, premium and Additional Amounts, if any, on the Notes, and shall notify the Trustee of any default by the Issuer (or any other obligor on the Notes) in making any such payment. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may at any time during the continuance of any Default under clause (i) or (ii) of Section 6.1(a), upon written request to a Paying Agent, require such Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed. Upon doing so, the Paying Agent shall have no further liability for the money so paid over to the Trustee. If the Issuer or any Affiliate of the Issuer acts as Paying Agent, it shall not later than 10:00 a.m. (New York time) on each due date of any principal, premium, if any, or interest on the Notes, segregate and hold in a separate trust fund for the benefit of the Holders a sum of money sufficient to pay such principal, premium, if any, or interest so becoming due until such sum of money shall be paid to such Holders or otherwise disposed of as provided in this Indenture, and shall promptly notify the Trustee of its action or failure to act. Upon any insolvency, bankruptcy or reorganization proceedings relating to the Issuer (including its bankruptcy, voluntary or judicial liquidation, composition with creditors, reprieve from payment, controlled management, fraudulent conveyance, general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally), each Paying Agent shall serve as an agent of the Trustee for the Notes.

2.5                                   Holder Lists

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with section 312(a) of the U.S. Trust Indenture Act. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee, in writing no later than the Record Date for each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such Record Date as the Trustee may reasonably require of the names and addresses of registered Holders, including the aggregate principal amount of Notes held by each registered Holder, and the Issuer shall otherwise comply with section 312(a) of the U.S. Trust Indenture Act.

2.6                                   Transfer and Exchange

(a)                           Transfer and Exchange of Global Notes.

A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to such Depositary or to another nominee of such Depositary, or, with the prior written consent of the Issuer, by such Depositary or any such nominee to a successor Depositary or a nominee thereof.

All Global Notes will be exchanged by the Issuer for Definitive Registered Notes:

(i)                               if the Depositary notifies the Issuer that it is unwilling or unable to continue to act as Depositary and a successor Depositary is not appointed by the Issuer within 120 days;

(ii)                            if the Issuer, at its option but subject to the Depositary’s rules, notifies the Trustee in writing that it elects to exchange in whole, but not in part, the Global Notes for Definitive Registered Notes; or

(iii)                         if the Depositary so requests the Trustee following an Event of Default under this Indenture.

Upon the occurrence of any of the preceding events in clauses (i) through (iii) of this Section 2.6(a), the Issuer shall issue or cause to be issued Definitive Registered Notes in such names as the Depositary shall instruct the Registrar.

Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.7. A Global Note may not be exchanged for another Note other than as provided in this Section 2.6(a). Book-Entry Interests in a Global Note may be transferred and exchanged as provided in Section 2.6(b) or (c).

(b)                           General Provisions Applicable to Transfer and Exchange of Book-Entry Interests in the Global Notes.

The transfer and exchange of Book-Entry Interests shall be effected through the Clearing System, in accordance with this Indenture and the Applicable Procedures.

Transfers of Book-Entry Interests will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the U.S. Securities Act. Transfers and exchanges of Book-Entry Interests for Book-Entry Interests also will require compliance with either subparagraph (i) or (ii) of this Section 2.6(b), as applicable:

(i)                               Transfer of Beneficial Interests in the Same Global Note.

Book-Entry Interests may be transferred to Persons who take delivery thereof in the form of a Book-Entry Interest in the same Global Note in accordance with the transfer restrictions set forth in any legend on such Global Note. No written orders or instructions shall be required to be delivered to the Trustee to effect the transfers described in this Section 2.6(b)(i).

(ii)                            All Other Transfers and Exchanges of Beneficial Interests in Global Notes.

A Holder may transfer or exchange a Book-Entry Interest in Global Notes in a transaction not subject to Section 2.6(b)(i) only if the Trustee, Registrar or Transfer Agent receives either:

(A)                         both:

(1)                       a written order from a Participant or an Indirect Participant given to the relevant Clearing System in accordance with the Applicable Procedures directing such Clearing System to credit or cause to be credited a Book-Entry Interest in another Global Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and

(2)                       instructions given by such Clearing System in accordance with the Applicable Procedures containing information regarding the Participant’s account to be credited with such increase; or

(B)                         both:

(1)                       a written order from a Participant or an Indirect Participant given to the relevant Clearing System in accordance with the Applicable Procedures directing such Clearing System to cause to be issued a Definitive Registered Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and

(2)                       instructions given by such Clearing System to the Registrar containing information specifying the identity of the Person in whose name such Definitive Registered Note shall be registered to effect the transfer or exchange referred to in subclause (1) of Section 2.6(b)(ii)(B), the principal amount of such securities and the ISIN, Common Code or other similar number identifying the Notes;

provided that any such transfer or exchange is made in accordance with the transfer restrictions set forth in the legends on such Global Notes.

(c)                            Transfer or Exchange of Book-Entry Interests in Global Notes for Definitive Registered Notes.

If any holder of a Book-Entry Interest in a Global Note proposes to exchange such Book-Entry Interest for a Definitive Registered Note or to transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Definitive Registered Note, then, upon receipt by the Trustee and the Registrar of:

(i)                               a certificate from such holder in the form of Schedule 2 hereto, including the certifications in item (1) thereof; and

(ii)                            upon satisfaction of the conditions set forth in Section 2.6(b)(ii)(B),

the Trustee or Registrar shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.6(g), and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Registered Note in the appropriate principal amount. Any Definitive Registered Note issued in exchange for a Book-Entry Interest in a Global Note pursuant to this Section 2.6(c) shall be registered by the Registrar in such name or names and in such authorized denomination or denominations as the holder of such Book-Entry Interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee or Registrar shall deliver (or caused to be delivered) such Definitive Registered Notes to the Persons in whose names such Notes are so registered. Any Definitive Registered Note issued in exchange for a Book-Entry Interest in a Global Note pursuant to this Section 2.6(c) shall be subject to all restrictions on transfer contained in any legend included on such Definitive Registered Note.

(d)                           Transfer and Exchange of Definitive Registered Notes for Book-Entry Interests in the Global Notes.

If any Holder of a Definitive Registered Note proposes to exchange such Note for a Book-Entry Interest in a Global Note or to transfer such Definitive Registered Notes to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Global Note, then, upon receipt by the Trustee and the Registrar of a certificate from such Holder in the form of Schedule 2 hereto, including the certifications in item (2) thereof, the Trustee will cancel the Definitive Registered Note, and the

Trustee or Registrar will increase or cause to be increased the aggregate principal amount of the appropriate Global Note.

(e)                            Transfer and Exchange of Definitive Registered Notes for Definitive Registered Notes.

Upon request by a Holder of Definitive Registered Notes, and such Holder’s compliance with this Section 2.6(e), the Transfer Agent or the Registrar will register the transfer or exchange of Definitive Registered Notes of which registration the Issuer will be informed of by the Transfer Agent or the Registrar (as the case may be). Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Transfer Agent or the Registrar the Definitive Registered Notes duly endorsed or accompanied by a written instruction of transfer in the form satisfactory to the Registrar duly executed by such Holder or its attorney, duly authorized to execute the same in writing. In the event that the Holder of such Definitive Registered Notes does not transfer the entire principal amount of Notes represented by any such Definitive Registered Note, the Transfer Agent or the Registrar will forward to the Registrar such Definitive Registered Note for cancellation pursuant to Section 2.10 and the Issuer (who has been informed of such cancellation) shall execute and the Trustee shall authenticate and deliver to the requesting Holder and any transferee Definitive Registered Notes in the appropriate principal amounts. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.6(e).

(f)                             Legends.

(i)                               Global Note Legend. Each Global Note shall bear the following legend:

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.6 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.6(a) OF THE INDENTURE AND (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE REGISTRAR FOR CANCELLATION PURSUANT TO SECTION 2.10 OF THE INDENTURE.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

(ii)                            DTC Legend. Each Global Note held through DTC shall also bear the following legend:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR

SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

(iii)                         OID Legend. If the Notes are issued with original issue discount for U.S. federal income tax purposes, the Notes will bear the following legend:

ORIGINAL ISSUE DISCOUNT. THE NOTES HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES (“OID”). THE ISSUE PRICE, THE AMOUNT OF OID, THE ISSUE DATE AND THE YIELD TO MATURITY MAY BE OBTAINED BY CONTACTING ENQUEST PLC, INVESTOR RELATIONS, FIFTH FLOOR, CUNARD HOUSE, 15 REGENT STREET, LONDON SW1Y 4LR, UNITED KINGDOM.

(g)                            Cancellation or Adjustment of Global Notes.

At such time as all Book-Entry Interests in a particular Global Note have been exchanged for Definitive Registered Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note will be returned to or retained and cancelled by the Registrar in accordance with Section 2.10. At any time prior to such cancellation, if any Book-Entry Interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Note or for Definitive Registered Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or the Registrar, at the direction of the Trustee, to reflect such reduction; and if the Book-Entry Interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or the Registrar, at the direction of the Trustee to reflect such increase.

(h)                           General Provisions Relating to Transfers and Exchanges.

(i)                               To permit registrations of transfers and exchanges, the Issuer will execute and the Trustee will authenticate Global Notes and Definitive Registered Notes upon receipt of an Issuer Order or at the Registrar’s request.

(ii)                            No service charge will be made by the Issuer or the Registrar to a holder of a Book-Entry Interest in a Global Note, a Holder of a Global Note or a Holder of a Definitive Registered Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any stamp duty, stamp duty reserve, documentary, transfer or other similar tax or governmental charge that may be imposed in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.6, 4.9 and 9.5).

(iii)                         No Transfer Agent or Registrar will be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv)                        All Global Notes and Definitive Registered Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Registered Notes will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive

Registered Notes surrendered upon such registration of transfer or exchange.

(v)                           None of the Issuer, the Registrar or the Transfer Agent shall be required to register the transfer of any Definitive Registered Notes:

(A)                         for a period of 15 calendar days prior to any date fixed for the redemption of the Notes under Section 3.3;

(B)                         for a period of 15 calendar days immediately prior to the date fixed for selection of Notes to be redeemed in part;

(C)                         for a period of 15 calendar days prior to the record date with respect to any Interest Payment Date; or

(D)                         which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer.

(vi)                        The Trustee, any Agent, the Issuer and each Guarantor may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal and interest, and premium and Additional Amounts, if any, on such Notes and for all other purposes, and none of the Trustee, any Agent, the Issuer or any Guarantor shall be affected by notice to the contrary.

(vii)                     All certifications, certificates and Opinions of Counsel required to be submitted to the Issuer, the Trustee or an Agent pursuant to this Section 2.6 to effect a registration of transfer or exchange may be submitted by facsimile.

(viii)                  Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any Book-Entry Interest in any Global Note or any Definitive Registered Note other than to require delivery of such certificates and other documentation or evidence as is expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to conformity with the express requirements hereof.

(ix)                        Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

2.7                                   Replacement Notes

If a mutilated Note is surrendered to the Registrar or if the Holder claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and upon receipt of an Issuer Order the Trustee shall authenticate a replacement Note in such form as the Note mutilated, lost, destroyed or wrongfully taken if the Holder satisfies any other reasonable requirements of the Trustee or the Issuer. If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuer and the Trustee to protect the Issuer, the Trustee, the Paying Agent, the Transfer Agent, the Registrar and any Authenticating Agent from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note, including the reasonable expenses of counsel and any tax that may be imposed with respect to replacement of such Note.

Every replacement Note shall be an additional obligation of the Issuer.

The provisions of this Section 2.7 are exclusive and preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or wrongfully taken Notes.

2.8                                   Outstanding Notes

Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by the Registrar, those delivered to the Registrar for cancellation, those otherwise deemed discharged in accordance with the terms of Article 8 and those described in this Section 2.8 as not outstanding. Except as provided in Section 2.9, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the Note which has been replaced is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.1, it ceases to be outstanding and interest on it ceases to accrue.

2.9                                   Notes Held by Issuer

In determining whether the Holders of the required principal amount of Notes have concurred in any direction or consent or any amendment, modification or other change to this Indenture, Notes owned by the Issuer or by an Affiliate of the Issuer shall be disregarded and treated as if they were not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent or any amendment, modification or other change to this Indenture, only Notes regarding which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgees right so to act with respect to the Notes and that the pledgee is not the Issuer or an Affiliate of the Issuer.

2.10                            Cancellation

The Issuer at any time may deliver Notes to the Registrar for cancellation. The Principal Paying Agent and the Trustee shall forward to the Registrar any Notes surrendered to them for registration of transfer, exchange or payment. The Registrar, in accordance with its customary procedures, and no one else shall cancel (subject to the record retention requirements of the U.S. Exchange Act and the Registrar’s retention policy) all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such cancelled Notes in its customary manner. The Issuer may not issue new Notes to replace Notes it has redeemed, purchased, paid or delivered to the Registrar for cancellation.

2.11                            Defaulted Interest

Any interest on any Note that is payable, but is not punctually paid or duly provided for, on the dates and in the manner provided in the Notes and this Indenture (all such interest herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder on the relevant Record Date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Issuer, at its election in each case, as provided in clause (a) or (b) of this Section 2.11:

(a)                           The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes are registered at the close of business on a special record date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of

Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall either (i) deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or (ii) make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause (a) provided. In addition, the Issuer shall fix a special record date for the payment of such Defaulted Interest, such date to be not more than 15 days and not less than 10 days prior to the proposed payment date and not less than 15 days after the receipt by the Trustee of the notice of the proposed payment date. The Issuer shall promptly but, in any event, not less than 15 days prior to the special record date, notify the Trustee of such special record date and, in the name and at the expense of the Issuer, the Trustee shall cause notice of the proposed payment date of such Defaulted Interest and the special record date therefor to be mailed first-class, postage prepaid to each Holder as such Holder’s address appears in the Security Register, not less than 10 days prior to such special record date. Notice of the proposed payment date of such Defaulted Interest and the special record date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Notes are registered at the close of business on such special record date and shall no longer be payable pursuant to Section 2.11(b).

(b)                           The Issuer may make payment of any Defaulted Interest on the Notes in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment date pursuant to this clause (b), such manner of payment shall be deemed reasonably practicable.

(c)                            Subject to this Section 2.11, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

2.12                            Computation of Interest

Interest on the Notes shall accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

2.13                            ISINs and Common Codes

The Issuer in issuing the Notes may use ISINs and Common Codes (if then generally in use), and, if so, the Trustee shall use ISINs and Common Codes, as appropriate, in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers or codes either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee of any change in the ISINs and Common Codes.

2.14                            Issuance of Additional Notes

(a)                           The Issuer may from time to time, subject to compliance with Section 4.4, and in accordance with the procedures of Section 2.2 issue further Notes (the “Additional Notes”) ranking pari passu with the Original Notes and with the same terms as to status, redemption and otherwise as such Original Notes (save potentially for the date and amount of the first payment of interest on such Additional Notes).

(b)                           Any provision herein to the contrary notwithstanding, prior to the Senior Facility Repayment Date, the Issuer shall pay interest and any Additional Amounts (i) in cash if the Cash Payment Condition has been satisfied or (ii) in all other cases through the issuance of Additional Notes in a principal amount equal to such interest amount (in increments of $1). If the Issuer pays interest through the issuance of Additional Notes, then the Issuer shall deliver to the Trustee: (A) no later than the Record Date for the relevant interest payment date, a written notice stating such interest payment or Additional Amounts will be made in the form of Additional Notes and (B) no later than two Business Days prior to the relevant interest payment date (X) if the Notes in respect of which interest or Additional Amounts are being paid in the form of Additional Notes are in definitive form, an order to authenticate and deliver the required amount of new definitive Additional Notes to be issued on the relevant interest payment date or (Y) if such Notes are in global form, an order to increase the principal amount of such Notes by the relevant amount (or, if necessary, to authenticate a new Global Note executed by the Issuer in the principal amount of such Additional Notes) in accordance with Section 2.2.

(c)                            The Original Notes and any Additional Notes subsequently issued shall be treated as a single class for all purposes under this Indenture including waivers, amendments, redemptions and offers to purchase; provided, however, that in the event any Additional Notes are not fungible with the relevant series of Notes for U.S. federal income tax purposes, such non-fungible Additional Notes will be issued with a separate ISIN and Common Code, as applicable, so that they are distinguishable from the relevant series of Notes.

3.                                          REDEMPTION, OFFERS TO PURCHASE

3.1                                   Right of Redemption

The Issuer may redeem all or any portion of the Notes upon the terms and at the Redemption Prices set forth in the Notes. Any redemption pursuant to this Section 3.1 shall be made pursuant to this Article 3.

3.2                                   Notices to Trustee

If the Issuer elects to redeem Notes pursuant to Section 3.1, it shall notify the Trustee in writing of the Redemption Date, the principal amount of Notes to be redeemed and the paragraph of the Notes and Section of this Indenture pursuant to which the redemption will occur.

The Issuer shall give each notice to the Trustee provided for in this Section 3.2 in writing at least at least 10 days but not more than 60 days before the date notice is mailed to the Holders pursuant to Section 3.4 unless the Trustee (acting reasonably) consents to a shorter period. Such notice shall be accompanied by an Officers’ Certificate from the Issuer to the effect that such redemption will comply with the conditions herein. If fewer than all the Notes are to be redeemed, the record date relating to such redemption shall be selected by the Issuer and given to the Trustee, which record date shall be not less than 15 days after the date of notice to the Trustee unless the Trustee (acting reasonably) consents to a shorter period.

3.3                                   Selection of Notes to be Redeemed

If less than all of the Notes are to be redeemed at any time, the Trustee, a Paying Agent or the Registrar shall select Notes for redemption on a pro rata basis (or, in the case of

Notes issued in global form based on a method that most nearly approximates a pro rata selection) unless otherwise required by law or applicable stock exchange or depositary requirements.

Notes can be redeemed in part in integral multiples of $1, provided the Global Note shall be in a principal amount of $1,000 or an integral multiple of $1 above $1,000 at its Stated Maturity. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or tendered for purchase also apply to portions of Notes called for redemption or tendered for purchase.

Neither the Trustee, any Paying Agent nor the Registrar shall be liable for any such selections made by it in accordance with this Section 3.3.

3.4                                   Notice of Redemption

(a)                           (i)                              The Issuer shall mail or cause to be mailed a notice of redemption by first-class mail at least 10 days but not more than 60 days before a Redemption Date to each Holder to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article 8 and shall comply with Section 11.3. Notice of any redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent.

(ii)                            For Notes which are represented by global certificates held on behalf of the Depositary, notices may be given by delivery of the relevant notices to the relevant Clearing System in accordance with its applicable procedures for communication to entitled account holders and in substitution for the aforesaid mailing.

(iii)                         So long as any Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market and the rules of the Luxembourg Stock Exchange so require, the Issuer shall publish any such notice to the Holders of the Notes (whether in the form of Definitive Registered Notes or Global Notes) in the Luxemburger Wort or in another leading newspaper of general circulation in Luxembourg or, to the extent and in the manner permitted by the rules of the Luxembourg Stock Exchange, posted on the official website of the Luxembourg Stock Exchange and, in connection with any redemption, the Issuer shall notify the Luxembourg Stock Exchange of any change in the principal amount of Notes outstanding.

(b)                           The notice shall identify the Notes to be redeemed (including any ISINs and Common Codes) and shall state:

(i)                               the Redemption Date (if then determined and otherwise its manner of determination) and the record date for such redemption;

(ii)                            the Redemption Price (if then determined and otherwise its manner of determination) and the amount of accrued interest, if any, and Additional Amounts, if any, to be paid per $1,000 principal amount of Notes;

(iii)                         the name and address of the Principal Paying Agent;

(iv)                        that Notes called for redemption must be surrendered to the Principal Paying Agent to collect the Redemption Price plus accrued interest, if any, and Additional Amounts, if any;

(v)                           if any Definitive Registered Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that a new Definitive Registered Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder upon cancellation of the original Note;

(vi)                        that, if any Note contains an ISIN or Common Code, no representation is being made as to the correctness of such ISIN or Common Code either as printed on the Notes or as contained in the notice of redemption;

(vii)                     that, unless the Issuer defaults in making such redemption payment, interest on the Notes (or portion thereof) called for redemption shall cease to accrue on and after the Redemption Date;

(viii)                  the paragraph of the Notes or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(ix)                        whether the redemption is conditioned on any events and, if so, the notice shall provide a detailed explanation of such conditions.

(c)                            Notice of redemption shall be deemed to be given when sent in accordance with this Section 3.4, whether or not the Holder receives the notice. In any event, failure to give such notice, or any defect therein, shall not affect the validity of the proceedings for the redemption of Notes held by Holders to whom such notice was properly given.

(d)                           At the Issuer’s written request, the Trustee or the Principal Paying Agent shall give a notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer shall provide the Trustee or the Principal Paying Agent, as applicable, with the notice and the other information required by this Section 3.4.

3.5                                   Deposit of Redemption Price

No later than 10:00 a.m. (New York time) on any Redemption Date, the Issuer shall deposit or cause to be deposited with the Principal Paying Agent (or, if the Issuer or a Subsidiary is the Principal Paying Agent, shall segregate and hold in trust) a sum in same day funds sufficient to pay the Redemption Price of and accrued interest, if any, and Additional Amounts, if any, on all Notes to be redeemed on that date.

3.6                                   Payment of Notes Called for Redemption

If notice of redemption has been given in the manner provided in this Indenture, subject to the satisfaction of any conditions precedent set forth in a notice of redemption, the Notes called for redemption shall become due on the date fixed for redemption. On or after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption. Upon surrender of any Note for redemption in accordance with a notice of redemption, such Note shall be paid and redeemed by the Issuer at the Redemption Price, together with accrued interest, if any, to the Redemption Date; provided, however, that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders registered as such at the close of business on the relevant Record Date.

3.7                                   Notes Redeemed in Part

(a)                           Respecting a Global Note that is redeemed in part, the principal amount of such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or the Registrar, at the direction of the Trustee, to reflect such reduction.

(b)                           Upon surrender and cancellation of a Definitive Registered Note that is redeemed in part, the Issuer shall execute and, upon receipt of an Issuer Order, the Trustee shall authenticate for the Holder (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered and cancelled; provided, however, that each such Definitive Registered Note shall be in a principal amount of $1,000 or an integral multiple of $1 in excess thereof.

3.8                                   Optional Redemption

(a)                           [RESERVED].

(b)                           On or after April 15, 2017, the Issuer may on any one or more occasions redeem all or a part of the Notes at the Redemption Prices (expressed as percentages of principal amount) set forth in this Section 3.8(b), plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable Redemption Date, if redeemed during the twelve-month period beginning on April 15 of the years indicated in this Section 3.8(b), subject to the rights of Holders on the relevant Record Date to receive interest on the relevant Interest Payment Date as provided in Section 3.6:

Year	Redemption Price
2017	105.250%
2018	103.500%
2019	101.750%
2020 and thereafter	100.000%

(c)                            In addition, at any time prior to April 15, 2017, the Issuer may redeem, in whole or in part, the Notes at a Redemption Price equal to 100% of the principal amount of Notes to be redeemed, plus the Applicable Premium in respect of, and accrued and unpaid interest to the Redemption Date, subject to the rights of the Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date as provided in Section 3.6.

(d)                           In addition, at any time and from time to time, the Issuer may redeem Notes in an aggregate principal amount equal to the total amount of interest paid on the Notes up to the Redemption Date through the issuance of Additional Notes (less the principal amount of all Notes redeemed prior to the Redemption Date pursuant to this Section 3.8(d)) at a Redemption Price equal to 100% of the principal amount of Notes to be redeemed, and accrued and unpaid interest to the Redemption Date, subject to the rights of the Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date as provided in Section 3.6.

3.9                                   Redemption for Changes in Taxes

The Issuer may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not less than 10 nor more than 60 days’ prior notice to the Holders (which notice will be irrevocable and given in accordance with the procedures described in Section 3.4), at a Redemption Price equal to 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Issuer for redemption (a “Tax Redemption Date”) and all

Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of the Notes on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the Tax Redemption Date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Notes, the Issuer or a Guarantor is or would be required to pay Additional Amounts, and the Issuer or Guarantor cannot avoid any such payment obligation by taking reasonable measures available to it, and the requirement arises as a result of:

(a)                           any amendment to, or change in, the laws or treaties (or any regulations or rulings promulgated thereunder) of a relevant Tax Jurisdiction which change or amendment becomes effective on or after the Issue Date (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the Issue Date, such later date); or

(b)                           any amendment to, or change in, an official position, or the introduction of an official position, regarding the interpretation, administration or application of such laws, regulations, treaties or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice) which amendment, change or introduction becomes effective on or after the Issue Date (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the Issue Date, such later date).

The Issuer will not give any such notice of redemption earlier than 60 days prior to the earliest date on which the Issuer or Guarantor would be obligated to make such payment or withholding if a payment in respect of the Notes or Note Guarantees was then due, and the obligation to pay Additional Amounts must be in effect at the time such notice is given. Prior to the publication or, where relevant, mailing of any notice of redemption of the Notes pursuant to the foregoing, the Issuer will deliver to the Trustee an opinion of independent tax counsel of recognized standing reasonably acceptable to the Trustee, to the effect that there has been such amendment or change or introduction which would entitle the Issuer to redeem the Notes under this Section 3.9. In addition, before the Issuer publishes or mails notice of redemption of the Notes as described in this Section 3.9, it will deliver to the Trustee an Officers’ Certificate to the effect that the obligation to pay Additional Amounts cannot be avoided by the Issuer or Guarantor taking reasonable measures available to it.

The Trustee will accept and shall be entitled to rely on such Officers’ Certificate and opinion of counsel as sufficient evidence of the existence and satisfaction of the conditions precedent as described in this Section 3.9, in which event it will be conclusive and binding on the Holders of the Notes.

3.10                            Mandatory Redemption

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

4.                                          COVENANTS

4.1                                   Payment of Notes

The Issuer covenants and agrees for the benefit of the Holders that it shall pay the principal of, premium, if any, interest and Additional Amounts, if any, on the Notes on the dates and in the manner provided in the Notes and this Indenture. Principal, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the date due if by 10:00 a.m. (New York time) on such date, either (i) the Trustee or a Paying Agent (other than the Issuer or any of its Affiliates) holds, in accordance with this Indenture, money sufficient to pay all principal, premium, if any, interest and Additional Amounts, if any, then due, and the Trustee or such Paying Agent is not then prohibited, pursuant to the terms of the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement, from paying such money to the Holders on such date in accordance with this Indenture or (ii) the Issuer shall have issued Additional Notes having an aggregate principal amount equal to the interest then due and owing, in each case in the manner, and subject to the conditions, set forth in the Notes. If the Issuer or any of its Affiliates acts as Paying Agent, principal, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the due date if the entity acting as Paying Agent complies with Section 2.4, and such Paying Agent is not then prohibited, pursuant to the terms of the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement, from paying the money it holds to the Holders on such date in accordance with this Indenture.

The Issuer shall pay interest (including post-petition interest in any proceeding under Bankruptcy Law) from time to time on demand on overdue principal (and premium, if any) at a rate that is 1.0% higher than the then applicable interest rate on the Notes, and it shall pay interest on overdue installments of interest and Additional Amounts (without regard to any applicable grace periods) at the same rate to the extent lawful.

4.2                                   Corporate Existence

Subject to Article 5, the Issuer and each Restricted Subsidiary shall do or cause to be done all things necessary to preserve and keep in full force and effect their corporate, partnership, limited liability company or other existence and the rights (charter and statutory), licenses and franchises of the Issuer and each Restricted Subsidiary; provided, however, that the Issuer shall not be required to preserve any such right, license or franchise if the Board of Directors of the Issuer shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and the Restricted Subsidiaries as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders.

4.3                                   Statement as to Compliance

(a)                           The Issuer and each Guarantor (to the extent that such Guarantor is so required under the U.S. Trust Indenture Act) shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of each signing Officer with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating that, as to each Officer signing such certificate to the best of his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto). For purposes of this Section 4.3(a), such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture.

(b)                           The Issuer shall deliver written notice to the Trustee within 30 days of becoming aware of the occurrence of a Default or an Event of Default.

4.4                                   Incurrence of Indebtedness and Issuance of Preferred Stock

(a)                           The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Issuer shall not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that (i) the Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock (ii) any Guarantor may incur Indebtedness (including Acquired Debt) or issue preferred stock and (iii) any Restricted Subsidiary of the Issuer may incur Indebtedness (including Acquired Debt) under Bank Credit Facilities, in each case if the Fixed

Charge Coverage Ratio for the Issuer’s most recently ended two full fiscal half-years for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such two half-year reference period.

(b)                           Section 4.4(a) will not prohibit the incurrence of any of the following items of Indebtedness or issuances of Disqualified Stock or preferred stock (collectively, “Permitted Debt”):

(i)                               the incurrence by (a) the Issuer and any Restricted Subsidiary of Indebtedness under Bank Credit Facilities and (b) the Issuer and any Guarantor of Public Indebtedness, in an aggregate principal amount at any one time outstanding under this clause (i) not to exceed the aggregate of $1.2 billion plus, in the case of any refinancing of any Indebtedness permitted under this clause (i) or any portion thereof, the aggregate amount of fees, costs and expenses (including underwriting commissions paid as discounts) incurred in connection with such refinancing; provided that Indebtedness incurred under this clause (i) may not be used to repay or refinance the Notes or the Retail Notes (or any Permitted Refinancing Indebtedness in respect of the Notes or the Retail Notes);

(ii)                            the incurrence by the Issuer and any Guarantor of Indebtedness under the MTN Program, not to exceed £155.0 million in aggregate principal amount at any time outstanding;

(iii)                         the incurrence by the Issuer and its Restricted Subsidiaries of the Existing Indebtedness;

(iv)                        the incurrence by the Issuer of Indebtedness represented by the Notes to be issued on the date of this Indenture and the incurrence by any Guarantor of a Note Guarantee at any time;

(v)                           the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness:

(A)                         incurred for the purpose of financing all or any part of the purchase price, lease expense, charter expense, rental payments or cost of design, development, construction, transportation, installation, migration or improvement of any FPSO used or useful in the Oil and Gas Business; or

(B)                         represented by Capital Lease Obligations, mortgage financings or purchase money obligations or other Indebtedness, in each case, incurred for the purpose of financing all or any part of the purchase price, lease expense, charter expense, rental payments or cost of design, development, construction, transportation, installation, migration or improvement of property, plant or equipment or other assets used in the business of the Issuer or any of its Restricted Subsidiaries (including any reasonably related fees or expenses incurred in connection therewith), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to extend, renew, refund, refinance, replace, exchange, defease or discharge any Indebtedness incurred pursuant to this clause (v)(B), not to exceed the greater of (x) $120.0 million and (y) 3.5% of Consolidated Total Assets at any time outstanding,

in each case, whether such Indebtedness is incurred for the charter of, leasing of or direct purchase of or the purchase of the Capital Stock of any Person owning such property, plant or equipment or other assets (including any Indebtedness deemed to be incurred in connection with such purchase) (it being understood that any such Indebtedness may be incurred after the acquisition or purchase or the design, development, construction, transportation, installation, migration or the making of any improvement with respect to any such property, plant or equipment or other assets);

(vi)                        the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, exchange, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted to be incurred under Section 4.4(a) or clause (ii), (iii) (other than (x) Indebtedness under the Trade Credit Deferrals, unless such Permitted Refinancing Indebtedness is incurred with the respective counterparties to such Trade Credit Deferrals on the Issue Date and such Permitted Refinancing Indebtedness relate to the Kraken development) and (y) Indebtedness under the Tanjong Baram Facility), (iv), (v)(A) or (xv) of this Section 4.4(b) or this clause (vi);

(vii)                     the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries; provided, however, that:

(A)                         if the Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be ((i) except in respect of the intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Restricted Subsidiaries and (ii) only to the extent legally permitted) expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Issuer, or the Note Guarantee, in the case of a Guarantor; and

(B)                         (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vii);

(viii)                  the issuance by any of the Issuer’s Restricted Subsidiaries to the Issuer or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(A)                         any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer; and

(B)                         any sale or other transfer of any such preferred stock to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (viii);

(ix)                        the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business, including in connection with any commodities marketing activities or any permitted Oil and Gas Business activities;

(x)                           the Guarantee by the Issuer or any Restricted Subsidiary of Indebtedness of the Issuer or a Restricted Subsidiary that was permitted to be incurred by another provision of this Section 4.4; provided that if the Indebtedness being Guaranteed is subordinated to or pari passu with the Notes or a Note Guarantee, as applicable, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness Guaranteed and provided, further, that except as provided in clause (xxiii), no such Guarantee shall be provided in respect of Indebtedness incurred under clause (xxiii) hereof;

(xi)                        the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within 30 Business Days;

(xii)                     the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of self-insurance obligations or captive insurance companies or consisting of the financing of insurance premiums in the ordinary course of business;

(xiii)                  the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Issuer or any of its Restricted Subsidiaries providing for indemnification, obligations in respect of earn-outs or other adjustment of purchase price or, in each case, similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the Fair Market Value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition;

(xiv)                 the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of (A) letters of credit, bid, performance, appeal, surety and similar bonds, completion guarantees, judgment, advance payment, customs, VAT or similar instruments issued for the account of the Issuer and any of its Restricted Subsidiaries in the ordinary course of business (in each case, other than an obligation for money borrowed), including Guarantees and obligations of the Issuer or any of its Restricted Subsidiaries with respect to letters of credit or similar instruments supporting such obligations or in respect of self-insurance and workers compensation obligations or (B) any customary cash management, cash pooling or netting or setting off arrangements with banks or other financial institutions;

(xv)                    Indebtedness or preferred stock of a Person outstanding on the date on which such Person becomes a Restricted Subsidiary or is acquired by the Issuer or a Restricted Subsidiary or merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Issuer or any Restricted Subsidiary in accordance with this Indenture (including Indebtedness incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by or was merged into the Issuer or a Restricted Subsidiary or (B) otherwise in connection with, or in contemplation of, such acquisition); provided, however, with respect to this clause (xv) that at the time of the acquisition or other transaction pursuant to which such Indebtedness was deemed to be incurred, (x) the Issuer would have been able to incur $1.00 of additional Indebtedness pursuant to Section 4.4(a) after giving effect to the incurrence of such Indebtedness or issuance of such preferred stock pursuant to this clause (xv) or (y) the Fixed Charge Coverage Ratio would not be less than it was immediately prior to giving effect to such acquisition or other transaction;

(xvi)                 Guarantees by the Issuer or any of its Restricted Subsidiaries of any Management Advances;

(xvii)              Guarantees by the Issuer or any Restricted Subsidiary granted to any trustee of any management equity plan or stock option plan or any other management or employee benefit or incentive plan or unit trust scheme approved by the Board of Directors of the Issuer, so long as the proceeds of the Indebtedness so Guaranteed are used to purchase Equity Interests of the Issuer (other than Disqualified Stock); provided that the amount of any net cash proceeds from the sale of such Equity Interests of the Issuer shall be excluded from Section 4.6(a)(III)(2);

(xviii)           Guarantees by the Issuer or any of its Restricted Subsidiaries of pension fund obligations of the Issuer or any Restricted Subsidiary required by law or regulation;

(xix)                 the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in connection with one or more standby letters of credit, Guarantees, performance bonds or other reimbursement obligations, in each case, issued in the ordinary course of business and not in connection with the borrowing of money or the obtaining of an advance or credit (other than advances or credit for goods and services in the ordinary course of business and on terms and conditions that are customary in the Oil and Gas Business, and other than the extension of credit represented by such letter of credit, Guarantee or performance bond itself);

(xx)                    the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness through the provision of bonds, Guarantees, letters of credit or similar instruments required by any national or international maritime commission or authority or other governmental or regulatory agencies, including customs authorities; in each case, for vessels owned or chartered by, and in the ordinary course of business of, the Issuer or any of its Restricted Subsidiaries at any time outstanding not to exceed the amount required by such governmental or regulatory authority;

(xxi)                 the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in the form of customer deposits and advance payments received in the ordinary course of business from customers for purchases in the ordinary course of business;

(xxii)              the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness or the issuance of Disqualified Stock by the Issuer or preferred stock by any Restricted Subsidiary in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to extend, renew, refund, replace, exchange, defease or discharge any Indebtedness incurred pursuant to this clause (xxii) not to exceed the greater of (a) $115.0 million and (b) 3.25% of Consolidated Total Assets determined as of the date of such incurrence or issuance;

(xxiii)           the incurrence by a Restricted Subsidiary of Indebtedness for the purpose of financing all or part of the purchase price, lease expense, charter expense, rental payments or cost of design, development, construction, transportation, installation, migration or improvement of property, plant or equipment or other assets used in the business of the Issuer or any Restricted Subsidiary and which is acquired by any such Restricted Subsidiary (“Relevant Assets”) (including any reasonably related fees or expenses incurred in connection therewith), including any Permitted Refinancing Indebtedness incurred to extend, renew, refund, refinance, replace, exchange, defease or discharge any such Indebtedness incurred pursuant to this clause (xxiii), provided that any creditor in respect of such Indebtedness has recourse solely against (a) the Issuer under an unsecured guarantee granted by the Issuer in respect of such Indebtedness and (b) such Restricted Subsidiary, provided further that in the case of (b) such recourse is limited to (i) the Relevant Assets and the proceeds thereof and (ii) in the event such Restricted Subsidiary is a special purpose vehicle established solely for the purpose of owning the Relevant Assets, the shares in such Restricted Subsidiary and the proceeds thereof; and

(xxiv)          the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness or the issuance of Disqualified Stock by the Issuer or preferred stock by any Restricted Subsidiary in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to extend, renew, refund, replace, exchange, defease or discharge any Indebtedness incurred pursuant to this clause (xxiv) not to exceed $300.0 million.

(c)                            For purposes of determining compliance with, and the outstanding principal amount of, any particular Indebtedness incurred pursuant to and in compliance with this Section 4.4:

(i)                               in the event that an item or portion of an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xxii) of Section 4.4(b), or is entitled to be incurred pursuant to Section 4.4(a), the Issuer, in its sole discretion, will be permitted to classify such item or portion of an item of Indebtedness on the date of its incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses and from time to time to reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.4. Notwithstanding the foregoing, Indebtedness incurred pursuant to the Senior Facility shall be deemed to be incurred pursuant to clause (i) of Section 4.4(b) and may not be reclassified;

(ii)                            Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included; and

(iii)                         Indebtedness permitted by this Section 4.4 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.4 permitting such Indebtedness.

(d)                           The amount of any Indebtedness outstanding as of any date will be:

(i)                               in the case of any Indebtedness issued with original issue discount, the amount of the liability in respect thereof determined in accordance with IFRS;

(ii)                            in respect of Hedging Obligations, either (a) zero if such Hedging Obligation is incurred pursuant to Section 4.4(b)(ix) or (b) the notional amount of such Hedging Obligation if not incurred pursuant to such clause;

(iii)                         the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(iv)                        in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)                         the Fair Market Value of such assets at the date of determination; and

(B)                         the amount of the Indebtedness of the other Person.

(e)                            Accrual of interest, accrual of dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness, the reclassification of preferred stock as Indebtedness due to a change in accounting principles and the payment of dividends in the form of additional shares of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this Section 4.4. The amount of any Indebtedness outstanding as of any date shall be the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

(f)                             If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under this Section 4.4, the Issuer shall be in Default of this Section 4.4).

(g)                            For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a different currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred; provided, however, that (i) if such Indebtedness denominated in non-U.S. dollar currency is subject to a Currency Exchange Protection Agreement with respect to U.S. dollars, the amount of such Indebtedness expressed in U.S. dollars will be calculated so as to take account of the effects of such Currency Exchange Protection Agreement; and (ii) the U.S. dollar-equivalent of the principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. dollar-equivalent of the Indebtedness refinanced determined on the date such Indebtedness was originally incurred, except that to the extent that:

(i)                               such U.S. dollar-equivalent was determined based on a Currency Exchange Protection Agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence; and

(ii)                            the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. dollar-equivalent of such excess will be determined on the date such refinancing Indebtedness is being incurred.

(h)                           The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

4.5                                   Liens

(a)                           The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness upon any of its property or assets (whether now owned or hereafter acquired), except Permitted Liens, unless the Notes or Note Guarantees, as applicable, are secured by a Lien on such property or assets on an equal and ratable basis with the Indebtedness so secured until such time as such Indebtedness is no longer so secured by that Lien.

4.6                                   Restricted Payments

(a)                           The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)         declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including any such payment or distribution made in connection with any merger, amalgamation or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer and other than dividends or distributions payable to the Issuer or a Restricted Subsidiary of the Issuer);

(ii)        repurchase, redeem or otherwise acquire or retire for value (including any such purchase, redemption, acquisition or retirement made in connection with any merger, amalgamation or consolidation involving the Issuer) any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(iii)       make any principal payment on or with respect to, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to the Stated Maturity thereof, any Indebtedness of the Issuer or any Guarantor that is expressly contractually subordinated in right of payment to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries), except (A) a payment of principal at the Stated Maturity thereof or (B) the repurchase, redemption or other acquisition of Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or scheduled maturity, in each case due within one year of the date of such repurchase, redemption or other acquisition; or

(iv)       make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) of this Section 4.6(a) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(I)                          no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(II)                     the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable two half-year reference period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.4(a); and

(III)                such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since the Issue Date (including Restricted Payments permitted by clauses (i), (xiii) and (xiv) of Section 4.6(b) but excluding all other Restricted Payments permitted under Section 4.6(b)), is equal to or less than the sum, without duplication, of:

(1)                                50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the half-year period commencing immediately prior to the Issue Date to the end of the Issuer’s most recently ended fiscal half-year for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2)                                100% of the aggregate net cash proceeds received, the Fair Market Value of marketable securities received and the Fair Market Value of other property received by the Issuer since the Issue Date as a contribution to its common capital or from the issue or sale of Equity Interests of the Issuer (other than Disqualified Stock and the 2016 Equity Issuance) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Issuer that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Issuer); plus

(3)                                 (i)                          to the extent that any Restricted Investment that was made after the Issue Date is (x) sold, disposed of or otherwise cancelled, liquidated or repaid, 100% of the aggregate amount received in cash and the Fair Market Value of the marketable securities and other property received by the Issuer or any Restricted Subsidiary, or (y) made in an entity that subsequently becomes a Restricted Subsidiary, 100% of the Fair Market Value of the Restricted Investment of the Issuer and its Restricted Subsidiaries as of the date such entity becomes a Restricted Subsidiary; plus

(ii)                            to the extent that any Unrestricted Subsidiary of the Issuer designated as such after the Issue Date is redesignated as a Restricted Subsidiary or is merged, amalgamated or consolidated with or into the Issuer or a Restricted Subsidiary, or all or substantially all of the properties or assets of such Unrestricted Subsidiary are transferred to the Issuer or a Restricted Subsidiary, the Fair Market Value of the property received by the Issuer or Restricted Subsidiary or the Issuer’s

Restricted Investment in such Subsidiary as of the date of such redesignation, merger, amalgamation, consolidation or transfer of properties or assets, to the extent such Investments reduced the Restricted Payments capacity under this subclause (3) and were not previously repaid or otherwise reduced; plus

(4)                                100% of any dividends or distributions received in cash by the Issuer or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary, to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Issuer for such period.

(b)                           Section 4.6(a) shall not prohibit:

(i)                               the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with this Indenture;

(ii)                            the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock and the 2016 Equity Issuance) or from the substantially concurrent contribution of common equity capital to the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from Section 4.6(a)(III)(2);

(iii)                         the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness for the purpose of such repurchase, redemption, defeasance or other acquisition or retirement for value;

(iv)                        the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests (other than the Issuer or any Restricted Subsidiary) on no more than a pro rata basis;

(v)                           so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by any of the Issuer’s (or any of its Restricted Subsidiaries’) current or former officers, directors, employees or consultants pursuant to any equity subscription agreement, stock option agreement, restricted stock grant, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $20.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over into succeeding calendar years) and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests of the Issuer or a Restricted Subsidiary received by the Issuer or a Restricted Subsidiary during such calendar year (other than the 2016 Equity Issuance), in each case to members of management, directors or consultants of the Issuer, any of its Restricted Subsidiaries or any of its direct or indirect parent companies to the extent the cash proceeds from the sale of Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to Section 4.6(a)(III)(2) or Section 4.6(b)(ii) and (B) the cash proceeds of key man life insurance policies;

(vi)                        the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by any of the Issuer’s (or any of its Restricted Subsidiaries’) current or former directors or employees in connection with the exercise or vesting of any equity compensation (including stock options, restricted stock and phantom stock) in order to satisfy the Issuer’s or such Restricted Subsidiary’s tax withholding obligation with respect to such exercise or vesting;

(vii)                     repurchases of Subordinated Obligations at a purchase price not greater than (i) 101% of the principal amount of such Subordinated Obligations and accrued and unpaid interest thereon in the event of a Change of Control or (ii) 100% of the principal amount of such Subordinated Obligations and accrued and unpaid interest thereon in the event of an Asset Sale, in each case plus accrued interest, in connection with any change of control offer or asset sale offer required by the terms of such Indebtedness, but only if:

(A)                         in the case of a Change of Control, the Issuer has first complied with and fully satisfied its obligations under Section 4.9; or

(B)                         in the case of an Asset Sale, the Issuer has complied with and fully satisfied its obligations in accordance with Section 4.7;

(viii)                  the repurchase, redemption or other acquisition for value of Capital Stock of the Issuer representing fractional shares of such Capital Stock in connection with a merger, consolidation, amalgamation or other combination involving the Issuer or any other transaction permitted by this Indenture;

(ix)                        the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants;

(x)                           so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test set forth in Section 4.4(a);

(xi)                        payments of cash, dividends, distributions, advances or other Restricted Payments by the Issuer or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (x) the exercise of options or warrants or (y) the conversion or exchange of Capital Stock of any such Person;

(xii)                     so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, (a) advances or loans to any future, present or former officer, director, employee or consultant of the Issuer or a Restricted Subsidiary to pay for the purchase or other acquisition for value of Equity Interests of the Issuer (other than Disqualified Stock), or any obligation under a forward sale agreement, deferred purchase agreement or deferred payment arrangement pursuant to any management equity plan or stock option plan or any other management or employee benefit or incentive plan or other agreement or arrangement; provided that the total aggregate amount of Restricted Payments made under this subclause (a) does not exceed $1.0 million in any calendar year or (b) advances, grants or loans in relation to any management equity plan or stock option plan or any other management or employee benefit or incentive plan or unit trust, whether made directly to any such plan or trust or to the trustees of any such plan or trust, to pay for the purchase or other acquisition for value of Equity Interests of the Issuer (other than Disqualified Stock); provided that the total aggregate amount of Restricted Payments made under this subclause (b) does not exceed $50.0 million in any calendar year;

(xiii)                  so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the repurchase of Equity Interests of the Issuer to be held as treasury stock; provided that the total aggregate amount of Restricted Payments made under this clause (xiii) does not exceed $150.0 million plus the cash proceeds from the sale of such Equity Interests of the Issuer from treasury stock since the Issue Date; further provided that no such Restricted Payments shall be made from the net proceeds of the 2016 Equity Issuance;

(xiv)                 so long as no Default has occurred and is continuing or would be caused thereby, the declaration or payment of dividends or distributions, or the making of any cash payments, advances, loans or expense reimbursements on the common stock or common equity interests of the Issuer or any direct or indirect parent company; provided that the aggregate amount of all such dividends or distributions under this clause (xiv) shall not exceed in any fiscal year the greater of (a) 6.0% per annum of the net cash proceeds received by the Issuer in any Public Equity Offering or contributed to the equity of the Issuer (in each case other than the 2016 Equity Issuance) and (b) an amount equal to 5.0% of the Market Capitalization, provided that in the case of this clause (b), after giving pro forma effect to the payment of any such dividend or making of any such distribution, the Consolidated Leverage Ratio of the Issuer would not exceed 2.0 to 1.0; and provided, further, that in each case, if such Public Equity Offering was of Capital Stock of a parent company, the net proceeds of any such dividend are used to fund a corresponding dividend in equal or greater amount on the Capital Stock of such parent company;

(xv)                    so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $250.0 million since the Issue Date; provided that no such Restricted Payments shall be made from the net proceeds of the 2016 Equity Issuance; and

(xvi)                 so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, Restricted Payments aggregating up to an amount equivalent to 50% of the net cash proceeds received by the Issuer or any of its Restricted Subsidiaries from all dispositions (including any farm-out or lease) of oil and gas properties subsequent to the Issue Date; provided that, after giving pro forma effect to any such Restricted Payment (and any related transactions), the Consolidated Leverage Ratio of the Issuer does not exceed 2.0 to 1.0.

(c)                            The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment (or, in the case of a dividend, on the date of declaration) of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any cash Restricted Payment shall be its face amount. The Issuer, in its sole discretion, may classify any Investment or other Restricted Payment as being made in part under one of the provisions of this Section 4.6 (or, in the case of any Investment, the clauses of the definition of Permitted Investments) and in part under one or more other such provisions (or, as applicable, clauses). Unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness solely by virtue of its nature as unsecured Indebtedness.

(d)                           Notwithstanding the foregoing, no Restricted Payments (other than (A) Permitted Investments (excluding Investments in any controlling shareholder of the Issuer or affiliates of such controlling shareholder) and (B) Restricted Payments permitted by clauses (ii), (iii), (iv), (vi) and (vii) of Section 4.6(b)) will be permitted to be paid until after the completion of the redemption of Notes pursuant to Section 3.8(d).

4.7                                   Asset Sales

(a)                           The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i)                               the Issuer (or a Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii)                            at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(A)                         any liabilities, as shown on the most recent consolidated balance sheet, of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Issuer or such Restricted Subsidiary from further liability or indemnifies the Issuer or such Restricted Subsidiary against further liabilities;

(B)                         any securities, notes or other obligations received by the Issuer or any Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of the Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion;

(C)                         any Capital Stock or other assets of the kind referred to in clauses (iii) or (iv) of Section 4.7(b);

(D)                         Indebtedness (other than Subordinated Obligations) of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Issuer and each other Restricted Subsidiary are released from any Guarantee of such Indebtedness in connection with such Asset Sale;

(E)                          consideration consisting of Indebtedness of the Issuer or any Guarantor received from Persons who are not the Issuer or any Restricted Subsidiary;

(F)                           accounts receivable of a business retained by the Issuer or any Restricted Subsidiary, as the case may be, following the sale of such business; and

(G)                         any Designated Non-Cash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sales having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (G) that is at that time outstanding, not to exceed the greater of (x) $250.0 million and (y) 5.0% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b)                           Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer or one of its Restricted Subsidiaries may apply such Net Proceeds (at the option of the Issuer or such Restricted Subsidiary):

(i)                               to purchase the Notes pursuant to an offer to all Holders of Notes at a purchase price equal to at least 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (a “Notes Offer”);

(ii)                            to repay Senior Debt;

(iii)                         to invest in Additional Assets;

(iv)                        to make a capital expenditure; or

(v)                           to enter into a binding commitment to apply the Net Proceeds pursuant to clause (ii), (iii) or (iv) of this Section 4.7(b); provided that such binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the earlier of (x) the date on which such repayment, investment or expenditure is consummated, and (y) the 180th day following the expiration of the aforementioned 365-day period.

(c)                            Pending the final application of any Net Proceeds, the Issuer or any Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture. Any Net Proceeds from Asset Sales that are not applied or invested pursuant to Section 4.7(b) will constitute “Excess Proceeds”.

(d)                           When the aggregate amount of Excess Proceeds exceeds $50.0 million, within ten Business Days thereof, the Issuer shall make an offer (an “Asset Sale Offer”) to all Holders of Notes and may make an offer to all holders of other Indebtedness that is pari passu with the Notes or any Note Guarantees to purchase, prepay or redeem with the proceeds of sales of assets the maximum principal amount of Notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price for the Notes in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer or any of its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into (or to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds or if the aggregate amount of Notes tendered pursuant to a Notes Offer exceeds the amount of the Net Proceeds so applied, the Trustee, a Paying Agent or the

Registrar will select the Notes and such other pari passu Indebtedness, if applicable, to be purchased on a pro rata basis (or, in the case of Notes issued in global form, based on a method that most nearly approximates a pro rata selection as the Trustee, a Paying Agent or the Registrar deems fair and appropriate) unless otherwise required by applicable law or applicable stock exchange or depositary requirements, based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(e)                            The Issuer shall comply with the requirements of Rule 14e—1 under the U.S. Exchange Act and any other applicable securities laws and regulations to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Change of Control Offer, an Asset Sale Offer or a Notes Offer. To the extent that the provisions of any securities laws or regulations conflict with Section 4.7 or 4.9, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 4.7 or 4.9 by virtue of such compliance.

4.8                                   Transactions with Affiliates

(a)                           The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $20.0 million, unless:

(i)                               the Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person (as determined in good faith by a responsible accounting or financial officer of the Issuer); and

(ii)                            with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, the Issuer delivers to the Trustee a resolution of the Board of Directors of the Issuer set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Issuer.

(b)                           The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to Section 4.8(a):

(i)                               transactions between or among the Issuer or its Restricted Subsidiaries;

(ii)                            Restricted Payments not prohibited by Section 4.6 and Permitted Investments;

(iii)                         transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(iv)                        any customary directors’ fees, indemnification and similar arrangements (including the payment of directors’ and officers’ insurance premiums), consultant agreements, employment agreements, collective bargaining agreements, severance agreements, any other compensation or employee benefit plans or arrangements (including stock option, stock appreciation, stock incentive or stock ownership or similar plans) or legal fees (as determined in good faith by a majority of the disinterested members of the Board of Directors of the Issuer or, so long as the Issuer remains listed on the London Stock Exchange, otherwise in compliance with the Issuer’s code of corporate governance) and payments, awards, grants or issuances of securities pursuant thereto;

(v)                           any issuance of Equity Interests (other than Disqualified Stock) of the Issuer to Affiliates of the Issuer;

(vi)                        transactions with a joint venture or similar entity which would constitute an Affiliate Transaction solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, can designate one or more members of the board of, or otherwise controls, such joint venture or similar entity;

(vii)                     transactions pursuant to, or contemplated by any agreement or arrangement in effect on the Issue Date and as described in the Explanatory Statement in section 14 (“Related party transaction”) in Appendix 16 (Additional information) to the Explanatory Statement, and transactions pursuant to any amendment, modification, supplement or extension thereto; provided that any such amendment, modification, supplement or extension to the terms thereof, taken as a whole, is not materially more disadvantageous to the Holders than the original agreement or arrangement as in effect on the Issue Date;

(viii)                  (i) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services or providers of employees or other labor, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Issuer or the Restricted Subsidiaries, in the reasonable determination of the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated Person and (ii) to the extent constituting Affiliate Transactions, transactions with any governmental agency or entity in connection with the Oil and Gas Business;

(ix)                        payments or other transactions pursuant to any tax sharing agreement or arrangement among the Issuer or any of its Restricted Subsidiaries and any other Person with which the Issuer or any of its Restricted Subsidiaries files or filed a consolidated tax return or with which the Issuer or any of its Restricted Subsidiaries is or was part of a consolidated group for tax purposes or any tax advantageous group contribution made pursuant to applicable legislation; provided, however, that such payments, and the value of such transactions, shall not exceed the amount of tax that the Issuer or such Restricted Subsidiaries would owe if such Person was not a member of such consolidated or tax advantageous group; and

(x)                           transactions between the Issuer or any Restricted Subsidiary and any Person, a director of which is also a director of the Issuer or any direct or indirect parent of the Issuer and such director is the sole cause for such Person to be deemed an Affiliate of the Issuer or any Restricted Subsidiary; provided, however, that such director shall abstain from voting as a director of the Issuer or such direct or indirect parent company, as the case may be, on any matter involving such other Person.

4.9                                   Change of Control

(a)                           If a Change of Control occurs, each Holder will have the right to require the Issuer to repurchase all or any part (equal to $1,000 or an integral multiple of $1 in excess thereof) of that Holder’s Notes pursuant to an offer (“Change of Control Offer”) on the terms set forth in this Section 4.9. In the Change of Control Offer, the Issuer shall offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased to the date of purchase (the “Change of Control Payment Date”), subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(b)                           Within 30 days following any Change of Control, the Issuer shall:

(i)                               cause a notice of the Change of Control Offer to be published:

(A)                         through the newswire service of Bloomberg, or if Bloomberg does not then operate, any similar agency or, so long as the Notes are represented by Global Notes held on behalf of the Depositary, by delivery of the relevant notice to the relevant Clearing System for communication by it to entitled account holders in substitution for publication as otherwise required in this Section 4.9(b)(i)(A); and

(B)                         for so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted for trading on the Euro MTF Market and the rules of the Luxembourg Stock Exchange so require, in the Luxemburger Wort or in another leading newspaper of general circulation in Luxembourg, or, to the extent and in the manner permitted by the rules of the Luxembourg Stock Exchange, on the official website of the Luxembourg Stock Exchange; and

(ii)                            send notice of the Change of Control Offer to each Holder (with a copy to the Trustee) in the manner prescribed in Section 11.3, stating:

(A)                         that a Change of Control has occurred and that all Notes will be accepted for payment;

(B)                         the circumstances or relevant facts in respect of such Change of Control;

(C)                         the Change of Control Payment and the Change of Control Payment Date which date shall be no earlier than 10 days and no later than 60 days from the date such notice is mailed or delivered, other than as required by law;

(D)                         that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date unless the Issuer fails to pay the Change of Control Payment;

(E)                          that any Note (or portion thereof) not tendered shall continue to accrue interest; and

(F)                           such other procedures that a Holder is required to follow to accept a Change of Control Offer or to withdraw such acceptance as determined by the Issuer, so long as such procedures are consistent with the terms of this Indenture.

(c)                            Holders electing to have their Notes purchased pursuant to a Change of Control Offer must surrender their Notes, with the form entitled “Option of Holder to Elect

Purchase” on the reverse of each Note completed, to the Principal Paying Agent at the address specified in the notice, or transfer their Notes to the Principal Paying Agent by book-entry transfer pursuant to the Applicable Procedures, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

(d)         On the Change of Control Payment Date, the Issuer shall, to the extent lawful:

(i)          accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii)         deposit with the Principal Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii)        deliver or cause to be delivered to the Principal Paying Agent the Notes properly accepted.

(e)         The Principal Paying Agent shall promptly mail or cause to be delivered to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple of $1 in excess thereof. Any Note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date unless the Issuer defaults in making the Change of Control Payment. The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(f)          The provisions of this Section 4.9 that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Indenture are applicable.

(g)         The Issuer shall not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth herein applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (ii) notice of redemption of all outstanding Notes has been given pursuant to Section 3.8 and the “Optional Redemption” provision as set forth in the Notes, unless and until there is a default in payment of the applicable Redemption Price.

(h)         A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

4.10         Additional Amounts

(a)         All payments made by or on behalf of the Issuer under or with respect to the Notes or any of the Guarantors with respect to any Note Guarantee shall be made free and clear of and without withholding or deduction for, or on account of, any present or future Taxes unless the withholding or deduction for, or on account of, such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of (i) any jurisdiction in which the Issuer or any Guarantor is then incorporated, organized or resident for tax purposes or any political subdivision thereof or therein or (ii) any jurisdiction from or through which payment is made by or on behalf of the Issuer or any Guarantor (including the jurisdiction of any Paying Agent) or any political subdivision thereof or therein (each, a “Tax Jurisdiction”) will at any time be required to be made from any payments made by the Issuer under or with respect to the Notes or any of the Guarantors with respect to any Note Guarantee, including payments of principal, Redemption Price, purchase price, interest or premium, the Issuer or the relevant Guarantor, as applicable, shall pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each Holder after such withholding or deduction (including any such withholding or deduction from such Additional Amounts) will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts shall be payable with respect to:

(i)          any Taxes, to the extent such Taxes would not have been imposed but for the existence of any present or former connection between the Holder (or between a fiduciary, settler, beneficiary, member or shareholder of, or possessor of a power over, the relevant Holder, if the relevant Holder is an estate, nominee, trust, partnership, limited liability company or corporation) or the Beneficial Owner of the Notes and the relevant Tax Jurisdiction (including being a resident of such jurisdiction for Tax purposes), other than the mere holding of such Note, the enforcement of rights under such Note or under a Note Guarantee or the receipt of any payments in respect of such Note or a Note Guarantee;

(ii)         any Taxes, to the extent such Taxes were imposed as a result of the presentation of a Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(iii)        any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(iv)        Taxes imposed on or with respect to a payment made to a Holder or Beneficial Owner of Notes who would have been able to avoid such withholding or deduction by presenting the relevant Notes to another Paying Agent;

(v)         any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes or with respect to any Note Guarantee;

(vi)        any Taxes, to the extent such Taxes are imposed, withheld or deducted by reason of the failure of the Holder or Beneficial Owner of Notes to comply with any reasonable written request of the Issuer, addressed to the Holder and made at least 60 days before any such withholding or deduction is to be made, to satisfy any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Tax Jurisdiction (including a certification that the Holder or Beneficial Owner is not resident in the Tax Jurisdiction), but in each case, only to the extent the Holder or Beneficial Owner is legally entitled to satisfy such requirement;

(vii)       any U.S. federal withholding Taxes imposed pursuant to sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any similar law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to section 1471(b)(1) of the Code;

(viii)      any Tax that is imposed on or with respect to any payment made to any Holder who is a fiduciary or partnership or an entity that is not the sole Beneficial Owner of such payment, to the extent that a beneficiary or settlor (for tax purposes) with respect to such fiduciary, a member of such partnership or the Beneficial Owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or Beneficial Owner been the actual Holder of the applicable Note; or

(ix)        any combination of items (i) through (viii) of this Section 4.10(a).

(b)         In addition to the foregoing, the Issuer and the Guarantors shall also pay and indemnify the Trustee, Paying Agents and Holders for any present or future stamp, issue, registration, court or documentary taxes, or any other excise or property taxes, charges or similar levies (including penalties, interest and any other reasonable expenses related thereto), which are levied by any Tax Jurisdiction on the execution, delivery, issuance, or registration of any of the Notes, this Indenture or any Note Guarantee or any other document referred to therein, except for any such taxes imposed or levied as a result of a transfer after the Issue Date.

(c)         If the Issuer or any Guarantor, as the case may be, becomes aware that it shall be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any Note Guarantee, the Issuer or the relevant Guarantor, as the case may be, shall deliver to the Trustee and Paying Agents on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises less than 30 days prior to that payment date, in which case the Issuer or the relevant Guarantor shall notify the Trustee promptly thereafter) an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officers’ Certificate shall also set forth any other information reasonably necessary to enable any Paying Agent to pay Additional Amounts to Holders on the relevant payment date. The Trustee and Paying Agents shall be entitled to rely solely on such Officers’ Certificate as conclusive proof that such payments are necessary.

(d)         The Issuer or the relevant Guarantor shall make all withholdings and deductions for, or on account of, Taxes required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The Issuer or the relevant Guarantor shall use its reasonable efforts to obtain Tax receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld. The Issuer or the relevant Guarantor shall furnish to the Trustee (or to a Holder upon written request), within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the Issuer or the Guarantor, as the case may be, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments (reasonably satisfactory to the Trustee) by such entity.

(e)         Whenever in this Indenture or the Notes there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or any other amount payable under, or with respect to, any of the Notes or any Note Guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(f)          The obligations described in this Section 4.10 shall survive any termination, defeasance or discharge of this Indenture or any transfer by a Holder or Beneficial Owner of its Notes, and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to the Issuer or any Guarantor is incorporated, organized or resident for tax purposes or any political subdivision thereof or therein or any jurisdiction from or through which such Person makes any payment on the Notes (or any Note Guarantee) or any political subdivision thereof or therein.

4.11         Limitation on Lines of Business

The Issuer shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than the Oil and Gas Business, except to the extent as would not be material to the Issuer and its Restricted Subsidiaries taken as a whole.

4.12         Maintenance of Listing

The Issuer shall use its commercially reasonable efforts to maintain the listing of the Notes on the Euro MTF Market for so long as such Notes are outstanding; provided that if the Issuer is unable to obtain admission to listing of the Notes on the Luxembourg Stock Exchange or if at any time the Issuer determines that it will not so list or maintain such listing, it will use its commercially reasonable efforts to obtain and maintain a listing of such Notes on another recognized stock exchange.

4.13         Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

(a)         The Issuer shall not permit any Restricted Subsidiary that is not a Guarantor, directly or indirectly, to Guarantee, assume or in any other manner become liable for the payment of any Public Indebtedness of the Issuer (other than the Notes) or a Guarantor (other than a Guarantee of the Notes), unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to this Indenture providing for a Guarantee of payment of the Notes by such Restricted Subsidiary which Note Guarantee will be senior in right of payment to or pari passu in right of payment with such Restricted Subsidiary’s Guarantee of such other Indebtedness unless such other Indebtedness is Senior Debt, in which case the Note Guarantee may be subordinated in right of payment to the Senior Debt of such additional Guarantor.

(b)         Section 4.13(a) will not be applicable to any Guarantees of any Restricted Subsidiary:

(i)          existing on the Issue Date;

(ii)         that existed at the time such Person became a Restricted Subsidiary if the Guarantee was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary;

(iii)        arising due to the granting of a Permitted Lien; or

(iv)        given to a bank or trust company having combined capital and surplus and undivided profits of not less than $250.0 million, whose debt has a rating, at the time such Guarantee was given, of at least “A” or the equivalent thereof by S&P and at least “A2” or the equivalent thereof by Moody’s, in connection with the operation of cash management programs established for the Issuer’s benefit or that of any Restricted Subsidiary.

(c)         In addition, notwithstanding anything to the contrary herein:

(i)          no Guarantee shall be required if such Guarantee could reasonably be expected to give rise to or result in (A) personal liability for the officers, directors or shareholders of such Restricted Subsidiary, (B) any violation of applicable law that cannot be avoided or otherwise prevented through measures reasonably available to the Issuer or such Restricted Subsidiary or (C) any significant cost, expense, liability or obligation (including with respect to any Taxes) other than reasonable out of pocket expenses and other than reasonable expenses incurred in connection with any governmental or regulatory filings required as a result of, or any measures pursuant to subclause (B) undertaken in connection with, such Guarantee, which cannot be avoided through measures reasonably available to the Issuer or the Restricted Subsidiary; and

(ii)         each such Guarantee will be limited as necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.

(d)         Future Guarantees granted pursuant to this provision will be released as set forth under Section 10.12. A Guarantee of a future Guarantor will be deemed to provide by its terms that it shall be automatically and unconditionally released and discharged if at the date of such release either (i) there is no Indebtedness of such Guarantor outstanding which was incurred after the Issue Date and which could not have been incurred in compliance with this Indenture if such Guarantor had not been designated as a Guarantor, or (ii) there is no Indebtedness of such Guarantor outstanding which was incurred after the Issue Date and which could not have been incurred in compliance with this Indenture as at the date of such release if such Guarantor were not designated as a Guarantor as at that date. The Trustee shall take all necessary actions, including the granting of releases or waivers under the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement, to effectuate any release of a Note Guarantee in accordance with these provisions, subject to customary protections and indemnifications.

4.14         Dividend and other Payment Restrictions Affecting Subsidiaries

(a)         The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i)          pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(ii)         make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(iii)        sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries; provided that (x) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill period to) loans or advances made to the Issuer or any Restricted Subsidiary to other Indebtedness incurred by the Issuer or any Restricted Subsidiary, shall not be deemed to constitute such an encumbrance or restriction.

(b)         However, Section 4.14(a) will not apply to encumbrances or restrictions existing under or by reason of:

(i)          agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, increases, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, increases, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date or will not adversely affect in any material respect the Issuer’s ability to make principal or interest payments on the Notes as they become due (in each case, as determined in good faith by a responsible accounting or financial officer of the Issuer);

(ii)         this Indenture, the Notes (including Additional Notes) and the Note Guarantees;

(iii)        applicable law, rule, regulation or order or the terms of any license, authorization, approval, concession or permit or similar restriction;

(iv)        any instrument governing Indebtedness or Capital Stock of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(v)         customary non-assignment and similar provisions in contracts, leases and licenses (including licenses of intellectual property) entered into in the ordinary course of business;

(vi)        purchase money obligations for property (including Capital Stock) acquired in the ordinary course of business, Capital Lease Obligations and mortgage financings that impose restrictions on the property purchased or leased of the nature described in Section 4.14(b)(iii);

(vii)       any agreement for the sale or other disposition of assets, including an agreement for the sale or other disposition of the Capital Stock or assets of a Restricted Subsidiary, that restricts distributions by the applicable Restricted Subsidiary pending the sale or other disposition;

(viii)      Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced or will not adversely affect in any material respect the Issuer’s ability to make principal or interest payments on the Notes as they become due (in each case, as determined in good faith by a responsible accounting or financial officer of the Issuer);

(ix)        Liens permitted to be incurred under Section 4.5 that limit the right of the debtor to dispose of the assets subject to such Liens;

(x)         provisions limiting the disposition or distribution of assets or property in, or transfer of Capital Stock of, joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), which limitations are applicable only to the assets, property or Capital Stock that are the subject of such agreements;

(xi)        agreements governing other Indebtedness of the Issuer or any of its Restricted Subsidiaries permitted to be incurred in accordance with Section 4.4, and any amendments, restatements, modifications, renewals, supplements, increases, refundings, replacements or refinancings of those agreements; provided that any such encumbrance or restriction contained in such Indebtedness are not materially more restrictive taken as a whole than customary in comparable financings in such jurisdictions as such Indebtedness is being incurred or will not adversely affect in any material respect the Issuer’s ability to make principal or interest payments on the Notes as they become due (in each case, as determined in good faith by a responsible accounting or financial officer of the Issuer);

(xii)       supermajority voting requirements existing under corporate charters, bylaws, stockholders agreements, joint venture agreements and similar documents and agreements;

(xiii)      customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(xiv)      encumbrances or restrictions contained in Hedging Obligations permitted from time to time hereunder;

(xv)       restrictions on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case under contracts entered into in the ordinary course of business; and

(xvi)      any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in clauses (i) through (xv) of this Section 4.14(b), or in this clause (xvi); provided that the terms and conditions of any such encumbrances or restrictions are not materially more restrictive taken as a whole with respect to such dividend and other payment restrictions than those under or pursuant to the agreement so extended, renewed, refinanced or replaced or will not adversely affect in any material respect the Issuer’s ability to make principal or interest payments on the Notes as they become due (in each case, as determined in good faith by a responsible accounting or financial officer of the Issuer).

4.15         Designation of Restricted and Unrestricted Subsidiaries

(a)         The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be either (i) a Restricted Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under Section 4.6 or (ii) a Permitted Investment under one or more clauses of the definition of Permitted Investments, as determined in good faith by a responsible accounting or financial officer of the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(b)         Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a copy of a resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.6. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.4, the Issuer shall be in default of Section 4.4.

(c)         The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation shall only be permitted if (i) such Indebtedness is permitted under Section 4.4, calculated on a pro forma basis as if such designation had occurred at the beginning of the two half-year reference period; and (ii) no Default or Event of Default would be in existence following such designation.

4.16         Payment of Taxes

The Issuer shall pay or discharge and shall cause each of its Subsidiaries to pay or discharge, or cause to be paid or discharged, before the same shall become delinquent all material Taxes levied or imposed upon the Issuer or any such Subsidiary; provided, however, that the Issuer and each of its Subsidiaries shall not be required to pay or discharge, or cause to be paid or discharged, any such Tax, the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established or where failure to effect such payment is not adverse in any material respect to the Holders.

4.17         Reports

(a)         The Issuer shall make available, upon request, to any Holder or prospective purchaser of Notes in the United States, in connection with any sale thereof, the information specified in Rule 144A(d)(4) under the U.S. Securities Act, unless the Issuer is subject to section 13 or 15(d) of the U.S. Exchange Act at or prior to the time of such request. The Issuer shall at all times comply with section 314(a) of the U.S. Trust Indenture Act, to the extent applicable to it.

(b)         So long as any Notes are outstanding, the Issuer shall furnish to the Trustee (which shall distribute the same to a Holder of Notes upon such Holder’s written request):

(i)          within 120 days after the end of each of the Issuer’s fiscal years beginning with the fiscal year ending December 31, 2016, annual reports containing the following information with a level of detail that is substantially comparable and similar in scope to the Offering Memorandum: (a) audited consolidated balance sheet of the Issuer as of the end of the two most recent fiscal years and audited consolidated income statements and statements of cash flow of the Issuer for the two most recent fiscal years (and comparative information for the end of the prior fiscal year), including complete notes to such financial statements and the report of the independent auditors on the financial statements; (b) pro forma income statement and balance sheet information, together with any explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year as to which such annual report relates, unless the pro forma information has been previously provided; provided that such pro forma financial information will be provided only to the extent required to be disclosed by the U.K. Listing Authority and London Stock Exchange or, in the event the Issuer is no longer listed on the London Stock Exchange, to the extent available without unreasonable expense; (c) an operating and financial review of the audited financial statements, including a discussion of the results of operations including a discussion of financial condition and liquidity and capital resources, and a discussion of material commitments and contingencies and critical accounting policies; (d) a description of the business, all material affiliate transactions, Indebtedness and material financing arrangements and all material debt instruments; and (e) material risk factors and material recent developments; provided that (for so long as the U.K. Listing Authority and London Stock Exchange require annual reports and the Issuer is subject to such requirements) any item of disclosure that complies in all material respects with the requirements of the U.K. Listing Authority and London Stock Exchange for annual reports with respect to such item will be deemed to satisfy the Issuer’s obligations under this clause (i) with respect to such item;

(ii)         within 90 days after the end of the Issuer’s first fiscal half-year in each fiscal year beginning with the half-year ending June 30, 2017, semi-annual reports containing the following information: (a) an unaudited condensed consolidated balance sheet as of the end of such six-month period and unaudited condensed statements of income and cash flow for the year-to-date period ending on the unaudited condensed balance sheet date, and the comparable prior year period for the Issuer, together with condensed note disclosure; (b) pro forma income statement and balance sheet information of the Issuer, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the period as to which such report relates; provided that such pro forma financial information will be provided only to the extent required to be disclosed by the U.K. Listing Authority and London Stock Exchange or, in the event the Issuer is no longer listed on the London Stock Exchange, to the extent available without unreasonable expense; (c) an operating and financial review of the unaudited financial statements including a discussion of the consolidated financial condition and results of operations of the Issuer and any material change between the current half-year period and the corresponding period of the prior year; and (d) material recent developments; provided that (for so long as the U.K. Listing Authority and London Stock Exchange require interim reports and the Issuer is subject to such requirements) any item of disclosure that complies in all material respects with the requirements of the U.K. Listing Authority and London Stock Exchange for interim reports with respect to such item will be deemed to satisfy the Issuer’s obligations under this clause (ii) with respect to such item; and

(iii)        promptly after the occurrence of any material acquisition, disposition or restructuring of the Issuer and its Restricted Subsidiaries, taken as a whole, or any senior executive officer changes at the Issuer or changes in auditors of the Issuer or other material event that the Issuer announces publicly, a report containing a description of such event (but only to the extent that such acquisition, disposition, restructuring, change or event has been required to be publicly announced or disclosed by the U.K. Listing Authority and London Stock Exchange for so long as the Issuer is subject to such requirements);

provided, however, that any reports referenced in this Section 4.17(b) delivered to the Trustee via e-mail or other electronic means shall be deemed to have been “furnished” to the Trustee in accordance with the terms of this Section 4.17(b).

(c)         All financial statements, other than any pro forma financial information provided pursuant to clauses (i) and (ii) of Section 4.17(b), shall be prepared in accordance with IFRS on a consistent basis for the periods presented. Except as provided in Section 4.17(b), no report need include separate financial statements for the Issuer or Subsidiaries of the Issuer or any disclosure with respect to the results of operations or any other financial or statistical disclosure not of a type included in the Offering Memorandum.

(d)         If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Subsidiaries are Significant Subsidiaries, then the semi-annual and annual financial information required pursuant to clauses (i) and (ii) of Section 4.17(b) will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.

(e)         The Issuer shall also make available copies of all reports required by clauses (i) through (iii) of Section 4.17(b) either (i) on the Issuer’s website or (ii) publicly available through substantially comparable means (as determined by an Officer of the Issuer in good faith) (it being understood that making such reports available on Bloomberg or another private electronic information service will constitute substantially comparable public availability). In addition, in the case of furnishing the information pursuant to clauses (i) and (ii) of Section 4.17(b), the Issuer will promptly thereafter hold a conference call or provide live streaming access to a presentation in which holders of the Notes are given an opportunity to participate hosted by an Officer of the Issuer to discuss the operations of the Issuer and its Subsidiaries in respect of the relevant period. The Issuer will also make available copies of all reports required by clauses (i) and (ii) of Section 4.17(b), if and so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, at the specified office of the Principal Paying Agent in New York.

4.18         Suspension of Covenants when Notes Rated Investment Grade

(a)         If on any date following the Issue Date:

(i)          the Notes have achieved Investment Grade Status; and

(ii)         no Default or Event of Default shall have occurred and be continuing on such date,

then, beginning on that day and continuing until such time, if any, at which the Notes cease to have Investment Grade Status (such period, the “Suspension Period”), the following Sections of this Indenture will no longer be applicable to the Notes and any related default provisions of this Indenture will cease to be effective and will not be applicable to the Issuer and its Restricted Subsidiaries: Section 4.4; Section 4.6; Section 4.7; Section 4.8; Section 4.11; Section 4.13; Section 4.14; Section 4.15; and Section 5.1(a)(iv).

(b)         Sections listed in Section 4.18(a) shall not, however, be of any effect with regard to the actions of the Issuer and the Restricted Subsidiaries properly taken during the continuance of the Suspension Period; provided that (i) with respect to the Restricted Payments made after any such reinstatement, the amount of Restricted Payments will be calculated as though Section 4.6 had been in effect prior to, but not during, the Suspension Period and (ii) all Indebtedness incurred, or Disqualified Stock or preferred stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to Section 4.4(b)(ii). Upon the occurrence of a Suspension Period, the amount of Excess Proceeds shall be reset at zero.

(c)         The Issuer shall notify the Trustee and the Holders that the two conditions set forth in clauses (i) and (ii) of Section 4.18(a) have been satisfied; provided that such notification shall not be a condition for the suspension of the Sections set forth in Section 4.18(a) to be effective. The Trustee shall not be obligated to notify Holders that the two conditions set forth in Section 4.18(a) have been satisfied.

5.              SUCCESSORS

5.1            Merger, Consolidation or Sale of Assets

(a)         The Issuer.

The Issuer shall not, directly or indirectly (1) consolidate, amalgamate or merge with or into another Person (whether or not the Issuer is the surviving corporation) or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(i)          either: (a) the Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is an entity organized or existing under the laws of any member state of the European Union as in effect on December 31, 2003, Switzerland, Norway, Canada, Australia, Japan, any state of the United States or the District of Columbia;

(ii)         the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of the Issuer under the Notes and this Indenture pursuant to a supplemental indenture in a form reasonably acceptable to the Trustee;

(iii)        immediately after such transaction or transactions, no Default or Event of Default exists;

(iv)        the Issuer or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable two half-year reference period (A) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.4(a) or (B) have a Fixed Charge Coverage Ratio not less than it was immediately prior to giving effect to such transaction;

(v)         each Guarantor (unless it is the other party to the transactions described in this Section 5.1(a), in which case clause (ii) of this Section 5.1(a) shall apply) shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations in respect of this Indenture and the Notes and shall continue to be in effect; and

(vi)        the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or disposition and such supplemental indenture (if any) comply with this covenant; provided that in giving an Opinion of Counsel, counsel may rely on an Officers’ Certificate as to any matters of fact.

(b)         The Guarantors.

A Guarantor (other than any Guarantor whose Note Guarantee is to be released in accordance with the terms of the Note Guarantee and Section 10.12) may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Issuer or another Guarantor, unless:

(i)          immediately after giving effect to that transaction, no Default or Event of Default exists; and

(ii)         either:

(A)        such Guarantor is the surviving entity;

(B)        the Person acquiring the property in any such sale or other disposition or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer or another Guarantor) unconditionally assumes, pursuant to a supplemental indenture as provided for in Schedule 3 hereto, all the obligations of such Guarantor under such Indenture, its Note Guarantee, the Guarantee Subordination Agreement and any Additional Guarantee Subordination Agreement on terms set forth therein; or

(C)        the Net Proceeds of such sale or other disposition are applied in accordance with Section 4.7.

(c)         Clauses (iii) and (iv) of Section 5.1(a) will not apply to any merger, consolidation or amalgamation of the Issuer or any Restricted Subsidiary with or into an Affiliate solely for the purpose of reincorporating the Issuer or such Restricted Subsidiary in another jurisdiction. Nothing herein will prevent and this Article 5 will not apply to (i) any Restricted Subsidiary consolidating or amalgamating with, merging with or into or disposing of all or part of its properties or assets to the Issuer, (ii) the Issuer merging with or into a Restricted Subsidiary for the purpose of reincorporating the Issuer in another jurisdiction, and (iii) any Restricted Subsidiary consolidating or amalgamating with, merging with or into or disposing of all or part of its properties or assets to another Restricted Subsidiary.

5.2            Successor Substituted

Upon any consolidation, amalgamation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, in accordance with Section 5.1, any surviving entity formed by such consolidation or amalgamation or into which the Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such transaction, the provisions of this Indenture referring to the “Issuer” shall refer instead to the surviving entity and not to the Issuer), and may exercise every right and power of, the Issuer under this Indenture with the same effect as if such surviving entity had been named as the Issuer herein; provided, however, that the Issuer shall not be released from its obligation to pay the principal of, premium, if any, or interest on the Notes in the case of a lease of all or substantially all of the Issuer’s properties or assets.

6.              EVENTS OF DEFAULT AND REMEDIES

6.1            Events of Default

(a)         Each of the following is an “Event of Default”:

(i)          default for 30 days in the payment when due of interest or Additional Amounts, if any, with respect to the Notes (whether or not prohibited by the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement);

(ii)         default in the payment when due (at final maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes (whether or not prohibited by the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement);

(iii)        failure by the Issuer or any Guarantor to comply with Article 5;

(iv)        failure by the Issuer to comply with Section 4.9 for 30 days after written notice to the Issuer by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(v)         failure by the Issuer or relevant Guarantor for 60 days after written notice to the Issuer by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any of the other agreements in this Indenture (other than a default in performance, or breach, of a covenant or agreement which is specifically dealt with in clause (i), (ii), (iii) or (iv) of this Section 6.1(a)) or the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement;

(vi)        default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created, after the Issue Date, if that default:

(A)        is caused by a failure to pay principal of such Indebtedness at final maturity thereof after giving effect to any applicable grace periods provided in such Indebtedness and such failure to make any payment has not been waived or the maturity of such Indebtedness has not been extended (a “Payment Default”); or

(B)        results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100.0 million or more;

(vii)       failure by the Issuer or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary,

to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $100.0 million (net of any amount with respect to which a reputable and solvent insurance company has acknowledged liability in writing), which judgments are not paid, discharged, stayed or fully bonded for a period of 60 days (or, if later, the date when payment is due pursuant to such judgment);

(viii)      except as permitted by this Indenture (including with respect to any limitations), any Note Guarantee of a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor that is a Significant Subsidiary or any Person acting on behalf of any such Guarantor that is a Significant Subsidiary, denies or disaffirms its obligations under its Note Guarantee;

(ix)        the entry by a court of competent jurisdiction of (A) a decree or order for relief in respect of the Issuer, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (B) a decree or order adjudging the Issuer, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary under any applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Issuer, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or of any substantial part of their respective properties or ordering the winding up or liquidation of their affairs, in each case other than a decree, order or appointment entered with respect to any Restricted Subsidiary on a solvent basis, and any such decree, order or appointment pursuant to any Bankruptcy Law for relief shall continue to be in effect, or any such other decree, appointment or order shall be unstayed and in effect, for a period of 60 consecutive days;

(x)         (A) the Issuer, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary (x) commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent or (y) consents to the filing of a petition, application, answer or consent seeking reorganization or relief under any applicable Bankruptcy Law, (B) the Issuer, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary consents to the entry of a decree or order for relief in respect of the Issuer, such Significant Subsidiary or such group in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it or, (C) the Issuer, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary (x) consents to the appointment of, or taking possession by, a custodian, receiver, liquidator, administrator, supervisor, assignee, trustee, sequestrator or similar official of the Issuer, such Significant Subsidiary or such group of any substantial part of their respective properties, or (y) makes an assignment for the benefit of creditors, except in each case for any consent or assignment made with respect to any Restricted Subsidiary on a solvent basis; and

(xi)        an event of default occurs under the Retail Notes.

6.2            Acceleration

(a)         In the case of an Event of Default arising under Section 6.1(a)(ix) or (x), with respect to the Issuer, all then outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all of the then outstanding Notes to be due and payable immediately by notice in writing to the Issuer and, in case of a notice by Holders, also to the Trustee specifying the respective Event of Default and that it is a notice of acceleration.

(b)         If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each Holder a notice of the Default or Event of Default, within 10 Business Days after the Trustee becomes aware of such Default or Event of Default, by first class mail specifying such event, notice or other action, its status and what action the Issuer is taking or proposes to take with respect thereto. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, on the Notes or interest, if any, or Additional Amounts, if any, on any Note, the Trustee may withhold the notice to the Holders if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of the Holders. The Trustee shall not be deemed to have knowledge of a Default unless a Trust Officer has actual knowledge of such Default or written notice of such Default or Event of Default has been received by the Trustee at its Corporate Trust Office, which notice references this Indenture or the Notes. Notwithstanding the foregoing provisions of this Section 6.2(b), the Trustee shall give any such notice to the Holders in compliance with section 315(b) of the U.S. Trust Indenture Act.

(c)         The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration if the rescission would not conflict with any judgment or decree and if all existing Events of Default respecting any Notes held by a non-consenting Holder (except non-payment of principal, interest or premium, if any, that has become due solely because of the acceleration) have been cured or waived.

6.3            Other Remedies

If an Event of Default occurs and is continuing, the Trustee may in its discretion, proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name and as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.

6.4            Waiver of Past Defaults

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may, on behalf of the Holders of all the Notes, waive any existing Default or Event of Default hereunder and its consequences, except a continuing Default or Event of Default:

(a)         in respect of the payment of the principal of (or premium, if any), Additional Amounts, if any, or interest on any Note held by a non-consenting Holder (it being understood that any such payment may be waived with the consent of each Holder of Notes affected); or

(b)         in respect of a covenant or provision hereof which under Article 9 cannot be modified or amended without the consent of each Holder affected thereby.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

6.5            Control by Majority

The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct, in writing, the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee under this Indenture; provided that:

(a)         the Trustee may refuse to follow any direction that conflicts with law, this Indenture or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction;

(b)         the Trustee may refuse to follow any direction that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; and

(c)         the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.

6.6            Limitation on Suits

Except (subject to Article 9) to enforce the right to receive payment of principal, premium, if any, or interest or Additional Amounts when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(a)         the Holder has previously given the Trustee notice of a continuing Event of Default;

(b)         the Holders of at least 25% in aggregate principal amount of the then outstanding Notes shall have made a request to the Trustee to pursue the remedy;

(c)         such Holder or Holders offer the Trustee security (which may include prefunding) or indemnity satisfactory to the Trustee against any loss, liability or expense;

(d)         the Trustee has not complied with the request within 60 days after the receipt of the request and the offer of security (which may include prefunding) or indemnity; and

(e)         Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction that is inconsistent with the request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

6.7            [RESERVED]

6.8            Collection Suit by Trustee

The Issuer covenants that if default is made in the payment of:

(a)         any installment of interest on any Note when such interest becomes due and payable and such default continues for a period of 30 days, or

(b)         the principal of (or premium, if any, on) any Note at the Maturity thereof,

the Issuer shall, upon demand of the Trustee, pay to the Trustee for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for principal (and premium, if any), Additional Amounts, if any and interest, plus interest on any overdue principal (and premium, if any) and, to the extent that payment of such interest shall be legally enforceable, upon any overdue installments of interest and Additional Amounts (without regard to any applicable grace periods), in each case at the rate specified in the Notes, and, in addition thereto, such further amount as shall be sufficient to cover the amounts provided for in Section 7.7 and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

(c)         If the Issuer fails to pay such amounts forthwith upon such demand, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer or any other obligor upon the Notes and collect the money adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer or any other obligor upon the Notes, wherever situated.

6.9            Trustee May File Proofs of Claim

The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7) and the Holders allowed in any judicial proceedings relative to the Issuer or any Guarantor, their creditors or their property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders at their direction in any election of a trustee in bankruptcy or other Person performing similar functions, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and their counsel, and any other amounts due the Trustee and the Agents under Section 7.7.

Nothing herein contained shall be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

6.10         Priority of Payment

(a)         If the Trustee collects any money pursuant to this Article 6, it shall pay out the money, after giving effect to the provisions of the Guarantee Subordination

Agreement or any Additional Guarantee Subordination Agreement, if applicable, in the following order of priority:

(i)          first, to the extent not previously paid pursuant to the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement, in payment of any fees, costs, indemnities, charges, disbursements, liabilities and expenses and all other amounts payable to the Trustee and any of the Agents pursuant to this Indenture;

(ii)         second, in payment to the Holders of the Notes of an amount equal to all amounts (including principal) then due and payable to such Holders under this Indenture; and in case such money shall be insufficient to pay in full the whole amount so due and unpaid upon the Notes, then to the payment of such principal and premium, if any, and interest, without preference or priority of principal and premium, if any, over interest, or of interest over principal and premium, if any, or of any installment of interest over any other installment of interest ratably to the aggregate of such principal and premium, if any, and interest; and

(iii)        third, the balance, if any, to the Issuer or as otherwise directed by a court of competent jurisdiction.

(b)         The Issuer shall provide the Trustee with any requested additional information in its possession necessary for the Trustee to make the payments mentioned in Section 6.10(a).

(c)         The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

6.11         Undertaking for Costs

A court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in the suit of an undertaking to pay the costs of such suit, and such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by Holders of more than 10% in aggregate principal amount of the outstanding Notes or to any suit by any Holder pursuant to Section 6.7.

6.12         Restoration of Rights and Remedies

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, any Guarantor, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

6.13         Rights and Remedies Cumulative

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.7, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

6.14         Delay or Omission not Waiver

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

6.15         Record Date

The Issuer may set a record date for purposes of determining the identity of Holders entitled to vote or to consent to any action by vote or consent authorized or permitted by Sections 6.4 and 6.5. Unless this Indenture provides otherwise, such record date shall be the later of the date specified by the Issuer and 30 days prior to the first solicitation of such consent.

6.16         Waiver of Stay or Extension Laws

Each of the Issuer and the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and each of the Issuer and the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

7.              TRUSTEE

7.1            Duties of Trustee

(a)         If an Event of Default has occurred and is continuing of which a Trust Officer of the Trustee has actual knowledge, the Trustee shall exercise such rights and powers vested in it by this Indenture and be required, in the exercise of its power, to use the degree of care and skill of a prudent man in the conduct of his own affairs.

(b)         Except during the continuance of an Event of Default of which a Trust Officer of the Trustee has actual knowledge:

(i)          the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no others and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)         in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. In the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine same to determine whether they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)         The Trustee shall not be relieved from liability for its own negligent action, its own negligent failure to act or its own fraud, willful misconduct or bad faith, except that:

(i)          this Section 7.1(c) does not limit the effect of Section 7.1(b);

(ii)         the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)        the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.2 or 6.5.

(d)         The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer or the Guarantors. Money held by the Trustee need not be segregated from other funds except to the extent required by law.

(e)         No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity or security against such risk or liability is not reasonably assured to it.

(f)          Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to this Section 7.1.

7.2            Certain Rights of Trustee

(a)         Subject to Section 7.1:

(i)          the Trustee may rely, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper person;

(ii)         before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel, which shall conform to Section 11.6 and the Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion;

(iii)        the Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care by it hereunder;

(iv)        the Trustee shall be under no obligation to exercise any of its rights or powers vested in it by this Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee, and, if requested by the Trustee, the Trustee shall have received, security (which may include prefunding) or indemnity satisfactory to it against any loss, liability or expense;

(v)         the Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers; provided that the Trustee’s conduct does not constitute gross negligence, fraud, willful misconduct or bad faith;

(vi)                        the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer personally or by agent or attorney;

(vii)                     the Trustee, the Agents and the Authenticating Agent shall not under any circumstances be liable for any consequential, special, indirect or speculative loss or damage (being loss of business, goodwill, opportunity or profit of any kind) that arises out of or in connection with this Indenture, even if advised of it in advance and even if foreseeable; and

(viii)                  the Trustee may consult with legal counsel of its own choosing at the expense of the Issuer as to any matter relating to the exercise by the Trustee of the rights and powers vested in it by this Indenture.

(b)                           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.

7.3                                   Individual Rights of Trustee

The Trustee, any Paying Agent, the Registrar or any other agent of the Issuer or of the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes, may make loans to, accept deposits from, and perform services for the Issuer or any of its Affiliates and may otherwise deal with the Issuer with the same rights it would have if it were not Trustee, Paying Agent, Registrar or such other agent.

The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in section 310(b) of the U.S. Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign as Trustee. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

7.4                                   Trustee’s Disclaimer

The recitals contained herein and in the Notes, except for the Trustee’s certificates of authentication, shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture, authenticate the Notes and perform its obligations hereunder. The Trustee shall not be accountable for the use or application by the Issuer of Notes or the proceeds thereof.

7.5                                   Notice of Listing/Delisting

The Issuer shall promptly notify the Trustee whenever the Notes become listed on any securities exchange and of any delisting thereof.

7.6                                   Reports by Trustee to Holders

To the extent required by section 313(a) of the U.S. Trust Indenture Act, within 60 days after November 30 of each year commencing with November 30, 2017 and for as long as there are Notes Outstanding hereunder, the Trustee shall mail to each Holder, the Trustee’s brief report dated as of such date that complies with section 313(a) of the U.S. Trust Indenture Act (but if no event described in section 313(a) of the U.S. Trust

Indenture Act has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with sections 313(b), (c) and (d) of the U.S. Trust Indenture Act. A copy of such report at the time of its mailing to Holders shall be filed with the SEC, if required, and each stock exchange, if any, on which the Notes are listed.

7.7                                   Compensation and Indemnity

(a)                           The Issuer shall pay to the Trustee from time to time such compensation as shall be agreed in writing for its services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the compensation and reasonable out-of-pocket expenses of the Trustee’s agents and counsel.

(b)                           The Issuer, failing which the Guarantors, jointly and severally, shall indemnify the Trustee, its officers, directors, employees and agents for any and all claims, liabilities and expenses incurred without gross negligence, fraud, willful misconduct or bad faith on its part, arising out of or in connection with its duties hereunder (including the costs and expenses of defending itself against any claim, whether asserted by the Issuer, the Guarantors, any Holder or any other Person). The Trustee or any other indemnified party shall notify the Issuer promptly of any claim for which it or any other indemnified party may seek indemnity. Failure by the Trustee or such other indemnified party to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee or such other indemnified party shall cooperate in such defense. The Trustee or such other indemnified party may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel if the Issuer shall not have employed counsel satisfactory to the Trustee or such other indemnified party (in the Trustee’s or such other indemnified party’s good faith determination) or if the Issuer agrees to pay the cost of such separate counsel or if the Trustee or such other indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Issuer. The Issuer need not pay for any settlement made without its consent, which consent may not be unreasonably withheld. The Issuer shall not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own gross negligence, fraud, willful misconduct or bad faith as determined in a final non-appealable judgment by a court of competent jurisdiction.

(c)                            To secure the Issuer’s and the Guarantors’ payment obligations in this Section 7.7, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay principal of, premium, if any, and interest on particular Notes.

(d)                           When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.1(a)(ix) or 6.1(a)(x) with respect to the Issuer, any Guarantor, or any Restricted Subsidiary, the expenses are intended to constitute expenses of administration under Bankruptcy Law.

(e)                            In the event of the occurrence of an Event of Default, where the Trustee reasonably considers it necessary or is being requested by the Issuer to undertake duties which the Trustee and Issuer reasonably believe to be of an exceptional nature or otherwise outside the scope of the normal duties of the Trustee, the Issuer shall pay to the Trustee such additional remuneration for such duties as may be agreed between them.

(f)                             The Issuer’s and the Guarantors’ obligations under this Section 7.7 and any claim arising hereunder shall survive the resignation or removal of any Trustee, the satisfaction and discharge of the Issuer’s obligations pursuant to Article 8 and any rejection or termination under any Bankruptcy Law, and the termination of this Indenture.

(g)                            The Trustee will comply with the provisions of section 313(b)(2) of the U.S. Trust Indenture Act to the extent applicable.

7.8                                   Replacement of Trustee

(a)                           A resignation or removal of the Trustee by the Issuer or otherwise and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.8.

(b)                           The Trustee may resign with 30 days’ prior notice by so notifying the Issuer in writing. The Holders of a majority in aggregate principal amount of the outstanding Notes or the Issuer with 30 days’ prior notice may remove the Trustee by so notifying the Trustee and, if applicable, the Issuer in writing. The Issuer shall remove the Trustee if:

(i)                               the Trustee fails to comply with Section 7.10;

(ii)                            the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(iii)                         a receiver or other public officer takes charge of the Trustee or its property; or

(iv)                        the Trustee otherwise becomes incapable of acting.

(c)                            If the Trustee resigns or is removed, or if a vacancy exists in the office of the Trustee for any reason, the Issuer shall promptly appoint a successor Trustee; provided, however, in the case of the bankruptcy of the Issuer, the resigning Trustee shall have the right to appoint a successor Trustee within 10 Business Days after giving its notice of resignation if a successor Trustee has not already been appointed and has accepted such appointment. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer. If the successor Trustee does not deliver its written acceptance required by Section 7.8(d) within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of a majority in aggregate principal amount of the outstanding Notes may, at the expense of the Issuer, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(d)                           A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee.

(e)                            If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of at least 25% in aggregate principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Issuer.

(f)                             If the Trustee fails to comply with Section 7.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(g)                            Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Issuer’s and the Guarantors’ obligations under Section 7.6 shall continue for the benefit of the retiring Trustee.

7.9                                   Successor Trustee by Merger

Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder; provided such corporation shall be otherwise qualified and eligible under this Article 7, without the execution or filing of any document or any further act on the part of any of the parties hereto. The successor Trustee, however, shall promptly notify the Issuer and the Holder of its successor to the Office of the Trustee. In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes. In case at that time any of the Notes shall not have been authenticated, any successor Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor Trustee. In all such cases such certificates shall have the full force and effect which this Indenture provides for the certificate of authentication of the Trustee shall have; provided, however, that the right to adopt the certificate of authentication of any predecessor Trustee or to authenticate Notes in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

7.10                            Eligibility; Disqualification

There will at all times be a Trustee hereunder that satisfies the requirements of sections 310(a)(1), (2), (3) and (5) of the U.S. Trust Indenture Act. The Trustee shall have a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition. No obligor under the Notes or Person directly controlling, controlled by, or under common control with such obligor shall serve as Trustee. The Trustee is subject to section 310(b) of the U.S. Trust Indenture Act.

7.11                            Preferential Collection of Claims Against Issuer

The Trustee is subject to section 311(a) of the U.S. Trust Indenture Act, excluding any creditor relationship listed in section 311(b) of the U.S. Trust Indenture Act. A Trustee who has resigned or been removed shall be subject to section 311(a) of the U.S. Trust Indenture Act to the extent indicated therein. The provisions of section 311 of the U.S. Trust Indenture Act shall apply to the Issuer and the Guarantors as obligors upon the Notes.

7.12                            Appointment of Co-Trustee

(a)                           It is the purpose of this Indenture that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as trustee in such jurisdiction. It is recognized that in case of litigation under this Indenture, and in particular in case of the enforcement thereof on default, or in the case the Trustee deems that by reason of any present or future law of any jurisdiction it may not exercise any of the powers, rights or remedies herein granted to the Trustee or hold title to the properties, in trust, as herein granted or take any action which may be desirable or necessary in connection therewith, it may be necessary that the Trustee appoint an individual or institution as a separate or co-trustee. The following provisions of this Section 7.12 are adopted to these ends.

(b)                           In the event that the Trustee appoints an individual or institution as a separate or co-trustee, each and every remedy, power, right, claim, demand, cause of action, immunity, estate, title, interest and lien expressed or intended by this Indenture to be exercised by or vested in or conveyed to the Trustee with respect thereto shall be exercisable by and vest in such separate or co-trustee but only to the extent necessary to enable such separate or co-trustee to exercise such powers, rights and remedies, and only to the extent that the Trustee by the laws of any jurisdiction is incompetent or unqualified to exercise such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by such separate or co-trustee shall run to and be enforceable by either of them.

(c)                            Should any instrument in writing from the Issuer be required by the separate or co-trustee so appointed by the Trustee for more fully and certainly vesting in and confirming to him or it such properties, rights, powers, trusts, duties and obligations, any and all such instruments in writing shall, on request, be executed, acknowledged and delivered by the Issuer; provided, however, that if an Event of Default shall have occurred and be continuing, if the Issuer does not execute any such instrument within 15 days after request therefor, the Trustee shall be empowered as an attorney-in-fact for the Issuer to execute any such instrument in the Issuer’s name and stead. In case any separate or co-trustee or a successor to either shall die, become incapable or acting, resign or be removed, all the estates, properties, rights, powers, trusts, duties and obligations of such separate or co-trustee, so far as permitted by law, shall vest in and be exercised by the Trustee until the appointment of a new trustee or successor to such separate or co-trustee.

(d)                           Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Article 7.

(e)                            Any separate trustee or co-trustee may at any time appoint the Trustee as its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name. If any separate trustee or co-trustee shall become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor Trustee.

7.13                            Rights of Other Agents

The rights, privileges, protections, immunities and benefits given to the Trustee in this Article 7, including its right to be indemnified, are extended to, and shall be enforceable by, the Principal Paying Agent, the Transfer Agent, the Authenticating Agent and the Registrar as if such Person were named as the Trustee herein.

8.                                          DEFEASANCE, SATISFACTION AND DISCHARGE

8.1                                   Issuer’s Option to Effect Legal Defeasance or Covenant Defeasance

The Issuer may, at its option, at any time, elect to have either Section 8.2 or Section 8.3 be applied to all outstanding Notes upon compliance with the conditions set forth in this Article 8.

8.2                                   Legal Defeasance and Discharge

Upon the Issuer’s exercise under Section 8.1 of the option applicable under this Section 8.2, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth in Section 8.4 are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.8 and the other Sections of this Indenture referred to in clauses (a) and (b) of this Section 8.2, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments provided to it by the Issuer acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(a)                           the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest (including Additional Amounts) or premium, if any, on, such Notes when such payments are due from the trust referred to in Section 8.4;

(b)                           the Issuer’s obligations with respect to the Notes under Sections 2.3, 2.4, 2.6 and 2.7;

(c)                            the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(d)                           this Article 8.

8.3                                   Covenant Defeasance

Upon the Issuer’s exercise under Section 8.1 of the option applicable to this Section 8.3, the Issuer and the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4, be released from each of their obligations under any covenant contained in Sections 4.4 through 4.9, 4.11 through 4.15 and 4.18 and 5.1(a)(iv) (“Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes to the extent permitted by IFRS). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuer and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.1, but, except as specified in this Section 8.3, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise of this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4, Sections 6.1(a)(iii) in relation to Section 5.1(a)(iv) only, 6.1(a)(iv) in relation to Section 4.9 only, 6.1(a)(v) (but only in relation to such other Sections), 6.1(a)(vi), (vii) and (viii) will not constitute Events of Default.

8.4                                   Conditions to Defeasance

In order to exercise either Legal Defeasance or Covenant Defeasance under Sections 8.1, 8.2 and 8.3:

(a)                           the Issuer must irrevocably deposit with the Trustee (or such other entity designated or appointed as agent by the Trustee for this purpose), in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient to pay the principal of, or interest (including Additional Amounts) and premium, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable Redemption Date, as the case may be, and the Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular Redemption Date;

(b)                           in the case of Legal Defeasance, the Issuer must deliver to the Trustee an opinion of United States counsel reasonably acceptable to the Trustee confirming that (a) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)                            in the case of Covenant Defeasance, the Issuer must deliver to the Trustee an opinion of United States counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)                           such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(e)                            the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(f)                             the Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, subject to customary assumptions and qualifications, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

8.5                                   Satisfaction and Discharge of Indenture

(a)                           This Indenture and the Note Guarantees shall be discharged and shall cease to be of further effect as to all Notes issued thereunder (except as otherwise provided in Section 8.6), when:

(i)                               either:

(A)                         all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Registrar for cancellation; or

(B)                         all Notes that have not been delivered to the Registrar for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee (or such other entity designated or appointed as agent by the Trustee for this purpose) as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient, without consideration of any reinvestment of any interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Registrar for cancellation for principal, premium, Additional Amounts, if any, and accrued interest to the date of final maturity or redemption.

(ii)                            in the case of clause (i)(B) of this Section 8.5(a), no Default or Event of Default shall have occurred and be continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(iii)                         the Issuer or any Guarantor shall have paid or caused to be paid all sums payable by it under this Indenture; and

(iv)                        the Issuer shall have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at final maturity or on the Redemption Date, as the case may be.

(b)                           In addition, the Issuer shall deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied; provided that any such counsel may rely on any Officers’ Certificate as to matters of fact (including as to compliance with clauses (i), (ii), (iii) and (iv) of Section 8.5(a)).

8.6                                   Survival of Certain Obligations

Notwithstanding Sections 8.1 through 8.5, any obligations of the Issuer and the Guarantors in Sections 2.3, 2.4, 2.6, 2.7, 7.7 and 7.8 shall survive until the Notes have been paid in full. Thereafter, only the obligations of the Issuer and the Guarantors in Section 7.7 shall survive. Nothing contained in this Article 8 shall abrogate any of the obligations or duties of the Trustee under this Indenture.

8.7                                   Acknowledgment of Discharge by Trustee

Subject to Section 8.9, after the conditions of Section 8.2 or 8.5 have been satisfied, the Trustee upon written request shall acknowledge in writing the discharge of all of the Issuer’s obligations under this Indenture except for those surviving obligations specified in this Article 8.

8.8                                   Application of Trust Money

Subject to Section 8.9, the Trustee (or such other entity designated or appointed as agent by the Trustee in accordance with this Article 8) shall hold in trust cash in U.S. dollars or U.S. Government Obligations deposited with it pursuant to this Article 8. It shall apply the deposited cash or U.S. Government Obligations through a Paying Agent and in accordance with this Indenture to the payment of principal of, premium, if any, interest, and Additional Amounts, if any, on the Notes; but such money need not be segregated from other funds except to the extent required by law. Prior to the maturity of the Notes, the Trustee may, upon receipt of an Issuer Order, invest such cash in U.S. Government Obligations. For the avoidance of doubt, all cash and securities so held in trust shall not be subject to subordination pursuant to the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement.

8.9                                   Repayment to Issuer

Subject to Sections 7.7 and 8.1 through 8.5, the Trustee and the Paying Agent shall promptly pay to the Issuer upon request set forth in an Issuer Order any excess money held by them at any time and thereupon shall be relieved from all liability with respect to such money. Subject to any applicable escheat or abandoned property law, the Trustee and any Paying Agent shall pay to the Issuer upon written request any money held by them for the payment of principal, premium, if any, interest or Additional Amounts, if any, that remains unclaimed for two years.

8.10                            Indemnity for Government Securities

The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal, premium, if any, interest, if any, and Additional Amounts, if any, received on such U.S. Government Obligations.

8.11                            Reinstatement

If the Trustee or a Paying Agent is unable to apply cash in U.S. dollars or U.S. Government Obligations in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer and the Guarantors’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or any such Paying Agent is permitted to apply all such cash or U.S. Government Obligations in accordance with this Article 8; provided, however, that, if the Issuer has made any payment of principal of, premium, if any, interest, if any, and Additional Amounts, if any, on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the cash in U.S. dollars or U.S. Government Obligations held by the Trustee or any such Paying Agent.

9.                                          AMENDMENT, SUPPLEMENT AND WAIVER

9.1                                   Without Consent of Holders

Notwithstanding Section 9.2, without the consent of any Holder, the Issuer, the Guarantors and the Trustee, subject to Section 9.8, may amend or supplement this Indenture, the Notes, the Note Guarantees, the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement for the purposes provided in Section 9.9 or:

(a)                           to cure any ambiguity, defect or inconsistency;

(b)                           to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c)                            to provide for the assumption of the Issuer’s or a Guarantor’s obligations to the Holders of Notes and Note Guarantees in the case of a transaction subject to Section 5.1;

(d)                           to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder in any material respect;

(e)                            to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the U.S. Trust Indenture Act to the extent applicable.

(f)                             to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the Issue Date;

(g)                            to allow any Guarantor to Guarantee the Notes or to evidence the release of Note Guarantees pursuant to the terms of this Indenture;

(h)                           to the extent necessary to provide for the granting of a security interest for the benefit of any Person; provided that the granting of such security interest is not prohibited under this Indenture;

(i)                               to evidence and provide for the acceptance and appointment of a successor Trustee under this Indenture, the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement or to provide for the accession by the Trustee to the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement; or

(j)                              to provide for the payment, on each Interest Payment Date subsequent to the Senior Facility Repayment Date, of interest and Additional Amounts on the Notes in cash.

9.2                                   With Consent of Holders

(a)                           Except as provided in Section 9.1 and in this Section 9.2, and subject to Section 9.9, this Indenture, the Notes, the Note Guarantees, the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement may be amended or supplemented with the consent of the Issuer and the Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes, the Note Guarantees, the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

(b)                           Unless consented to by each of the Holders affected thereby (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), without the consent of the Issuer and each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(i)         reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii)        reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption or repurchase of the Notes (other than provisions relating to Section 4.7 or 4.9);

(iii)       reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(iv)                        waive a Default or Event of Default in the payment of principal of, or interest, Additional Amounts or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(v)                           make any Note payable in money other than that stated in the Notes;

(vi)                        make any change in this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest, Additional Amounts or premium, if any, on, the Notes (other than as permitted in Section 9.2(b)(vii));

(vii)                     waive a redemption or repurchase payment with respect to any Note (other than a payment required by Section 4.7 or 4.9);

(viii)                  modify or release any of the Note Guarantees in any manner adverse to the Holders, other than in accordance with the terms of this Indenture and the Guarantee Subordination Agreement (or any Additional Guarantee Subordination Agreement);

(ix)                        impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes or any Note Guarantee in respect thereof;

(x)                           make any change to the ranking of the Notes or Note Guarantees, in each case in a manner that adversely affects the rights of the Holders; or

(xi)                        make any change to Section 9.1 or this Section 9.2.

(c)                            The consent of the Holders is not necessary hereunder to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

(d)                           Notwithstanding the preceding provisions of this Section 9.2, the right of any Holder to receive payment of the principal of and interest on the Notes, on or after the respective due dates, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

9.3                                   Compliance with U.S. Trust Indenture Act

Every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture that complies with the U.S. Trust Indenture Act as then in effect to the extent applicable.

9.4                                   Effect of Supplemental Indentures

Upon the execution of any supplemental indenture under this Article 9, this Indenture shall be deemed modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

9.5                                   Notation on or Exchange of Notes

If an amendment, modification or supplement changes the terms of a Note, the Issuer or Trustee may require the Holder to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note and on any Note subsequently authenticated regarding the changed terms and return it to the Holder. Alternatively, if the Issuer so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate upon receipt of an Issuer Order a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, modification or supplement.

9.6                                   Revocation and Effect of Consents

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

9.7                                   Notice of Amendment or Waiver

As soon as reasonably practicable, after the execution by the Issuer and the Trustee of any supplemental indenture or waiver pursuant to Section 9.2, the Issuer shall give notice thereof to the Holders of each outstanding Note affected, in the manner provided for in Section 11.3, setting forth in general terms the substance of such supplemental indenture or waiver.

9.8                                   Trustee to Sign Amendments, Etc.

The Trustee will sign any amended or supplemental indenture or Additional Guarantee Subordination Agreement or deed or amendment to the Guarantee Subordination Agreement authorized pursuant to this Article 9 if the amendment or supplement or Additional Guarantee Subordination Agreement or deed or amendment to the Guarantee Subordination Agreement does not impose any personal obligations on the Trustee or, in the reasonable opinion of the Trustee, adversely affect the rights, duties, liabilities or immunities of the Trustee under this Indenture, the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement. In executing any amended or supplemental indenture or Additional Guarantee Subordination Agreement or deed or amendment to the Guarantee Subordination Agreement, the Trustee will be entitled to receive and (subject to Section 7.1 hereof) will be fully protected in relying upon, in addition to the documents required by Section 11.5, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture or Additional Guarantee Subordination Agreement or deed or amendment to the Guarantee Subordination Agreement is authorized or permitted by this Indenture.

9.9                                   Additional Guarantee Subordination Agreements

(a)                           Subject to Sections 4.1 through 4.18, at the request of the Issuer, at or prior to any time that the Issuer or any of the Issuer’s Restricted Subsidiaries Guarantees or otherwise incurs any Senior Debt that is permitted to be incurred pursuant to Sections 4.4 and 4.5, the Issuer, any relevant Guarantor and the Trustee may (without the consent of the Holders of the Notes), either amend or restate the Guarantee Subordination Agreement or enter into with the creditors or representatives of creditors with respect to such Senior Debt a subordination agreement or deed (each, an “Additional Guarantee Subordination Agreement”), in either such case on substantially similar terms to the terms of the Guarantee Subordination Agreement (where applicable) with respect to the subordination in right of payment, payment blockage, restrictions on enforcement, turnover, release and other customary senior debt protections (or, in the case of any such terms, terms more favorable to the Holders of the Notes).

(b)                           Such amendment or restatement of the Guarantee Subordination Agreement or such entry into an Additional Guarantee Subordination Agreement, as the case may be, shall not impose any personal obligations on the Trustee or adversely affect the rights, duties, liabilities or immunities of the Trustee or the Holders of Notes under this Indenture, the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement or result in the Trustee or the Holders of the Notes being in breach, or otherwise in violation, of the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement.

(c)                            Subject to Section 9.8, without the consent of the Holders of the Notes, the Trustee will, upon the direction of the Issuer, from time to time enter into one or more amendments to the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement to: (i) cure any ambiguity, omission, defect or inconsistency therein; (ii) increase the amount of Indebtedness of the types covered by the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement in a manner not prohibited by this Indenture and in a manner substantially consistent with the ranking and terms of such Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement; (iii) add Guarantors or other parties (such as representatives of new issuances of Indebtedness) thereto; (iv) make any change necessary or desirable, in the good faith determination of an Officer of the Issuer, in order to implement any transactions permitted under Section 5.1; provided that any such change does not adversely affect the rights of the Holders of the Notes in any material respect; or (v) make any other such change thereto that does not adversely affect the rights of the Holders of the Notes in any material respect.

(d)                           The Issuer shall not otherwise direct the Trustee to enter into any amendment or restatement of the Guarantee Subordination Agreement or enter into any Additional Guarantee Subordination Agreement without the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding, except as otherwise permitted under Section 9.2.

(e)                            The Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement may be discharged at the option of the Issuer if at the date of such discharge the Indebtedness of the Issuer or a Restricted Subsidiary in respect of Senior Liabilities (as defined in the Guarantee Subordination Agreement or any relevant Additional Guarantee Subordination Agreement) has been discharged or refinanced. The Trustee shall take all necessary actions to effectuate the discharge of the Guarantee Subordination Agreement or any relevant Additional Guarantee Subordination Agreement in accordance with these provisions, subject to Section 9.8.

(f)                             Each Holder of a Note, by accepting such Note, will be deemed to have:

(i)                               appointed and authorized the Trustee to give effect to this Section 9.9;

(ii)                            authorized the Trustee to become a party to the Guarantee Subordination Agreement and any Additional Guarantee Subordination Agreements;

(iii)                         agreed to be bound by this Section 9.9 and the Guarantee Subordination Agreement and any Additional Guarantee Subordination Agreements; and

(iv)                        irrevocably appointed the Trustee to act on its behalf to enter into and comply with this Section 9.9 and the Guarantee Subordination Agreement and any Additional Guarantee Subordination Agreements.

10.                                   NOTE GUARANTEES

10.1                            Note Guarantee

(a)                           Each of the Guarantors hereby fully, unconditionally and irrevocably guarantees, on a senior subordinated, joint and several basis, to each Holder and to the Trustee and its successors and assigns on behalf of each Holder, that: the principal of, premium, if any, interest, if any, and Additional Amounts, if any on, the Notes will be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes, if lawful, and all other monetary obligations of the Issuer to the Holders or the Trustee hereunder or thereunder (including obligations to the Trustee and the Agents hereunder and the obligation to pay Additional Amounts, if any) will be promptly and completely paid in full or performed, all in accordance with the terms hereof and thereof (all the foregoing being hereinafter collectively called the “Note Obligations”). The Guarantors further agree that the Note Obligations may be extended or renewed, in whole or in part, without notice or further assent from the Guarantors and that the Guarantors will remain bound under this Article 10 notwithstanding any extension or renewal of any Note Obligation. The claims under the Note Guarantee issued by each Guarantor will rank in right and priority of payment subordinate to the Guarantor’s obligations under certain Senior Debt that does not rank pari passu in right of payment with the Note Guarantees on the terms and as provided in the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement, and the subordination is for the benefit of the holders of such Senior Debt. All payments under such Note Guarantee will be made in U.S. dollars. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and performance and not a guarantee of collection.

(b)                           Each of the Guarantors hereby agrees that its obligations hereunder shall be as if it were principal debtor and not merely surety, unaffected by, and irrespective of, any invalidity, irregularity or unenforceability of any Note or this Indenture, any failure to enforce any Note or this Indenture, any amendment, waiver, modification or indulgence granted to the Issuer with respect thereto by the Holders or the Trustee, the recovery of any judgment against the Issuer, any action to enforce the same, any change in the corporate structure or existence of the Issuer, or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor (except payment in full); provided, however, that, notwithstanding the foregoing, no such waiver, modification, indulgence or circumstance shall without the written consent of the relevant Guarantor increase the aggregate principal amount of the Original Notes or any Additional Notes or the interest rate thereon or change the currency of payment with respect to any Note, or alter the Stated Maturity thereof. Without limiting the generality of the foregoing, each Guarantor’s liability under this Note Guarantee shall extend to all obligations under the Notes and this Indenture (including, interest, fees, costs and expenses) that would be owed but for the fact that they are unenforceable or not allowable due to any proceeding under Bankruptcy Law involving the Issuer or any Guarantor. Each of the Guarantors hereby waives diligence, presentment, demand of payment, marshaling, filing of claims with a court in the event of merger, insolvency or bankruptcy of the Issuer, any right to require that the Trustee pursue or exhaust its legal or equitable remedies against the Issuer prior to exercising its rights under the Note Guarantees (including, for the avoidance of doubt, any right which any Guarantor may have to require the seizure and sale of the assets of the Issuer to satisfy the outstanding principal of, interest on or any other amount payable under each Note prior to recourse against any Guarantor or its assets), protest or notice with respect to any Note or the Indebtedness evidenced thereby and all demands whatsoever, and covenants that its Note Guarantee will not be discharged with respect to any Note except by payment in full of the principal thereof and interest thereon or as otherwise provided in this Indenture, including Section 10.7, and covenants that this Indenture and the obligations of each Guarantor under its Note Guarantee shall not be subject to any reduction, limitation, impairment, set-off, defense, counterclaim, discharge or termination for any reason other than the complete payment and performance of the obligations contained in the Notes and this Indenture. If at any time any payment of principal of, premium, if any, interest, if any, or Additional Amounts, if any, on such Note is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Issuer, the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as of the date of such rescission, restoration or returns as though such payment had become due but had not been made at such times.

(c)                            Each of the Guarantors also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.1.

10.2                            Turnover

If at any time on or before the date on which all amounts due under this Indenture have been paid and fully discharged the Trustee receives or recovers an amount owing hereunder from any Guarantor (which shall not include, for the avoidance of doubt, the Issuer) that is not a Permitted Payment (as defined in the Guarantee Subordination Agreement), the Trustee shall comply with its turnover obligations under Clause 5.1 of the Guarantee Subordination Agreement or the corresponding provision in any Additional Guarantee Subordination Agreement. For the avoidance of doubt, payments from the Issuer to the Trustee are not subject to such obligations.

10.3                            Authorization to Effect Subordination

Each Holder of Notes, by the Holder’s acceptance thereof, authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Guarantee Subordination Agreement and any Additional Guarantee Subordination Agreement and this Indenture, and appoints the Trustee to act as such Holder’s attorney-in-fact for any and all such purposes.

10.4                            Reliance by Holders of Senior Debt

Each Holder of Notes, by the Holder’s acceptance thereof, acknowledges and agrees that the subordination provisions in the Guarantee Subordination Agreement and any Additional Guarantee Subordination Agreement are, and are intended to be, an inducement and a consideration to each relevant lender of Senior Debt of any Guarantor that does not rank pari passu in right of payment with the Note Guarantees, regardless of whether such lender was a lender of such Senior Debt before or after the issuance of the Notes or any relevant Note Guarantee, to acquire and continue to hold, or to continue to hold, such Senior Debt and such lender shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Debt.

10.5                            Subject to Guarantee Subordination Agreement and any Additional Guarantee Subordination Agreement

This Indenture is entered into with the benefit of and subject to the terms of the Guarantee Subordination Agreement and any Additional Guarantee Subordination Agreement, as applicable. The rights and benefits of the Noteholders (as defined in the Guarantee Subordination Agreement or such similar term in any Additional Guarantee

Subordination Agreement) are limited by and subject to the terms of the Guarantee Subordination Agreement and any Additional Guarantee Subordination Agreement, as applicable. The Secured Creditors (as defined in the Guarantee Subordination Agreement or such similar term in any Additional Guarantee Subordination Agreement), acting through agents or trustees, have third party beneficiary rights in respect of such statements.

10.6                            Subrogation

(a)                           Each Guarantor shall be subrogated to all rights of the Holders against the Issuer in respect of any amounts paid to such Holders by each Guarantor pursuant to its Note Guarantee.

(b)                           Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Note Obligations guaranteed hereby until payment and performance in full of all Note Obligations. Each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Note Obligations guaranteed hereby may be accelerated as provided in Section 6.2 for the purposes of its Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Note Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Section 6.2, such Note Obligations (whether or not due and payable) shall forthwith become due and payable by the relevant Guarantor for the purposes of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

10.7                            Limitation of Note Guarantee

(a)                           Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance, for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar law or voidable preference, financial assistance or improper corporate benefit, or violate the corporate purpose of the relevant Guarantor or any applicable capital maintenance or similar laws or regulations affecting the rights of creditors generally under any applicable law or regulation to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount (as may be set forth in a supplemental indenture to the extent reasonably determined by the Issuer) that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting either a fraudulent transfer or conveyance or voidable preference, financial assistance or improper corporate benefit, or violating the corporate purpose of the relevant Guarantor or any applicable capital maintenance or, in each case, any similar laws or regulations affecting the rights of creditors generally under any applicable law or regulation. To the fullest extent permitted by applicable law, this Section 10.7 shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any Equity Interest in such Guarantor.

(b)                           No Note Guarantee shall apply to any liability to the extent that it would result in such Note Guarantee constituting unlawful financial assistance within the meaning of section 678 or 679 of the Companies Act.

10.8                            Notation Not Required

Neither the Issuer nor the Guarantors shall be required to make a notation on the Notes to reflect any Note Guarantee or any release, termination or discharge thereof.

10.9                            Successors and Assigns

This Article 10 shall be binding upon the Guarantors and each of their successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assigns, all subject to the terms and conditions of this Indenture.

10.10                     No Waiver

Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 10 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and are not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.

10.11                     Modification

No modification, amendment or waiver of any provision of this Article 10, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstance.

10.12                     Note Guarantees Release

The Note Guarantee of a Guarantor shall be automatically and unconditionally released and discharged without any further action by the Issuer, such Guarantor or the Trustee, and such Guarantor’s obligations under its Note Guarantee, this Indenture, the Guarantee Subordination Agreement and any Additional Guarantee Subordination Agreement will terminate and be of no further force and effect:

(a)                           in connection with any sale or other disposition of all or substantially all of the properties or assets of that Guarantor (including by way of merger, amalgamation or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate Section 4.7;

(b)                           in connection with any sale or other disposition of the Capital Stock of that Guarantor (whether by direct sale or through a holding company) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate Section 4.7 and as a result of such disposition such Guarantor no longer qualifies as a Subsidiary of the Issuer;

(c)                            if the Issuer designates such Guarantor (or any parent entity thereof) as an Unrestricted Subsidiary in accordance with Section 4.15;

(d)                           upon repayment in full of the Notes or upon Legal Defeasance or Covenant Defeasance as provided for in Article 8 or upon satisfaction and discharge of this Indenture as provided for in Section 8.5;

(e)                            upon the liquidation or dissolution of such Guarantor; provided no Default or Event of Default has occurred and is continuing or would be caused thereby;

(f)                             as described under Article 9;

(g)                            upon such Guarantor consolidating or amalgamating with, merging into or transferring all of its properties or assets to the Issuer or another Guarantor, and as a result of, or in connection with, such transaction such Guarantor dissolving or otherwise ceasing to exist;

(h)                           as described in Section 4.13(d); or

(i)                               in connection with certain enforcement actions taken by the creditors under the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement;

provided that any such release of a Guarantee may be evidenced, at the Issuer’s option and expense, by the delivery by the Issuer to the Trustee of an Officer’s Certificate of the Issuer, and the Trustee shall acknowledge and confirm receipt of such Officer’s Certificate.

10.13                     Additional Guarantors to Execute Supplemental Indenture

The Issuer shall cause any Restricted Subsidiary that becomes a Guarantor after the Issue Date to do so by executing a supplemental indenture substantially in the form attached as Schedule 3 hereto.

11.                                   MISCELLANEOUS

11.1                            U.S. Trust Indenture Act Controls

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by section 310(c) of the U.S. Trust Indenture Act, the imposed duties will control.

11.2                            USA PATRIOT Act

In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including section 326 of the USA PATRIOT Act of the United States (“Applicable Law”), the Agents are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Agents. Accordingly, each of the parties agree to provide to the Agents, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Agents to comply with Applicable Law.

11.3                            Notices

(a)                           Any notice or other communication shall be in writing and delivered in person or mailed by first class mail or sent by facsimile transmission addressed as follows:

(i)                               if to the Issuer or any Guarantor:

EnQuest PLC

Fifth Floor

Cunard House

15 Regent Street

London SW1Y 4LR

United Kingdom

Telephone: +44 (0) 20 7925 4900

Facsimile: +44 (0) 20 7925 4936

Attention: Company Secretary

with copies to:

Ashurst LLP

Broadwalk House

5 Appold Street

London EC2A 2HA

United Kingdom

Telephone: +44 (0) 20 7638 1111

Facsimile: +44 (0) 20 7638 1112

Attention: Finance Group/RSSG

(ii)                            if to the Trustee, Principal Paying Agent, Transfer Agent and Registrar:

Deutsche Bank Trust Company Americas

Trust & Agency Services

60 Wall Street, MS NYC60-1630

New York, New York 10005

USA

Attn: Corporates Team — ENQUEST PLC 2022

Telephone: +1 201 593 2204

Facsimile: +1 732 578 4635

with copies to:

Deutsche Bank Trust Company Americas

c/o Deutsche Bank National Trust Company

Trust & Agency Services

100 Plaza One, MS JCY03-0699

Jersey City, New Jersey 07311

Attn: Corporates Team — ENQUEST PLC 2022

Facsimile: +1 732 578 4635

The Issuer, the Guarantors or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications. All communications delivered to the Trustee shall be deemed effective when received.

(b)                           Notices to the Holders regarding the Notes shall be:

(i)                               if and so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, published by the Issuer in the Luxemburger Wort or another leading newspaper having a general circulation in Luxembourg; and

(ii)                            in the case of Definitive Registered Notes, sent to each Holder by first-class mail at such Holder’s address as it appears in the Security Register.

Notices given by first-class mail shall be deemed given five calendar days after mailing and notices given by publication shall be deemed given on the first date on which publication is made. Any notice or communication will also be so mailed to any Person described in section 313(c) of the U.S. Trust Indenture Act, to the extent required by the U.S. Trust Indenture Act. Failure to mail a notice or other communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or other communication is mailed in the manner provided in this Section 11.3(b), it is duly given, whether or not the addressee receives it.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

(c)                            If and so long as the Notes are listed on any securities exchange instead of or in addition to the Luxembourg Stock Exchange, notices shall also be given in accordance with any applicable requirements of such alternative or additional securities exchange.

(d)                           If and so long as the Notes are represented by Global Notes, any notice to Holders, in lieu of being given in accordance with Section 11.3(b), shall be given by delivery to the relevant Clearing System in accordance with its applicable procedures.

(e)                            Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(f)                             Notwithstanding anything herein to the contrary, any notices required to be delivered to the Trustee hereunder or under the Notes shall not be considered to have been delivered to the Trustee unless (i) a Trust Officer has received such notice, or (ii) such notice shall have been given to the Trustee by the Issuer or by any Holder at the Corporate Trust Office of the Trustee and such notice references this Indenture or the Notes.

11.4                            Communication by Holders with Other Holders

Holders may communicate pursuant to section 312(b) of the U.S. Trust Indenture Act with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of section 312(c) of the U.S. Trust Indenture Act.

11.5                            Certificate and Opinion as to Conditions Precedent

Upon any request or application by the Issuer or any Guarantor to the Trustee to take or refrain from taking any action under this Indenture (except in connection with the original issuance of the Notes on the date hereof), the Issuer or any Guarantor, as the case may be, shall furnish upon request to the Trustee:

(a)                           an Officers’ Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signer, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)                           an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Any Officers’ Certificate may be based, insofar as it relates to legal matters, upon an Opinion of Counsel. Any Opinion of Counsel may be based and may state that it is so based, insofar as it relates to factual matters, upon an Officers’ Certificate stating that the information with respect to such factual matters is in the possession of the Issuer or a Subsidiary of the Issuer.

11.6                            Statements Required in Certificate or Opinion

Every Officers’ Certificate or Opinion of Counsel with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to section 314(a)(4) of the U.S. Trust Indenture Act) shall comply with the provisions of section 314(a)(3) of the U.S. Trust Indenture Act and shall include:

(a)                           a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(b)                           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)                            a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)                           a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

11.7                            Rules by Trustee, Paying Agents and Registrar

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar and any Paying Agent may make reasonable rules for their functions.

11.8                            Legal Holidays

If an Interest Payment Date or other payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a Record Date is not a Business Day, the Record Date shall not be affected.

11.9                            Governing Law

THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

11.10                     Jurisdiction

The Issuer and the Guarantors agree that any suit, action or proceeding against the Issuer or the Guarantors brought by any Holder or the Trustee arising out of or based upon this Indenture, the Note Guarantees or the Notes may be instituted in any competent U.S. federal or New York court located in the City of New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Issuer and Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Note Guarantees or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuer and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer or the Guarantor, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuer or the

Guarantor, as the case may be, is subject by a suit upon such judgment; provided, however, that service of process is effected upon the Issuer or the Guarantor, as the case may be, in the manner provided by this Indenture or by any other legal means. Each of the Issuer and the Guarantors has appointed C T Corporation System, with offices on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its agent (the “Authorized Agent”), for service of process in any suit, action or proceeding arising out of or based upon this Indenture, the Notes or the Note Guarantees which may be instituted in any competent U.S. federal or New York state court located in the City of New York, New York, by any Holder or the Trustee, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. Each of the Issuer and the Guarantors hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Issuer and the Guarantors agree to take any and all action, including the filing of any and all documents that may be necessary to continue such respective appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Issuer and the Guarantors. Each of the Issuer and the Guarantors agrees to take any and all action as may be necessary to maintain the designation and appointment of an agent in full force and effect until the Stated Maturity of the Notes (or earlier, if the Notes are prepaid in full).

11.11                     No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, this Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release shall be part of the consideration for the issuance of the Notes.

11.12                     Successors

All agreements of the Issuer and any Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

11.13                     Multiple Originals

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

11.14                     Table of Contents and Headings

The table of contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

11.15                     Severability

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.16                     Judgment Currency

Any payment on account of an amount that is payable in U.S. dollars which is made to or for the account of any Holder or the Trustee in lawful currency of any other jurisdiction (the “Judgment Currency”), whether as a result of any judgment or order or the enforcement thereof or the liquidation of the Issuer or any Guarantor, shall constitute a discharge of the Issuer or the Guarantor’s obligation hereunder and the Notes or Note Guarantee, as the case may be, only to the extent of the amount of U.S. dollars with such Holder or the Trustee, as the case may be, could purchase in the London foreign exchange markets with the amount of the Judgment Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first Business Day following receipt of the payment in the Judgment Currency. If the amount of U.S. dollars that could be so purchased is less than the amount of U.S. dollars originally due to such Holder or the Trustee, as the case may be, the Issuer and the Guarantors shall indemnify and hold harmless the Holder or the Trustee, as the case may be, from and against all loss or damage arising out of, or as a result of, such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Indenture or the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Holder or the Trustee from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

11.17                     Prescription

Claims against the Issuer or any Guarantor for the payment of principal or Additional Amounts, if any, on the Notes will not be permitted ten years after the applicable due date for payment thereof. Claims against the Issuer or any Guarantor for the payment of interest on the Notes will not be permitted five years after the applicable due date for payment of interest.

11.18                     Force Majeure

In no event shall the Trustee, the Authenticating Agent or the Agents be responsible or liable for any failure or delay in the performance of their respective duties, responsibilities or obligations hereunder by reason of or caused by any act or provision of any present or future law or regulation or governmental authority, any civil unrest, local or national disturbance or disaster, any acts of war or terrorism involving the United States, the United Kingdom or any member state of the European Monetary Union, any other national or international calamity or emergency (including natural disasters or acts of God) or the unavailability of the Federal Reserve Bank Wire or facsimile or other wire or communication facility, it being understood that each of the Trustee, the Authenticating Agent and the Agents shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstance.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

ISSUER:

ENQUEST PLC

By:
Name:	JONATHAN SWINNEY
Title:	DIRECTOR

GUARANTORS:

ENQUEST NWO LIMITED

By:
Name:	STEFAN RICKETTS
Title:	DIRECTOR

ENQUEST HEATHER LEASING LIMITED

By:
Name:	STEFAN RICKETTS
Title:	DIRECTOR

ENQUEST BRITAIN LIMITED

By:
Name:	STEFAN RICKETTS
Title:	DIRECTOR

ENQUEST HEATHER LEASING LIMITED

By:
Name:	STEFAN RICKETTS
Title:	DIRECTOR

ENQUEST ENS LIMITED

By:
Name:	STEFAN RICKETTS
Title:	DIRECTOR

ENQUEST GLOBAL LIMITED

By:
Name:	STEFAN RICKETTS
Title:	DIRECTOR

EQ PETROLEUM SABAH LTD (FORMERLY KNOWN AS EQ MALAYSIA LTD)

By:
Name:	STEFAN RICKETTS
Title:	DIRECTOR

(Signature page to the Indenture)

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Trustee, Principal Paying Agent, Transfer Agent and Registrar

By: Deutsche Bank National Trust Company

By:
Name:	Linda Reale
Title:	Vice President

By:
Name:	Annie Jaghatspanyan
Title:	Vice President

(Signature page to the Indenture)

Schedule 1                                   FORM OF NOTE

ISIN:

Common Code:

No.

$

Maturity Date: April 15, 2022, unless extended in accordance with this Note

THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND HAS BEEN ISSUED IN RELIANCE ON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PROVIDED BY SECTION 3(a)(10) THEREUNDER. THIS SECURITY AND ANY INTEREST OR PARTICIPATION HEREIN MAY ONLY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE UNITED STATES PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.

[Global Note Legend and DTC Legend — each Global Note will bear a legend in substantially the form as set forth in Section 2.6(f)(i) of this Indenture and, if applicable, Section 2.6(f)(ii) of this Indenture.]

[If the Notes are issued with original issue discount for U.S. federal income tax purposes, each Note will bear a legend in substantially the form as set forth in Section 2.6(f)(iii) of this Indenture.]

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7% PIK TOGGLE SENIOR NOTES WITH A SCHEDULED MATURITY IN 2022

EnQuest PLC, a public limited company incorporated under the laws of England and Wales, for value received promises to pay to                      or registered assigns the principal sum of        U.S. dollars [or such lesser or greater amount as shall be set forth in the “Schedule of Principal Amount of Indebtedness Evidenced by this Note”][to be included in the Global Notes].

From       ,       , or from the most recent Interest Payment Date to which interest has been paid or provided for, interest on this Note will accrue at a rate per annum of 7.000%, payable semi-annually on April 15 and October 15 of each year (or, if any such day is not a Business Day, on the next succeeding Business Day) (the “Interest Payment Date”), beginning on       ,      , to the Person in whose name this Note (or any predecessor Note) is registered at the close of business on the preceding April 1 and October 1 (the “Record Dates”), as the case may be; provided that, if this Note is authenticated between a Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date.

EnQuest PLC shall have the right, at any time prior to the April 15, 2022 to extend the Maturity Date to April 15, 2023 upon notice to the Trustee. Notwithstanding the foregoing, in the event the Senior Facility is not repaid or refinanced in full on or prior to October 30, 2020, the Maturity Date shall automatically be extended to October 15, 2023; provided that an amendment and extension of the Senior Facility shall not constitute such a repayment or refinancing.

EnQuest PLC shall have the right, at any time and from time to time prior to the Maturity Date, to pay interest and any Additional Amounts due on this Note in PIK for one or more consecutive interest periods.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee referred to on the reverse hereof by manual signature of at least one authorized officer, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof and to the provisions of the Indenture, which provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, EnQuest PLC has caused this Note to be signed manually or by facsimile by its duly authorized signatory.

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Dated:

ENQUEST PLC

By:

Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Trustee

By:	Deutsche Bank National Trust Company

By:
Authorized Officer

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REVERSE SIDE OF NOTE

7% PIK Toggle Senior Notes with a scheduled maturity in 2022

1.                                          Interest

(a)                           EnQuest PLC, a public limited company incorporated under the laws of England and Wales (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), for value received promises to pay interest on the principal amount of this Note from [ISSUE DATE] until maturity on April 15, 2022, at the interest rate per annum shown above. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Issuer will pay interest (including post-petition interest in any proceeding under Bankruptcy Law) from time to time on demand on overdue principal (and premium, if any) at a rate that is 1% higher than the then applicable interest rate borne by the Notes, and it shall pay interest on overdue installments of interest and Additional Amounts (without regard to any applicable grace periods) at the same rate to the extent lawful.

(b)                           PIK Interest. Prior to the Senior Facility Repayment Date, the Issuer shall pay interest and any Additional Amounts (i) in cash if the Cash Payment Condition has been satisfied or (ii) in all other cases, through the issuance of Additional Notes in a principal amount equal to such interest amount (in increments of $1). If the Issuer pays interest through the issuance of Additional Notes, then the Issuer shall deliver to the Trustee (A) no later than the Record Date for the relevant Interest Payment Date, a written notice stating such interest payment or Additional Amounts will be made in the form of Additional Notes and (B) no later than two Business Days prior to the relevant Interest Payment Date (X) if the Notes in respect of which interest or Additional Amounts are being paid in the form of Additional Notes are in definitive form, an order to authenticate and deliver the required amount of new definitive Additional Notes to be issued on the relevant Interest Payment Date or (Y) if such Notes are in global form, an order to increase the principal amount of such Notes by the relevant amount (or, if necessary, to authenticate a new Global Note executed by the Issuer in the principal amount of such Additional Notes) in accordance with Section 2.2 of the Indenture.

Notwithstanding any other provision of the Indenture or this Note, the payment of interest through the issuance of Additional Notes in accordance with this Note will not constitute a default by the Issuer or an Event of Default and will not give Noteholders or the Trustee any right under the Indenture or this Note to accelerate repayment of the Notes.

On and after the Senior Facility Repayment Date, the Issuer shall pay interest and any Additional Amounts in cash.

“Cash Payment Condition” will be satisfied in respect of an Interest Payment Date (as determined by the Issuer) if (i) the average of the Daily Brent Oil Prices during the period of six calendar months ending on the Payment Condition Determination Date is equal to or above US$65.00, as determined by the Issuer; (ii) as at the relevant Payment Condition Determination Date, no payment Event of Default (as defined in the Senior Facility) under the Senior Facility has occurred and is continuing, which shall include, for the avoidance of doubt, any such Event of Default (as defined in the Senior Facility) arising as a result of the aggregate amount of the loans and letters of credit outstanding under the Senior Facility exceeding the Aggregate Commitments (as defined in the Senior Facility) applicable at such time.

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“Daily Brent Oil Price” means the end of day daily Dated Brent Future published by Platts (or such equivalent price that may replace the dated Brent price from time to time).

“Payment Condition Determination Date” means, in respect of any Interest Payment Date, the date which falls one calendar month prior to such Interest Payment Date, except that if such date is not a Business Day, the Payment Condition Determination Date shall be the immediately preceding Business Day.

“Senior Facility Repayment Date” means the earlier of the date on which:

(a)                       the Senior Facility is repaid in full from cash generated from operations of the Issuer and its Subsidiaries; and

(b)                       the Senior Facility is refinanced on open market terms which are commercially acceptable to the Issuer and which permit all interest accruing under the Notes to be paid in cash on each subsequent Interest Payment Date, provided that the Issuer shall use reasonable efforts to refinance the Senior Facility (as an alternative to repayment from cash generated from operations) on such terms.

(c)                            Notice of PIK Interest. No later the Record Date for the relevant Interest Payment Date, the Issuer shall deliver to the Trustee a written notice stating that interest or Additional Amounts will be made in the form of Additional Notes.

2.                                          Additional Amounts

(a)                           All payments made by or on behalf of the Issuer under or with respect to the Notes or any of the Guarantors with respect to any Note Guarantee shall be made free and clear of and without withholding or deduction for, or on account of, any present or future Taxes unless the withholding or deduction for, or on account of, such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of (i) any jurisdiction in which the Issuer or any Guarantor is then incorporated, organized or resident for tax purposes or any political subdivision thereof or therein or (ii) any jurisdiction from or through which payment is made by or on behalf of the Issuer or any Guarantor (including the jurisdiction of any Paying Agent) or any political subdivision thereof or therein (each, a “Tax Jurisdiction”) will at any time be required to be made from any payments made by the Issuer under or with respect to the Notes or any of the Guarantors with respect to any Note Guarantee, including payments of principal, Redemption Price, purchase price, interest or premium, the Issuer or the relevant Guarantor, as applicable, shall pay, subject to the exceptions and the conditions set forth in Section 4.10 of the Indenture, such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each Holder after such withholding or deduction (including any such withholding or deduction from such Additional Amounts) will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction.

(b)                           Whenever in the Indenture (or this Note) there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or any other amount payable under, or with respect to, any of the Notes or any Note Guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

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3.                                          Method of Payment

The Issuer shall pay interest on this Note (except Defaulted Interest) to the Persons who are registered Holders of this Note at the close of business on the Record Date for the next succeeding Interest Payment Date, even if this Note is cancelled after the Record Date and on or before the Interest Payment Date except as provided in Section 2.11 of the Indenture with respect to Defaulted Interest. The Issuer shall pay principal, premium and Additional Amounts, if any, and interest in U.S. dollars in immediately available funds that at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest on any Definitive Registered Note may be made at the option of the Issuer by check mailed to the Holder at its address set forth in the Security Register.

Payments of principal shall be made upon surrender of this Note to the Principal Paying Agent.

4.                                          Paying Agents and Registrar

Initially, Deutsche Bank Trust Company Americas will act as Principal Paying Agent in New York. Deutsche Bank Trust Company Americas will be the initial Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders.

5.                                          Indenture

The Issuer issued the Notes under an indenture dated as of November [21], 2016 (the “Indenture”), among the Issuer, the Guarantors, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), Principal Paying Agent, Transfer Agent and Registrar. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the U.S. Trust Indenture Act. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of those terms.

To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling to the extent permitted by law.

6.                                          Optional Redemption

(a)                           [RESERVED].

(b)                           On or after April 15, 2017, the Issuer may on any one or more occasions redeem all or a part of the Notes at the Redemption Prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable Redemption Date, if redeemed during the twelve-month period beginning on April 15 of the years indicated below, subject to the rights of Holders on the relevant Record Date to receive interest on the relevant Interest Payment Date as provided in Section 3.6 of the Indenture:

Year	Redemption Price
2017	105.250%
2018	103.500%
2019	101.750%
2020 and thereafter	100.000%

(c)                            In addition, at any time prior to April 15, 2017, the Issuer may also redeem, in whole or in part, the Notes at a Redemption Price equal to 100% of the principal amount of Notes to be redeemed, plus the Applicable Premium in respect of, and accrued and unpaid interest to the Redemption Date, subject to the rights of the

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Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date as provided in Section 3.6 of the Indenture.

(d)                           In addition, at any time and from time to time, the Issuer may redeem Notes in an aggregate principal amount equal to the total amount of interest paid on the Notes up to the Redemption Date through the issuance of Additional Notes (less the principal amount of all Notes redeemed prior to the Redemption Date pursuant to this Section 3.8(d)) at a Redemption Price equal to 100% of the principal amount of Notes to be redeemed, and accrued and unpaid interest to the Redemption Date, subject to the rights of the Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date as provided in Section 3.6 of the Indenture.

“Applicable Premium” means, with respect to any Note at any time, the greater of (a) 1.0% of the principal amount of such Note and (b) the excess of:

(1)                           the present value at such time of (i) the Redemption Price of the Note on April 15, 2017 (such Redemption Price being set forth in the table appearing in paragraph 6(b) above), plus (ii) all required interest payments due on the Note through April 15, 2017 (excluding accrued but unpaid interest to the Redemption Date) discounted back to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Rate as of such time plus 50 basis points; over

(2)                           the then-outstanding principal amount of the Note.

The Issuer shall calculate the Applicable Premium and, for the avoidance of doubt, calculation of the Applicable Premium shall not be a duty or obligation of the Trustee, the Registrar or any Paying Agent.

“Treasury Rate” means, in respect of any Redemption Date, the yield to maturity as of the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to April 15, 2017; provided, however, that if the period from the Redemption Date to April 15, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Issuer shall calculate the Treasury Rate no later than the second (and no earlier than the fourth) Business Day preceding the applicable Redemption Date.

(e)                            Unless the Issuer defaults in the payment of the Redemption Price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

7.                                          Redemption for Changes in Taxes

Subject to the conditions set forth in Section 3.9 of the Indenture, the Issuer may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not less than 10 nor more than 60 days’ prior notice to the Holders (which notice will be irrevocable and given in accordance with the procedures described in Section 3.4 of the Indenture), at a Redemption Price equal to 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Issuer for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise

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(subject to the right of Holders of the Notes on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the Tax Redemption Date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Notes, the Issuer or a Guarantor is or would be required to pay Additional Amounts, and the Issuer or Guarantor cannot avoid any such payment obligation by taking reasonable measures available to it, and the requirement arises as a result of:

(i)                               any amendment to, or change in, the laws or treaties (or any regulations or rulings promulgated thereunder) of a relevant Tax Jurisdiction which change or amendment becomes effective on or after the Issue Date (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the Issue Date, such later date); or

(ii)                            any amendment to, or change in, an official position, or the introduction of an official position, regarding the interpretation, administration or application of such laws, regulations, treaties or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice) which amendment, change or introduction becomes effective on or after the Issue Date (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the Issue Date, such later date).

8.                                          Notice of Redemption

Notice of redemption shall be provided in accordance with Section 3.4 of the Indenture. Notice of redemption will be mailed by first-class mail at least 10 days but not more than 60 days before the Redemption Date to each Holder at its registered address, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Article 8 thereof.

Notice of any redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent.

9.                                          Repurchase at the Option of Holders

If a Change of Control occurs at any time, the Holder of this Note will have the right (except as provided in Section 4.9(g) of the Indenture) to require the Issuer to repurchase on the Change of Control Payment Date all or any part (equal to $1,000 or an integral multiple of $1 in excess thereof) of this Note at a purchase price in cash in an amount equal to 101% of the principal amount hereof, plus any accrued and unpaid interest to the Purchase Date (subject to the rights of Holders of record on the relevant Record Dates to receive interest due on the relevant Interest Payment Date), which date shall be no earlier than 10 days nor later than 60 days from the date notice of such offer is mailed or delivered, other than as required by law. The Issuer shall purchase all Notes properly and timely tendered in the Change of Control Offer and not withdrawn in accordance with the procedures set forth in such notice. The Change of Control Offer will state, among other things, the procedures that Holders of the Notes must follow to accept the Change of Control Offer.

In accordance with Section 4.7 of the Indenture, when the aggregate amount of Excess Proceeds exceeds $50.0 million, the Issuer shall be required to make an offer to all Holders and may make an offer to all holders of other Indebtedness that is pari passu with the Notes or any Note Guarantees to purchase, prepay or redeem with the proceeds of sales of assets the maximum principal amount of Notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be

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purchased, prepaid or redeemed out of the Excess Proceeds, at a purchase price equal to 100% of the principal amount of such Note and other pari passu Indebtedness, plus in each case, accrued and unpaid interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

10.                                   Denominations, Transfer, Exchange

The Notes shall be issued in minimum denominations of $1 and in integral multiples of $1. However, Notes may only be subscribed in minimum amounts $1,000 and integral multiples of $1 in excess thereof and may only be traded in minimum amounts of $1,000 and in integral multiples of $1. The transfer of Notes may be registered, and Notes may be exchanged, as provided in the Indenture. The Transfer Agent or Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents, and the Issuer may require the Holder to pay certain transfer taxes or similar governmental charges payable upon exchange or transfer.

The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

11.                                   Unclaimed Money

All money paid by the Issuer to the Trustee or a Paying Agent for the payment of the principal of, or premium, if any, or interest on, any Notes that remain unclaimed at the end of two years after such principal, premium or interest has become due and payable may be repaid to the Issuer, subject to any applicable escheat or abandoned property law, and the Holder of such Note thereafter may look only to the Issuer or any Guarantor for payment thereof.

12.                                   Discharge and Defeasance

Subject to the conditions set forth in Article 8 of the Indenture, the Issuer at any time may terminate some or all of its obligations and the obligations of the Guarantors under the Notes, the Note Guarantees and the Indenture if the Issuer irrevocably deposits with the Trustee (or an agent designated or appointed by it) U.S. dollars, non-callable U.S. Government Obligations or a combination thereof for the payment of principal and interest on the Notes to redemption or final maturity, as the case may be.

13.                                   Amendment, Supplement and Waiver

(a)                           Except as provided in Article 9 of the Indenture, the Notes, the Note Guarantees, the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement may be amended or supplemented with the consent of the Issuer and the Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture, the Notes, the Note Guarantees, the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreements may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

(b)                           Unless consented to by each of the Holders affected thereby (including consents obtained in connection with a purchase of, or tender offer or exchange offer for,

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Notes), without the consent of the Issuer and each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(i)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii)

reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption or repurchase of the Notes (other than provisions relating to Section 4.7 or 4.9 of the Indenture);

(iii)	reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(iv)

waive a Default or Event of Default in the payment of principal of, or interest, Additional Amounts or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(v)	make any Note payable in money other than that stated in the Notes;

(vi)

make any change in the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest, Additional Amounts or premium, if any, on, the Notes (other than as permitted in clause (vii) below);

(vii)	waive a redemption or repurchase payment with respect to any Note (other than a payment required by Section 4.7 or 4.9 of the Indenture);

(viii)

modify or release any of the Note Guarantees in any manner adverse to the Holders, other than in accordance with the terms of the Indenture and the Guarantee Subordination Agreement (or any Additional Guarantee Subordination Agreement);

(ix)

impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes or any Note Guarantee in respect thereof;

(x)	make any change to the ranking of the Notes or Note Guarantees, in each case in a manner that adversely affects the rights of the Holders; or

(xi)	make any change in the preceding amendment, supplement and waiver provisions.

(c)                            Notwithstanding the preceding, without the consent of any Holder, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes, the Note Guarantees, the Guarantee Subordination Agreement and any Additional Guarantee Subordination Agreement for any of the purposes set forth in Sections 9.1 or 9.9 of the Indenture.

(d)                           Notwithstanding the preceding provisions of paragraph 13(b), the right of any Holder to receive payment of the principal of and interest on the Notes, on or after the respective due dates, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

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(e)                            The consent of the Holders is not necessary hereunder to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

14.                                   Defaults and Remedies

The Notes have the Events of Default as set forth in Section 6.1 of the Indenture. In the case of an Event of Default arising under Section 6.1(a)(ix) or (x) of the Indenture with respect to the Issuer, all then outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the then outstanding Notes to be due and payable immediately by notice in writing to the Issuer, and, in case of a notice by Holders, also to the Trustee specifying the respective Event of Default and that it is a notice of acceleration.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives security (which may include prefunding) or indemnity satisfactory to it. Subject to certain limitations set forth in the Indenture, Holders of a majority in aggregate principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The description of Events of Default and remedies is qualified by reference, and subject in its entirety, to the more complete description thereof contained in the Indenture.

15.                                   Trustee Dealings with the Issuer

The Trustee under the Indenture, any Paying Agent, the Registrar or any other agent of the Issuer or of the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes, may make loans to, accept deposits from and perform services for the Issuer or any of its Affiliates and may otherwise deal with the Issuer with the same rights it would have if it were not Trustee, Paying Agent, Registrar or other such agent.

16.                                   No Recourse Against Others

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release shall be part of the consideration for the issuance of the Notes.

17.                                   Authentication

This Note shall not be valid until at least one authorized officer of the Trustee (or the Authenticating Agent) signs by manual signature the certificate of authentication on the other side of this Note.

18.                                   Persons Deemed Owners

The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

19.                                   ISINs and Common Codes

The Issuer has caused ISINs and Common Codes to be printed on the Notes, and the Trustee may use ISINs and Common Codes in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

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20.                                   Subordination

This Note and the Indenture have been issued and entered into, respectively, with the benefit of and subject to the terms of the Guarantee Subordination Agreement and any Additional Guarantee Subordination Agreement, as applicable. The rights and benefits of the Noteholders (as defined in the Guarantee Subordination Agreement or such similar term in any Additional Guarantee Subordination Agreement) are limited by and subject to the terms of the Guarantee Subordination Agreement and any Additional Guarantee Subordination Agreement, as applicable. The Secured Creditors (as defined in the Guarantee Subordination Agreement or such similar term in any Additional Guarantee Subordination Agreement), acting through agents or trustees, have third party beneficiary rights in respect of such statements.

21.                                   Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Issuer shall furnish to any holder upon written request and without charge to the holder a copy of the Indenture. Requests may be made to:

EnQuest PLC
Fifth Floor
Cunard House
15 Regent Street
London SW1Y 4LR

Attention: Company Secretary

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Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s social security or tax I.D. number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                       as agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature
Guarantee:
(Participant in a Recognized Signature Guaranty Medallion Program)

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Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.7 or 4.9 of the Indenture, check the box below:

☐

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.7 or 4.9 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature
Guarantee:
(Participant in a Recognized Signature Guaranty Medallion Program)

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Schedule A

Schedule of Principal Amount of Indebtedness Evidenced by this Note

The following decreases/increases in the principal amount of this Note have been made:

Date of Decrease/ Increase	Decrease in Principal Amount	Increase in Principal Amount	Principal Amount Following such Decrease/Increase	Notation Made by

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Schedule 2                                   FORM OF CERTIFICATE OF EXCHANGE

[Issuer address]

[Trustee/Registrar address]

Re: 7% PIK Toggle Senior Notes with a scheduled maturity in 2022 of EnQuest PLC

ISIN:

Common Code:

Reference is hereby made to the Indenture, dated as of November [21], 2016 (the “Indenture”), among EnQuest PLC, a public limited company incorporated under the laws of England and Wales (the “Issuer”), the Guarantors named therein, and Deutsche Bank Trust Company Americas, as Trustee, Principal Paying Agent, Transfer Agent and Registrar. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                          (the “Owner”) owns and proposes to exchange the Note[s] or Book-Entry Interest in such Note[s] specified in Annex A hereto, in the principal amount of $        (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.☐                                                                         Check if Exchange is from Book-Entry Interest in a Global Note for Definitive Registered Notes. In connection with the Exchange of the Owner’s Book-Entry Interest in a Global Note for Definitive Registered Notes in an equal amount, the Owner hereby certifies that such Definitive Registered Notes are being acquired for the Owner’s own account without transfer. The Definitive Registered Notes issued pursuant to the Exchange will be subject to restrictions on transfer enumerated in the Indenture and the U.S. Securities Act.

2.☐                                                                         Check if Exchange is from Definitive Registered Notes for Book-Entry Interest in a Global Note. In connection with the Exchange of the Owner’s Definitive Registered Notes for a Book-Entry Interest in a Global Note in an equal amount, the Owner hereby certifies that such Book-Entry Interest in a Global Note is being acquired for the Owner’s own account without transfer. The Book-Entry Interests transferred in exchange will be subject to restrictions on transfer enumerated in the Indenture and the U.S. Securities Act.

This certificate and the statements contained herein are made for your benefit.

[Insert Name of Transferor]

By:

Name:
Title:

Dated:

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ANNEX A TO CERTIFICATE OF EXCHANGE

(1)                                                                                The Owner owns and proposes to exchange the following:

[CHECK ONE OF (a) OR (b)]

(a)                           ☐ Book-Entry Interest in the Global Note (ISIN                      ), or

(b)                           ☐ Definitive Registered Note.

(2)                                                                                After the Exchange the Owner will hold:

[CHECK ONE OF (a) OR (b)]

(a)                           ☐ Book-Entry Interest in the Global Note (ISIN                     ), or:

(b)                           ☐ Definitive Registered Note.

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Schedule 3                                   Form of Supplemental Indenture To Be Delivered by Subsequent Guarantors

This Supplemental Indenture (this “Supplemental Indenture”), dated as of            , among            , a company organized and existing under the laws of             (the “Subsequent Guarantor”), a subsidiary of the Issuer (as such term is defined in the indenture referred to below) (or its permitted successor), EnQuest PLC, a public limited company incorporated under the laws of England and Wales (the “Issuer”), the Guarantors party thereto, and Deutsche Bank Trust Company Americas, as Trustee, Principal Paying Agent, Transfer Agent and Registrar,

W I T N E S S E T H:

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of [November 21], 2016, providing for the issuance of its 7% PIK Toggle Senior Notes with a scheduled maturity in 2022 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Subsequent Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsequent Guarantor shall guarantee on the terms and subject to the provisions, including the limitations and conditions, set forth herein, in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof, all of the Issuer’s Obligations under the Notes and the Indenture (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Issuer and the Trustee are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsequent Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.                                          Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.                                          Agreement to Note Guarantee. The Subsequent Guarantor hereby agrees to provide an unconditional Note Guarantee on the terms and subject to the provisions, including the limitations and conditions, set forth herein, in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof, and hereby further agrees to accede to the Indenture as a Guarantor and be bound by the covenants therein applicable to Guarantors.

3.                                          Execution and Delivery.

(a)                           This Supplemental Indenture shall be executed on behalf of the Subsequent Guarantor by one of its Directors or Officers.

(b)                           The Subsequent Guarantor hereby agrees that its Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

(c)                            Upon execution of this Supplemental Indenture, the delivery of any Note by the Trustee, after the authentication thereof under the Indenture, shall constitute due delivery of the Note Guarantee set forth in this Supplemental Indenture on behalf of the Subsequent Guarantor.

4.                                          [The Issuer, as it deems necessary and appropriate, to insert limitation on Guarantor language applicable to the relevant jurisdiction of such Guarantor.]

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5.                                          Releases. The Note Guarantee shall be automatically and unconditionally released and discharged in accordance with Section 10.12 of the Indenture.

6.                                          No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Subsequent Guarantor, as such, shall have any liability for any obligations of the Subsequent Guarantor under the Notes, the Note Guarantee, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such waiver is against public policy.

7.                                          Incorporation by Reference. Section 11.10 of the Indenture is incorporated by reference into this Supplemental Indenture as if more fully set out herein.

8.                                          THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

9.                                          Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

10.                                   Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

11.                                   The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each Subsequent Guarantor and the Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:            ,

[SUBSEQUENT GUARANTOR]

By:
Name:
Title:

ENQUEST PLC

By:
Name:
Title:

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DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:
Name:
Title:

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